SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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United Parcel Service, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF 2015 ANNUAL
MEETING OF SHAREOWNERS
AND
PROXY STATEMENT
March 23, 2015
VOTE RIGHT AWAY
Participate in the future of UPS page 1
PROXY STATEMENT HIGHLIGHTS
Find out more about corporate governance and executive compensation at UPS page 5
OUR PERFORMANCE
Read the executive summary to our CD&A for a look at our 2014 achievements and pay for performance alignment page 30

UPS FACT SHEET

Founded in Seattle, Wash.	August 28, 1907
Headquarters	Atlanta, GA
Worldwide web address	www.ups.com
Chief Executive Officer	David Abney
2014 revenue	$58.2 billion
Employees	435,000 (354,000 U.S.; 81,000 International)

PACKAGE OPERATIONS
2014 revenue	$48.8 billion
2014 delivery volume	4.6 billion packages and documents
Daily delivery volume	18.0 million packages and documents
Daily U.S. air volume	2.4 million packages and documents
Daily international volume	2.7 million packages and documents
Service area	More than 220 countries and territories
Every address in North America and Europe
Customers	1.6 million pick-up, 8.2 million delivery
Online tracking	Average 58.3 million daily tracking requests
Retail access	The UPS Store, 4,841; UPS Customer Centers, 1,001;
Authorized outlets, 10,602; UPS Drop Boxes, 38,352;
UPS Access Point locations, 15,300
Operating facilities	1,990
Delivery fleet	99,984 package cars, vans, tractors, motorcycles,
including 5,088 alternative-fuel vehicles
UPS jet aircraft	237
Chartered aircraft	412
Daily flight segments	Domestic – 940; International – 1,015
Airports served	Domestic – 382; International – 346
Air hubs – United States	Louisville, KY (main Global Air Hub) Philadelphia, PA;
Dallas, TX; Ontario, CA; Rockford, IL; Columbia, SC
Europe	Cologne/Bonn, Germany
Asia / Pacific	Shanghai; Shenzhen; Hong Kong
Latin America and Caribbean	Miami, FL
Canada	Hamilton, Ontario

SUPPLY CHAIN AND FREIGHT
2014 net revenue	$9.4 billion
UPS Supply Chain Solutions
Key services	Logistics and distribution; transportation and
freight (air, sea, ground, rail); freight forwarding
to 195 countries and territories; international trade
management and customs brokerage.
Specialty services	Service parts logistics; technical repair and
configuration; supply chain design and planning,
returns management.
Facilities	535 facilities in more than 120 countries;
32.2 million sq. ft.
Delivery fleet	541
UPS Freight
Key services	Leading provider of less-than-truckload and truckload
services coast-to-coast
Facilities	213 service centers
Delivery fleet	5,599 vehicles; 19,884 trailers

UPS ANNUAL MEETING OF SHAREOWNERS

BE PART OF OUR FUTURE – CAST YOUR VOTE

Our Annual Meeting is an important moment in the life of UPS. This year, we have enhanced our proxy statement, the explanation of items to be voted and the voting procedures to ensure wide-reaching shareowner participation.

FOR ALL SHAREOWNERS		Visit Our Annual Meeting Website
“Each and every vote matters. The board recommends that you support items 1 - 3.”
●Welcome statement from David Abney, our CEO
●Consult and download Annual Meeting materials
●If you have your control number you may use the link to vote
●Join us in our efforts for sustainable development – sign up for electronic delivery
www.upsannualmeeting.com

Scott Davis Chairman of the Board
ITEMS WHICH REQUIRE YOUR VOTE		Board recommendation	Rationale
1.	Elect 12 directors nominated by the board of directors	FOR each director
✓Nominees  possess deep knowledge and experience in core and diverse business sectors
✓Significant leadership experience
✓Diversity of culture, background, age, gender and ethnicity provides a wide range of perspectives to the boardroom

2.	Approve the United Parcel Service, Inc. 2015 Omnibus Incentive Compensation Plan	FOR	✓Supports the responsible use of performance-based equity awards ✓Supports the long-term interests of our shareowners
3.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2015	FOR	✓Highly respected audit firm ✓Appropriate fees ✓Independent
4. - 6.	Vote on three shareowner proposals described in the proxy statement, if properly presented at the meeting	AGAINST each proposal

SHAREOWNERS OF RECORD		BENEFICIAL SHAREOWNERS
Vote by Internet	www.proxyvote.com	If you are a beneficial owner, you will receive instructions from your bank, broker or other nominee that you must follow in order for your shares to be voted. Many of these institutions offer telephone and online voting.
Vote by Smartphone or Tablet
Scan this QR code
Vote by Telephone
1-800-690-6903
Vote by Mail	Mail your signed proxy card

Questions? 404-828-6059 (option 2) www.upsannualmeeting.com

www.upsannualmeeting.com	1

55 Glenlake Parkway, N.E., Atlanta, Georgia 30328

Notice of Annual Meeting of Shareowners

May 7, 2015

To our Shareowners:

United Parcel Service, Inc.’s Annual Meeting of Shareowners will be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801, on Thursday, May 7, 2015, at 8:00 a.m. The purposes of the meeting are:

1.	To elect 12 directors nominated by the Board of Directors and named in the proxy statement to serve until our 2016 Annual Meeting of Shareowners and until their respective successors are elected and qualified;

2.	To approve the United Parcel Service, Inc. 2015 Omnibus Incentive Compensation Plan;

3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2015;

4.	To vote on three shareowner proposals described in the proxy statement, if properly presented at the meeting; and

5.	To transact any other business as may properly come before the meeting.

Our Board of Directors has fixed the close of business on March 9, 2015 as the record date for determining holders of our common stock entitled to notice of, and to vote at, the annual meeting.

Teri P. McClure Secretary

Atlanta, Georgia
March 23, 2015

Your vote is important. Please vote as soon as possible by using the Internet or by telephone or, if you received a paper copy of the proxy card by mail, by signing and returning the proxy card. Instructions for your voting options are described on the Notice of Internet Availability of Proxy Materials or proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Shareowner Meeting to be Held on May 7, 2015. The proxy statement and annual report are available at www.proxyvote.com.

2	Notice of Annual Meeting of Shareowners and 2015 Proxy Statement

www.upsannualmeeting.com	3

March 23, 2015
TO OUR SHAREOWNERS:
It is my pleasure to invite you to join me, our Board of Directors, the Management Committee and other investors at United Parcel Service, Inc.’s 2015 annual meeting of shareowners. This year’s meeting is scheduled for Thursday, May 7, 2015, at 8:00 a.m. at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801.

Agenda

The purposes of the meeting are to:

1.	Elect 12 directors nominated by the Board of Directors and named in the proxy statement to serve until our 2016 annual meeting of shareowners, and until their respective successors are elected and qualified;

2.	Approve the United Parcel Service, Inc. 2015 Omnibus Incentive Compensation Plan;

3.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2015;

4.	Vote on three shareowner proposals described in the proxy statement, if properly presented at the meeting; and

5.	Transact any other business as may properly come before the meeting.

Review and Outlook

History has shown that networks can act as a powerful, enabling force in politics, business and society alike. In the business world, for instance, networks can enable companies to develop products and enter markets more quickly and more efficiently than on their own. Thanks to the rapid advances in networks and analytics, I believe we sit at the dawn of an unprecedented era of progress.

At UPS, we’ve leveraged the power of networks to help our customers realize their goals for more than a century now. In 2014, our company delivered a record 4.6 billion packages – including 572 million packages in December, a make-or-break month for many retailers. The management team and I received numerous calls and emails from customers big and small who wanted to express their appreciation for the efforts of UPSers. I am extremely proud of our team and the service they provided this year.

Of course, the path forward will be uneven and there will be periods where the long-term investments we make will affect our near-term results. This was true in 2014, when we invested in additional capacity to reaffirm that UPS could rise to the challenges and opportunities created by e-commerce. While we delivered on our commitment to customers, the higher operating costs dampened our profits.

Last year, I was honored that the UPS board asked me to serve as the 11th chief executive officer in the history of this great company. I began working part-time for UPS in 1974 while attending Delta State University in Cleveland, Miss. Forty years later, I sincerely believe that we’ve barely scratched the surface when it comes to the potential of UPS. As the pace of change accelerates and the world shrinks even further, the unmatched reach and flexibility of the UPS network will enable our customers to navigate these changes more nimbly than their rivals. Hence, I am confident that UPS is networked for growth.

Record Date

In closing, I should note that our Board of Directors has fixed the close of business on March 9, 2015 as the record date for determining holders of our common stock entitled to notice of, and to vote at, the annual meeting.

Every shareowner’s vote matters, so please submit your ballot as soon as possible. You can submit your proxy by the Internet, by phone, or if you were mailed a paper copy of the proxy card by signing and returning the proxy card. Full voting instructions are described on the Notice of Internet Availability of Proxy Materials or proxy card.

We appreciate the ongoing feedback that we receive from our shareowners, which makes us better stewards of your investment. Thank you for your investment and your support.

David Abney Chief Executive Officer

4	Notice of Annual Meeting of Shareowners and 2015 Proxy Statement

2015 PROXY STATEMENT SUMMARY

UNITED PARCEL SERVICE, INC.
55 Glenlake Parkway, N.E., Atlanta, Georgia 30328

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

UPS 2015 Annual Meeting Information

●	Date and Time: May 7, 2015, at 8:00 a.m. Eastern Time.
●	Place: Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801.
●	Record Date: March 9, 2015.
●	Voting: Holders of class A common stock are entitled to ten votes per share; holders of class B common stock are entitled to one vote per share.
●	Admission: To attend the meeting in person you will need proof of your share ownership as of the record date and a form of government-issued photo identification.

Items of Business

			Page Reference
		Board Vote	(for more
		Recommendation	information)
Company Proposals:
1.	Elect 12 directors named in this proxy statement	FOR ALL	22
2.	Approve the 2015 Omnibus Incentive Compensation Plan	FOR	56
3.	Ratify the appointment of our independent registered public accounting firm	FOR	63
Shareowner Proposals:
4.	Vote on a shareowner proposal on lobbying disclosure, if properly presented at the meeting	AGAINST	65
5.	Vote on a shareowner proposal to reduce the voting power of class A stock from 10 votes per share to one vote per share, if properly presented at the meeting	AGAINST	67
6.	Vote on a shareowner proposal regarding tax gross-ups for senior executives, if properly presented at the meeting	AGAINST	69

www.upsannualmeeting.com	5

Election of Directors

The Board of Directors of United Parcel Service, Inc. (“we,” “our,” “us,” the “Company,” or “UPS”) is asking you to elect the 12 nominees for director.

Since 2009, we have added a new independent director to our Board of Directors each year. In December 2014, Mike Eskew retired from the Board of Directors. Additionally, Duane Ackerman and Stu Eizenstat will not stand for re-election because both have reached the mandatory retirement age (72) established in the Company’s Corporate Governance Guidelines.

The table below provides summary information about the director nominees. A nominee will only be elected if the number of votes cast for the nominee’s election is greater than the number of votes cast against that nominee. For more information see page 22.

Name	Age	Director Since	Occupation
Independent Directors
Rodney C. Adkins	56	2013	Former Senior Vice President of Corporate Strategy,
			International Business Machines
Michael J. Burns	63	2005	Former Chairman, Chief Executive Officer and President, Dana
			Corporation
William R. Johnson	66	2009	Former Chairman, President and Chief Executive Officer,
			H.J. Heinz Company
Candace Kendle	68	2011	Co-founder and Former Chairman and Chief Executive Officer,
			Kendle International Inc.
Ann M. Livermore	56	1997	Director and Former Executive Vice President, Hewlett-
			Packard Company
Rudy H.P. Markham	69	2007	Former Financial Director, Unilever PLC and Unilever NV
Clark T. Randt, Jr.	69	2010	Former U.S. Ambassador to the People’s Republic of China
John T. Stankey	52	2014	Group President and Chief Strategy Officer, AT&T Inc.
Carol B. Tomé	58	2003	Chief Financial Officer and Executive Vice President —
			Corporate Services, The Home Depot, Inc.
Kevin M. Warsh	44	2012	Former Member of the Board of Governors of the Federal
			Reserve System, Distinguished Visiting Fellow, Hoover
			Institution, Stanford University
Non-Independent Directors
David P. Abney	59	2014	Chief Executive Officer, United Parcel Service, Inc.
D. Scott Davis	63	2006	Non-Executive Chairman and Former Chief Executive Officer,
			United Parcel Service, Inc.

Approval of the 2015 Omnibus Incentive Compensation Plan

The board is asking you to approve the United Parcel Service, Inc. 2015 Omnibus Incentive Compensation Plan (“2015 Plan”) which will replace the United Parcel Service, Inc. 2012 Omnibus Incentive Compensation Plan (“2012 Plan”). Pursuant to the 2015 Plan, options, stock appreciation rights, restricted stock, restricted stock units, restricted performance shares, restricted performance units and other awards can be granted to directors, employees and other key persons. 27 million shares of common stock have been reserved for issuance under the 2015 Plan, which includes unissued shares that were previously authorized for but unissued under previous plans. For more information, see page 56.

Ratification of the Appointment of the Independent Registered Public Accounting Firm

The board is asking you to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. We have provided summary information with respect to the fees billed for services provided to us during the fiscal years ended December 31, 2014 and 2013. For more information, see page 63.

	2014	2013
Fees Billed:
Audit Fees	$13,575,000	$13,345,000
Audit-Related Fees	1,107,000	1,060,000
Tax Fees	683,000	1,279,000
Total	$15,365,000	$15,684,000

6	Notice of Annual Meeting of Shareowners and 2015 Proxy Statement

Vote on three Shareowner Proposals

The board is asking you to vote AGAINST the shareowner proposals on lobbying disclosure, reducing the voting power of class A stock and tax gross-ups for senior executives. For more information about the proposals, see pages 65 to 69.

Summary of Compensation Practices

Key compensation practices include the following:

●	We do not have separate change in control or severance agreements with any of our executive officers.
●	We have adopted a clawback provision for all equity awards made on the basis of materially restated financial results, and that involve fraud or intentional misconduct.
●

The 2014 Long-Term Incentive Performance (“LTIP”) award program was revised to better reflect long-term goals. The revised program consists of three-year performance goals for revenue growth, operating return on invested capital and relative total shareowner return (“TSR”).

●	We eliminated a provision for tax gross-ups from the incentive compensation plan in 2009 and have not included it in any subsequent plans.
●	We do not have employment agreements with any of our executive officers.

For more information, see page 30.

Corporate Governance Highlights

A brief overview of our corporate governance structure, policies and processes is listed below:

●	Other than our former CEO, who serves as the chair of our board, and our current CEO, all of our directors are independent.
●	We provide for majority voting in uncontested director elections.
●	The roles of chairman and CEO have been separated.
●	Executive officers and directors are prohibited from hedging their ownership in UPS stock.
●	Executive officers and directors are prohibited from future pledges of UPS stock.
●	All of our Named Executive Officers’ hold UPS stock that exceeds our robust share ownership guidelines.
●	Our 2014 say on pay proposal was approved by over 91% of votes cast.

Shareowner Engagement

We proactively engage with our investors on a regular basis. We have taken the following actions as a result of investor feedback:

●	Enhanced our disclosure and governance on political contributions.
●	The Compensation Committee intends to add a maximum individual payout cap to our annual incentive plan.
●	Enhanced our executive compensation disclosure, including disclosure about how the metrics in our Long-Term Incentive Plan create value for our shareowners.
●	Enhanced our disclosure about director diversity, board refreshment, board succession planning and the board self-evaluation process.
●	Enhanced our disclosure about the Audit Committee’s oversight of the Company’s independent registered public accounting firm.

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IMPORTANT INFORMATION ABOUT THE 2015 ANNUAL MEETING

We are furnishing this proxy statement and a form of proxy in connection with our Annual Meeting of Shareowners, which will be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801, on May 7, 2015, at 8:00 a.m. We began distributing the proxy statement and proxy card, or a Notice of Internet Availability of Proxy Materials (“Notice”), to our shareowners on March 23, 2015.

What is included in the proxy materials, and why am I receiving them?

The proxy materials for our Annual Meeting of Shareowners include the Notice of Annual Meeting of Shareowners, this proxy statement and our 2014 Annual Report. If you received paper copies of these materials, you also received a proxy card or voting instruction form.

We are furnishing these proxy materials because our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement describes the matters on which we would like you to vote at the Annual Meeting and contains important information on these matters so that you can make an informed decision.

Our Board of Directors has made this proxy statement and form of proxy available on the Internet because you own shares of United Parcel Service, Inc. common stock. We are also delivering printed copies of this proxy statement and a proxy card to certain shareowners by mail.

When you vote via the Internet or (if you received a proxy card) by telephone or by signing and returning the proxy card by mail, you appoint David P. Abney and Teri P. McClure to vote your shares at the Annual Meeting as you have instructed them or, if a matter that is not on the form of proxy is voted on, in accordance with their best judgment. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you to vote in advance. If you vote by Internet or by telephone, you do not need to return your proxy card.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a printed set of proxy materials?

The Securities and Exchange Commission allows us to furnish our proxy materials to selected shareowners over the Internet, rather than by mailing them printed copies, so long as we send them a “Notice of Internet Availability of Proxy Materials”. If you received the Notice, you will not receive printed proxy materials. The Notice instructs you how to access and review the proxy statement and annual report over the Internet at www.proxyvote.com and how you can vote via the Internet. If you received the Notice and would like to receive printed proxy materials, follow the instructions in the Notice.

Shareowners who receive printed proxy materials will not receive the Notice, but may still access our proxy materials and submit their proxies over the Internet at www.proxyvote.com.

Who is entitled to vote?

Holders of our class A common stock and our class B common stock at the close of business on March 9, 2015 are entitled to vote. March 9, 2015 is referred to as the Record Date.

A list of shareowners entitled to vote at the Annual Meeting will be available in electronic form at the Annual Meeting site on May 7, 2015 and will be accessible in electronic form for ten days prior to the meeting at our principal place of business, 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328, and at the offices of Morris, Nichols, Arsht & Tunnell, 1201 North Market Street, Wilmington, Delaware 19899, between the hours of 9:00 a.m. and 5:00 p.m.

To how many votes is each share of common stock entitled?

Holders of class A common stock are entitled to ten votes per share. Holders of class B common stock are entitled to one vote per share. On the Record Date, there were 199,923,958 shares of our class A common stock and 702,343,850 shares of our class B common stock outstanding and entitled to vote.

The voting rights of any shareowner or group of shareowners, other than any of our employee benefit plans, that beneficially owns shares representing more than 25% of our voting power are limited so that the shareowner or group may cast only one one-hundredth of a vote with respect to each vote in excess of 25% of the outstanding voting power.

How do I vote?

Shareowners of record may vote via the Internet, by telephone or (if you received a proxy card by mail) by mail as described below. Shareowners also may vote in person if they attend the Annual Meeting. If you hold class B shares through a bank or broker, please refer to your proxy card, the Notice or other information forwarded by your bank or broker to see which voting options are available to you.

●

By Internet. You can vote via the Internet at www.proxyvote.com. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on May 6, 2015. Easy-to-follow instructions allow you to vote your shares and confirm that your instructions have been properly recorded.

●

By telephone. If you received a proxy card by mail, the toll-free telephone number is noted on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on May 6, 2015. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

●	By mail. If you received a proxy card by mail and choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope.

8	Notice of Annual Meeting of Shareowners and 2015 Proxy Statement

The method you use to vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. Written ballots will be passed out to anyone who wants to vote at the Annual Meeting. If you hold your shares through a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the bank, broker or other holder of record to be able to vote at the Annual Meeting.

Can I revoke my proxy or change my vote?

Shareowners of record may revoke their proxy or change their vote at any time before the polls close at the Annual Meeting by:

●	submitting a subsequent proxy by Internet, by telephone or by mail with a later date;
●	sending a written notice to our Corporate Secretary at 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328; or
●	voting in person at the Annual Meeting.

If you hold class B shares through a bank or broker, please refer to your proxy card, the Notice or other information forwarded by your bank or broker to see how you can revoke your proxy and change your vote.

How many votes do you need to hold the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the Annual Meeting will constitute a quorum. If a quorum is present, we can hold the Annual Meeting and conduct business.

On what items am I voting, how may I vote for each item, and how does the board recommend that I vote for each item?

You are being asked to vote on the items listed below.

Proposal Number	Item	Voting Choices		Board Voting Recommendation
1.	Election of 12 directors	●	vote for all 12 nominees	FOR all of the
		●	vote against all 12 nominees	12 nominees
		●	vote for some nominees and against other nominees	for director
		●	abstain from voting on one or more of the nominees
2.	Approval of the 2015 Plan	●	vote for the approval of the 2015 Plan	FOR approval of the
		●	vote against the approval of the 2015 Plan	2015 Plan
		●	abstain from voting on the proposal
3.	Ratification of independent	●	vote for the ratification of the accounting firm	FOR ratification of the
	registered public accounting firm	●	vote against the ratification of the accounting firm	accounting firm
		●	abstain from voting on the proposal
4. - 6.	Shareowner proposals	●	vote for the proposal	AGAINST each
		●	vote against the proposal	shareowner proposal
		●	abstain from voting on the proposal

If you sign and return a proxy but do not provide voting instructions, your shares will be voted as listed in the “Board Voting Recommendation” column in the table above.

If a director nominee is unable to stand for election, the board may either reduce the number of directors that serve on the board or designate a substitute nominee. If the board designates a substitute nominee, shares represented by proxies voted for the nominee who is unable to stand for election will be voted for the substitute nominee.

What is the vote required for each proposal to pass, and what is the effect of abstentions and uninstructed shares on each of the proposals?

Our Bylaws provide for majority voting in uncontested director elections. Therefore, a nominee will only be elected if the number of votes cast for the nominee’s election is greater than the number of votes cast against that nominee. Abstentions are not considered votes cast for or against the nominee. For each other proposal to pass, in accordance with our Bylaws, the proposal must receive the affirmative vote of a majority of the voting power of the shares present in person or by proxy at the annual meeting and entitled to vote.

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The following table summarizes the vote required for each proposal to pass and the effect of abstentions and uninstructed shares on each proposal.

Proposal Number	Item	Votes Required for Approval	Abstentions	Uninstructed shares
1.	Election of 12 directors	Majority of votes cast	No effect	No effect
2.	Approval of the 2015 Plan	Majority of the voting power of
		the shares present in person or	Count as
		by proxy and entitled to vote	votes against	No effect
3.	Ratification of independent registered	Majority of the voting power of		Discretionary
	public accounting firm	the shares present in person or	Count as	voting by broker
		by proxy and entitled to vote	votes against	permitted
4. - 6.	Shareowner proposals	Majority of the voting power of
		the shares present in person or	Count as
		by proxy and entitled to vote	votes against	No effect

Will my shares be voted if I do not vote by Internet, by telephone or by signing and returning my proxy card?

If you are a shareowner of record of class A shares or class B shares and you do not vote by using the Internet or (if you received a proxy card by mail) by telephone or by signing and returning your proxy card, then your shares will not be voted and will not count in deciding the matters presented for shareowner consideration at the Annual Meeting.

If your class A shares are held in the UPS Stock Fund in the UPS 401(k) Savings Plan and you do not vote by using the Internet, by telephone or by signing and returning your proxy card, the Plan trustee will vote your shares for each proposal in the same proportion as the shares held under the Plan for which voting instructions were received.

If your class B shares are held in street name through a bank or broker, your bank or broker may vote your class B shares under certain limited circumstances if you do not provide voting instructions before the Annual Meeting. These circumstances include voting your shares on “routine matters,” such as the ratification of the appointment of our independent registered public accounting firm described in this proxy statement. With respect to this proposal, therefore, if you do not vote your shares, your bank or broker may vote your shares on your behalf or leave your shares unvoted.

The remaining proposals are not considered routine matters under NYSE rules relating to voting by banks and brokers. When a proposal is not a routine matter and the brokerage firm has not received voting instructions, the brokerage firm cannot vote the shares on that proposal. This approach to uninstructed shares is called a “broker non-vote.” Broker non-votes that are represented at the Annual Meeting will be counted for purposes of establishing a quorum, but not for determining the number of shares voted for or against the non-routine matter.

We encourage you to provide instructions to your bank or brokerage firm by voting your proxy so that your shares will be voted at the Annual Meeting in accordance with your wishes.

What do I need to bring to attend the Annual Meeting in person?

You will need proof of your share ownership (such as a recent brokerage statement or a letter from your broker showing that you owned shares of United Parcel Service, Inc. common stock as of the Record Date) and a form of government-issued photo identification. If you do not have proof of ownership and valid photo identification, you may not be admitted to the Annual Meeting. All bags, briefcases and packages will be held at registration and will not be allowed in the Annual Meeting.

Can I receive future proxy materials and annual reports electronically?

Yes. This proxy statement and the 2014 Annual Report to Shareowners are available on our investor relations website located at www.investors.ups.com. Instead of receiving a Notice or paper copies of the proxy materials in the mail, shareowners can elect to receive emails that provide links to our future annual reports and proxy materials on the Internet. Opting to receive your proxy materials electronically will save us the cost of producing and mailing documents to your home or business, will reduce the environmental impact of our annual meetings, and will give you an automatic link to the proxy voting site.

If you are a shareowner of record and wish to enroll in the electronic proxy delivery service for future meetings, you may do so by going to www.icsdelivery.com/ups and following the prompts.

10	Notice of Annual Meeting of Shareowners and 2015 Proxy Statement

CORPORATE GOVERNANCE AT UPS

Our Board of Directors is committed to establishing and maintaining high standards of corporate governance at UPS. This includes having policies and processes that foster effective board oversight of critical matters such as strategy, management succession planning, financial and other controls, risk management and compliance. The board also recognizes that corporate governance is not static; accordingly, we review our major governance documents, policies and processes regularly, in many cases on an annual basis.

The following sections provide an overview of our corporate governance structure, policies and processes, including how we select directors, how we consider the independence of our directors, and key aspects of our board operations.

SELECTING NOMINEES FOR DIRECTOR

The Nominating and Corporate Governance Committee is responsible for reviewing and recommending director nominees to the board. In evaluating director candidates, the Nominating and Corporate Governance Committee considers factors such as personal character, values and disciplines, ethical standards, diversity, other outside commitments, professional background and skills. This evaluation is done in the context of an assessment of the needs of the board at the time. In addition, each director candidate is expected to ensure that other existing and planned future commitments will not materially interfere with his or her responsibilities as a director.

The Nominating and Corporate Governance Committee’s objective is to maintain a board of individuals of the highest personal character, integrity and ethical standards, and that reflects a range of professional backgrounds and skills relevant to our business. For each of the board nominees, the biographies highlight the experiences and qualifications that were among the most important to the Nominating and Corporate Governance Committee and the board in concluding that the nominee should serve as a director of the Company.

The Nominating and Corporate Governance Committee is also responsible for identifying one or more candidates to fill any vacancies that may occur on the board. The directors may fill any vacancy and also increase the number of directors, subject to the limit of 16 directors set in the Bylaws. The Nominating and Corporate Governance Committee may use a variety of sources to identify new candidates, including recommendations from independent directors or members of management, search firms, discussions with other persons who may know of suitable candidates and shareowner recommendations. Evaluations of prospective candidates typically include a review of the candidate’s background and qualifications by the Nominating and Corporate Governance Committee, interviews with the Committee as a whole, one or more members of the Committee, or one or more other board members, and discussions of the Committee and the full board.

The Nominating and Corporate Governance Committee considers director candidates proposed by shareowners on the same basis as recommendations from other sources. Any shareowner who wishes to recommend a director candidate to the Nominating and Corporate Governance Committee may do so by submitting the name of the prospective candidate in writing to the following address: Corporate Secretary, 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328. Submission should also describe the experience, qualifications, attributes and skills that make the prospective candidate a suitable director nominee. Our Bylaws set forth the requirements for direct nomination by a shareowner of persons for election to the Board of Directors. These requirements are described under “Other Information for Shareowners — Shareowner Proposals or Shareowner Nominations for Director at 2016 Annual Meeting” on page 71.

DIVERSITY

As a global company, we believe our culture should reflect the diversity and inclusion that thrives inside and outside our walls. Our board also believes that diversity among the directors is important, as a variety of points of view contributes to a more effective decision-making process.

Our 12 nominees for director include a diverse range of individuals. We have three nominees who are women, and one nominee who is African-American. Half of our nominees are under the age of 60, and one of our nominees is under 45 years of age. One of our nominees was raised and resides in Western Europe, and one of our nominees spent his entire career in Asia.

The Nominating and Corporate Governance Committee considers diversity in identifying nominees for director, including personal characteristics such as race, gender, age and cultural background, as well as diversity in experience and skills relevant to the board’s performance of its responsibilities in the oversight of a complex global business. The Nominating and Corporate Governance Committee assesses the effectiveness of its efforts at pursuing diversity through its periodic evaluation of the board’s composition.

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BOARD REFRESHMENT AND BOARD SUCCESSION PLANNING

Succession planning is not limited to our management and other employees. We also consider the long-term make up of our Board of Directors and how the members of our board change over time. We aim to strike a balance between the knowledge that comes from longer-term service on the board with the ideas and energy that can come from adding new members to the board. We also consider the long-term needs of our board and the expertise that is needed for our board as our business and the markets in which we do business change and expand.

We have added a new independent director each year since 2009. Our goal is to have two members of management serve on our board at any time, with one being the current CEO and one being the most recently retired CEO. In line with this goal, Mike Eskew retired from our board on December 31, 2014, shortly after the orderly transition of our CEO in September 2014. Two other members of our board who have reached the age of 72, Duane Ackerman and Stu Eizenstat, are retiring at the annual meeting this year, pursuant to the mandatory retirement age for directors under our Corporate Governance Guidelines. We believe the average tenure for our directors of approximately six-and-one-half years reflects the balance the board seeks between different perspectives brought by long-serving directors and new directors.

DIRECTOR INDEPENDENCE

Our Corporate Governance Guidelines include categorical director independence standards that meet the listing standards set forth by the NYSE. Our Corporate Governance Guidelines are available on the governance section of our investor relations website at www.investors.ups.com.

Pursuant to the Corporate Governance Guidelines, the board reviewed the independence of each director in February 2015. As part of this review, the board considered whether there were any relationships between each director or any member of his or her immediate family and UPS. The board also examined whether there were any relationships between an organization of which a director is a partner, shareowner or executive officer and UPS. The purpose of this review was to determine whether any such relationships were inconsistent with a determination that a director is independent. The board also evaluated the categorical standards that form a part of our Corporate Governance Guidelines.

As a result of this review, the board affirmatively determined that the following directors are independent: Rodney Adkins, Duane Ackerman, Michael Burns, Stu Eizenstat, Bill Johnson, Candace Kendle, Ann Livermore, Rudy Markham, Sandy Randt, John Stankey, Carol Tomé and Kevin Warsh. Accordingly, 12 of our 14 directors are independent, and all directors on the Audit, Compensation and Nominating and Corporate Governance committees are independent. As previously discussed, current independent directors Duane Ackerman and Stu Eizenstat are not standing for re-election at the 2015 Annual Meeting.

In determining the independence of Rodney Adkins, Michael Burns, Stu Eizenstat, John Stankey and Carol Tomé, our board considered ordinary course relationships between UPS and the companies that employed these directors and their immediate family members during 2014.

BOARD LEADERSHIP STRUCTURE

The board selects the Chairman and the Chief Executive Officer after receiving recommendations from the Nominating and Corporate Governance Committee. The board evaluates and determines the most appropriate leadership structure for UPS at any given time. Our Bylaws provide the board with the flexibility of having a single person serve as Chairman and Chief Executive Officer or separating the roles. The Nominating and Corporate Governance Committee periodically evaluates and recommends whether or not to separate or combine the roles of Chairman and Chief Executive Officer.

One of our board’s key responsibilities is overseeing an effective management succession plan. As part of that planning, in June 2014 we announced that an orderly transition in the Chief Executive Officer role would take place in September 2014. Scott Davis retired as Chief Executive Officer and David Abney assumed the role of Chief Executive Officer. The board also determined that it is in the best interests of the Company and its shareowners for separate persons to serve in the roles of Chairman and Chief Executive Officer at the time of the transition between chief executive officers. As a result, after retiring as Chief Executive Officer in September 2014, Scott has continued to serve as Chairman, in a non-executive capacity.

The board believes it is beneficial at this time to have an experienced Non-Executive Chairman who is responsible for leading the board, and a Chief Executive Officer who is principally responsible for running our Company. The Non-Executive Chairman establishes the agenda for each board meeting after considering input from other members of the board and the Chief Executive Officer. The Non-Executive Chairman also provides leadership to the board and facilitates communication between, and information flow to, the directors and presides at board meetings and shareowner meetings.

As described above under “Director Independence,” 12 of our 14 directors are independent. In addition, all of the directors on each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are independent directors. Each of these committees is led

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by a committee chair who sets the agenda for the committee and reports to the full board on the committee’s work. Our non-management directors meet in executive session without management present as frequently as they deem appropriate, typically at the time of each regular board meeting. The chairs of the independent board committees rotate as Presiding Director, and the Presiding Director acts as a liaison between the non-management directors and the Chief Executive Officer after each executive session.

We believe that having separated roles of Non-Executive Chairman and Chief Executive Officer, a board with a majority of independent directors who meet regularly in executive session, and independent chairs for the board’s Audit, Compensation, and Nominating and Corporate Governance Committees provides the best form of leadership for the Company and its shareowners at this time.

EXECUTIVE SESSIONS OF OUR NON-MANAGEMENT DIRECTORS AND THE ROLE OF OUR PRESIDING DIRECTOR

Our non-management directors hold executive sessions without management present as frequently as they deem appropriate, typically at the time of each regular board meeting. The Presiding Director for these meetings rotates among the chairpersons of the independent board committees, currently the Audit, Compensation and Nominating and Corporate Governance Committees. The Presiding Director determines the agenda for the session and, after the session, acts as a liaison between the non-management directors and Chief Executive Officer. The Presiding Director may invite the Chief Executive Officer to join the session for certain discussions, as he or she deems appropriate. If the non-management directors include in the executive sessions any non-independent directors, then at least once a year an executive session is held including only the independent directors.

BOARD AND COMMITTEE EVALUATION PROCESS

The board has established a robust self-evaluation process. Our Corporate Governance Guidelines require the board to annually evaluate its own performance. In addition, each of the charters of the Audit Committee, Compensation Committee and Nominating and Governance Committee requires an annual performance evaluation. The Nominating and Corporate Governance Committee oversees the annual self-assessment process on behalf of the board and the implementation of the annual self-assessments by the committees.

Each year, all board members and all members of the Audit, Compensation and Nominating and Corporate Governance Committees complete a detailed confidential questionnaire. The questionnaire provides for quantitative ratings in key areas and also seeks comments from the directors. An outside consultant collects and analyzes the data and summarizes the responses. The Chair of the Nominating and Corporate Governance Committee reviews the responses with the chairs of the Audit and Compensation Committees. The Chair of the Nominating and Corporate Governance Committee also discusses the board self-evaluation with the full board. Matters requiring follow-up are addressed by the Chair of the Nominating and Corporate Governance Committee or the chairs of the Audit or Compensation Committee, as appropriate.

MAJORITY VOTING FOR DIRECTORS AND DIRECTOR RESIGNATION POLICY

Our Bylaws provide for majority voting in uncontested director elections. Under the majority voting standard, directors are elected by a majority of the votes cast. This means that in order to be elected the votes cast for a director must exceed the number of votes cast against that director.

The Nominating and Corporate Governance Committee has established procedures for any director who does not receive a majority vote to offer to resign. The Nominating and Corporate Governance Committee will recommend to the board whether to accept or reject the offer to resign, or whether other action should be taken. The Nominating and Corporate Governance Committee may consider all factors believed relevant by the Committee’s members in making a recommendation. If a majority of the members of the Nominating and Corporate Governance Committee were required to tender their offers of resignation, the independent directors on the board who were not required to tender their offers of resignation will act as a committee to consider the offers and recommend to the board whether or not to accept them.

The board will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days following certification of the election results. The board will consider the factors considered by the Nominating and Corporate Governance Committee and any additional information that the board believes to be relevant. Any director who offers to resign is expected to recuse himself or herself from the board vote, unless the number of independent directors who were successful incumbents is fewer than three. Thereafter, the board will promptly publicly disclose its decision (including the reason(s) for rejecting the resignation offer, if applicable). If the board determines to accept a director’s offer to resign, the Nominating and Corporate Governance Committee will recommend whether and when to fill such vacancy or reduce the size of the board.

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BOARD’S ROLE IN RISK OVERSIGHT

Our board is responsible for overseeing our management of risk. The Audit Committee is responsible for overseeing policies with respect to financial risk assessment and enterprise risk management, including guidelines to govern the process by which major financial and accounting risk assessment and management is undertaken by the Company. The Audit Committee also oversees our legal and ethical compliance programs, as well as the internal audit function.

The board’s other independent committees oversee risks associated with their respective areas of responsibility. For example, the Compensation Committee considers the risks associated with our compensation policies and practices, with respect to both executive compensation and compensation generally. In addition, our full board regularly engages in discussions of the most significant risks that the Company has identified and how these risks are being managed. The board also receives reports on risk management from senior officers of the Company and from the committee chairs regularly. The board reviews periodic assessments from the Company’s ongoing enterprise risk management process that are designed to identify potential events that may affect the achievement of the Company’s objectives or have a material adverse effect on the Company.

The Company’s chief legal officer and Corporate Secretary reports directly to our Chief Executive Officer, providing him with visibility into the Company’s risk profile. The head of the Company’s compliance and internal audit functions regularly reports to the Audit Committee, and each of the chief legal officer, controller and the compliance and internal audit department manager have regularly scheduled private sessions with the Audit Committee. The Board of Directors believes that the work undertaken by the committees of the board, together with the work of the full board and the Chief Executive Officer, enables the Board of Directors to effectively oversee the Company’s management of risk.

Our board’s leadership structure also supports the risk oversight function of the board. We have separate persons who serve as Non-Executive Chairman and as Chief Executive Officer, and strong independent directors who chair the various committees involved with risk oversight. There is open communication between management and the directors with respect to risk oversight.

SUCCESSION PLANNING AND MANAGEMENT DEVELOPMENT

We focus on talent development at all levels within our organization. Many members of our Management Committee have spent their entire careers at UPS. The board sees that management has established an effective management succession plan. The board regularly reviews the succession plans that support our overall business strategy, with a focus on key positions at the senior officer level. Succession planning and talent management are closely connected to risk management. The board demonstrated its commitment to orderly succession planning in the transition that took place in September 2014 when Scott Davis retired as Chief Executive Officer and David Abney assumed the role of Chief Executive Officer.

Potential leaders are given exposure and visibility to board members through formal presentations and informal events. More broadly, the board is regularly updated on key talent indicators for the overall workforce, including through diversity, recruiting and development programs.

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COMMITTEES OF THE BOARD OF DIRECTORS

Our Board of Directors has three committees composed entirely of independent directors: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Information about each of these committees is provided below. The board also has an Executive Committee that may exercise all powers of the Board of Directors in the management of our business and affairs, except for those powers expressly reserved to the board under Delaware law or otherwise limited by the Board of Directors. Scott Davis is the chair of the Executive Committee. David Abney and Duane Ackerman also serve on the Committee. The Executive Committee held no meetings during 2014.

Audit Committee
Carol B. Tomé Chair	“This year, our work continued to focus on the quality and appropriateness of UPS’s financial reporting and the rigor of our external and internal audit processes.”
Other Committee Members Rodney C. Adkins Michael J. Burns Candace Kendle Rudy H.P. Markham Meetings in 2014: 10
Independent Committee Members
Each member of our Audit Committee meets the independence requirements of the NYSE and SEC rules and regulations, and each is financially literate. Our board has determined that Carol Tomé is an audit committee financial expert as defined by the SEC.
Primary Responsibilities
The primary responsibilities of our Audit Committee include:
● assisting the board in discharging its responsibility relating to our accounting, reporting and financial practices;
● general responsibility for overseeing our accounting and financial reporting processes;
● overseeing the integrity of our financial statements, our systems of disclosure controls and internal controls and our compliance with legal and regulatory requirements;
● overseeing the qualification and independence of our accountants and the performance of our internal audit function and independent accountants;
● having sole authority to appoint and oversee a registered public accounting firm (as defined by applicable law) to serve as our independent accountants, including sole discretion to retain and terminate the independent accountants; and
● discussing with management policies with respect to financial risk assessment and enterprise risk management.

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Compensation Committee
Ann M. Livermore Chair	“We seek to ensure that executive compensation policies and practices drive behaviors that are in the long-term interests of UPS and our shareowners.”
Other Committee Members F. Duane Ackerman Stuart E. Eizenstat Kevin M. Warsh Meetings in 2014: 6
Independent Committee Members
Each member of our Compensation Committee meets the NYSE’s independence requirements, including the enhanced independence requirements applicable to Compensation Committee members. In addition, each member is a non-employee director under Rule 16b-3 of the Securities Exchange Act of 1934 and is an outside director under Section 162(m) of the Internal Revenue Code. None of the members of the Compensation Committee are employees or former employees of UPS and none have any direct or indirect material interest in or relationship with UPS outside of his or her position as a non-employee director. Furthermore, none of our executive officers serve as a member of a Board of Directors or Compensation Committee of any entity that has one or more executive officers who serve on our Board of Directors or Compensation Committee.
For information about the Compensation Committee’s processes and the role of executive officers and compensation consultants in determining compensation, see “2014 Compensation Discussion and Analysis.”
Primary Responsibilities
The primary responsibilities of our Compensation Committee include:
● assisting the board in discharging its responsibilities with respect to compensation of our executive officers;
● reviewing and approving the corporate goals and objectives relevant to the compensation for our Chief Executive Officer;
● evaluating the Chief Executive Officer’s performance in light of these goals and objectives and establishing the total compensation for the Chief Executive Officer based on this evaluation;
● reviewing and approving the compensation of other executive officers based upon all relevant information;
● reviewing and approving awards to executive officers under our equity compensation plans;
● overseeing the evaluation of risk associated with the Company’s total compensation strategy and compensation programs;
● appointing, retaining, compensating, overseeing and terminating any outside consultants retained to advise the Compensation Committee; and
● recommending to the board the compensation to be paid to non-management directors.

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Nominating and Corporate Governance Committee
F. Duane Ackerman Chair	“Our goal is to provide UPS employees and shareowners with strong leadership so that we can continue to grow and innovate for the future.”
Other Committee Members Stuart E. Eizenstat William R. Johnson Clark T. “Sandy” Randt, Jr. John T. Stankey Meetings in 2014: 5
Independent Committee Members
Each member of our Nominating and Corporate Governance Committee meets the NYSE’s independence requirements.
Primary Responsibilities
The primary responsibilities of our Nominating and Corporate Governance Committee include:
● receiving and considering recommendations from the Chief Executive Officer and others regarding succession at the Chief Executive Officer and other senior officer levels;
● assisting the board in identifying and screening qualified candidates to serve as directors, including considering shareowner nominees;
● recommending candidates for election or reelection to the board or to fill vacancies on the board;
● aiding in attracting qualified candidates to serve on the board; and
● recommending corporate governance principles, including the structure, composition and functioning of the board and all board committees, the delegation of authority to subcommittees, board oversight of management actions and reporting duties of management.

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MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES; ATTENDANCE AT THE ANNUAL MEETING

Our Board of Directors held 6 meetings during 2014. Each of our directors attended at least 75% of the total number of meetings of the board and any committees of which he or she was a member. It is the board’s policy that our directors attend the Annual Meeting. All of the directors who were serving on the board at the time of our 2014 Annual Meeting attended the meeting.

CODE OF BUSINESS CONDUCT

We have a long-standing commitment to conduct our business in accordance with the highest ethical principles. Our Code of Business Conduct is applicable to all the representatives of our enterprise, including our executive officers and directors, and all other employees and agents of our company and our subsidiary companies. A copy of our Code of Business Conduct is available on the governance section of our investor relations website, at www.investors.ups.com.

RELATED PERSON TRANSACTIONS

We have not entered into any related person transactions that meet the requirements for disclosure in this proxy statement.

In accordance with our Audit Committee charter, our Audit Committee is responsible for overseeing our written Code of Business Conduct, which includes policies relating to conflicts of interest. The Code requires that all of our employees and directors avoid conflicts of interest, defined as situations where the person’s private interests conflict, or even appear to conflict, with the interests of UPS as a whole.

At least annually, each director and executive officer completes a detailed questionnaire that inquires about any business relationship that may give rise to a conflict of interest and all transactions in which UPS is involved and in which the executive officer, a director or a related person has a direct or indirect material interest. We also conduct a review of our financial systems to identify potential conflicts of interest and related person transactions.

The Nominating and Corporate Governance Committee conducts an annual review of the information from the questionnaire and financial systems review, and makes recommendations to the Board of Directors regarding the independence of each board member.

We have purchase, finance and other transactions and relationships in the normal course of business with companies with which our directors are associated, but which are not material. The Nominating and Corporate Governance Committee has reviewed these transactions and relationships and believes they were entered into on terms that are both reasonable and competitive. Additional transactions and relationships of this nature may be expected to take place in the ordinary course of business in the future.

In February 2015, the board adopted a formal written related person transactions policy that revised and codified our previous practices. The policy provides that related person transactions that may arise during the year are subject to the approval or ratification of the Audit Committee. In determining whether to approve a transaction, the Audit Committee will consider whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party, the extent of the related person’s interest in the transaction, whether the transaction would impair independence and whether there is a business reason for UPS to enter into the transaction. A copy of the policy is available on the governance section of our investor relations website at www.investors.ups.com.

SHAREOWNER ENGAGEMENT

We are committed to proactive interaction with investors. This helps facilitate our shareowners’ understanding of our company’s leadership, the decisions we make and the values we maintain. Our approach to shareowner engagement is based on transparency. It is also important for the Company to receive feedback so that we better understand the outlook and concerns of our shareowners.

Our management team participates in numerous investor meetings to discuss our business, our strategy and our financial results each year. These meetings include in-person, telephone and webcast conferences, headquarters and facility visits within the United States and in key international locations.

During 2014, our management team discussed our executive compensation program and corporate governance practices with institutional investors representing over 20% of our class B stock. We have proactively corresponded thru conferences in each of the past several years, and plan to continue to do so in the future. Based on recent discussions, we have taken the following actions in response to shareowner feedback.

●	Enhanced our disclosure and governance on political contributions
●	The Compensation Committee intends to add a maximum individual payout cap to our annual incentive plan

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●	Enhanced our executive compensation disclosure, including disclosure about how the metrics in our Long-Term Incentive Plan create long-term value for our shareowners
●	Enhanced our disclosure about diversity
●	Enhanced our disclosure about board refreshment and board succession planning, as well as our board self-evaluation process
●	Updated the presentation of our proxy statement to enhance readability and understanding by our shareowners

We regularly update our Compensation Committee on the conversations with key investors. Directors carefully consider feedback from key investors and other shareowners. The Compensation Committee also annually engages the independent compensation consultant to present an overview of executive compensation trends that may be important to investors. The Compensation Committee’s consideration of feedback from shareowners, along with market information and analyses provided by the independent compensation consultant, have influenced a number of changes to our executive compensation program over the past several years. These changes include:

●	Increasing the performance-based equity in our compensation program
●	Eliminating single-trigger equity vesting following a change in control
●	Eliminating tax gross-ups

The Compensation Committee continues to design our executive compensation program guided by our executive compensation philosophy and core principles as described in the Compensation Discussion and Analysis.

Materials from our investor presentations, including information on the work of our board and its committees, are available on our investor relations website at www.investors.ups.com.

COMMUNICATING WITH OUR BOARD OF DIRECTORS

Any shareowners or interested parties who wish to communicate directly with our board, with our non-management directors as a group or with the Presiding Director, may do so by writing to the Corporate Secretary, 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328. Please specify to whom your letter should be directed. Once the communication is received and reviewed by the Corporate Secretary, it will be promptly forwarded to the addressee. Advertisements, solicitations for business, requests for employment, requests for contributions, matters that may be better addressed by management or other inappropriate material will not be forwarded to our directors.

POLITICAL CONTRIBUTIONS AND LOBBYING EXPENDITURE OVERSIGHT AND DISCLOSURE

Overview

Our responsible participation in the U.S. political process is important to the long term success of our business and to the protection of shareowner value. We participate in this process in accordance with good corporate governance practices and when it is in the best interests of the company and our shareowners to do so. The following discussion highlights our practices and procedures regarding political contributions and lobbying.

Board Oversight and Processes

We have a comprehensive oversight process to see that political contributions are made in a legal, ethical and transparent manner that best represents the interests of our shareowners. All political and lobbying activities are conducted only with the prior approval of our UPS Public Affairs department, which works with senior management to focus our involvement at all levels of government on furthering our business objectives and our goal of protecting and enhancing shareowner value. In accordance with the terms of our policy, the president of our public affairs department reviews all UPS political and lobbying activities and regularly reports to the Board of Directors.

●	Our policy is overseen by the Nominating and Corporate Governance Committee, a committee of the Board of Directors that is composed entirely of independent directors.
●	UPS does not make corporate political contributions or expenditures.
●	Any deviations from the prohibition against corporate political contributions must be approved by the Nominating and Corporate Governance Committee. If any corporate contributions or expenditures are approved by the Committee, they will be reported in UPS’s semi-annual political contribution report.
●	UPS offers certain eligible employees the opportunity to make political contributions through a company-sponsored political action committee, called the UPS Political Action Committee, or UPSPAC. The UPSPAC is organized and operated on a strictly voluntary, nonpartisan basis and is registered with the Federal Election Commission.

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Lobbying and Trade Associations

Our UPS Public Affairs department is responsible for coordinating our lobbying activities, including engagements with federal, state, and local governments. UPS must often decide whether to participate in a variety of trade associations and other tax exempt organizations that engage in lobbying. The company may participate when involvement is consistent with specific UPS business objectives. These decisions are subject to board oversight and are regularly reviewed by the Nominating and Corporate Governance Committee.

●	In accordance with the terms of our policy, all lobbying activities are conducted only with the prior approval of the UPS Public Affairs department, which works with senior management to focus on furthering our business objectives and our goal of protecting and enhancing shareowner value.
●	The board oversees, and the Nominating and Corporate Governance Committee regularly reviews, UPS’s participation in trade associations and other tax exempt organizations that engage in lobbying, to see that our involvement is consistent with specific UPS business objectives.

As part of a comprehensive effort to promote compliance with all applicable laws relating to political activities and effective corporate governance, we have policies, practices and tracking mechanisms to support and govern our lobbying activities. These mechanisms cover compliance with laws and regulations regarding the lobbying of government officials, the duty to track and report lobbying activities, and the obligation to treat lobbying costs and expenses as nondeductible for tax purposes. We require that all lobbying contacts with covered government officials be coordinated with and approved by the president of our public affairs department.

Transparency

We are committed to meaningful transparency and oversight with respect to our political activities. Our Political Contributions and Lobbying Policy (“policy”) is available at www.investors.ups.com. Our policy requires us to publish a semi-annual report disclosing the following information, all of which is reviewed and approved by the Company’s Nominating and Corporate Governance Committee prior to publication:

●	Amounts and recipients of any federal and state political contributions and expenditures made by UPS in the United States (if any such expenditures are made);
●	Payments to trade associations that receive $50,000 or more from UPS and that use a portion of the payment for political expenditures, as reported by the trade association to UPS.

UPS also files a publicly available federal Lobbying Disclosure Act Report each quarter, as required by law. This report provides information on activities associated with influencing legislation through communications with any member or employee of a legislative body or with any covered executive branch official. It also provides disclosure on expenditures for the quarter, describes the specific pieces of legislation that were the topic of communications, and identifies the individuals who lobbied on behalf of UPS. These reports are available at www.lobbyingdisclosure.house.gov and www.senate.gov/legislative/Public_Disclosure/LDA_reports.htm. UPS files similar periodic reports with state agencies reflecting state lobbying activities which are also publicly available.

COMMITMENT TO THE ENVIRONMENT AND SUSTAINABILITY

We consider stakeholder engagement an essential aspect of corporate governance. We are one of the world’s largest private employers, we serve millions of customers around the world, we operate in more than 220 countries and territories, and millions of investors include our shares in their portfolios. Engagement on environmental and sustainability issues is an important part of this process.

Each year we publish a sustainability report that showcases the aspirations, achievements and challenges of our commitment to balancing the social, economic and environmental aspects of our business. The report is available at www.investors.ups. com. We understand that our success is dependent on economic stability, global trade and a society that welcomes opportunity. In return, we must act responsibly as a business, an employer and a corporate citizen.

Oversight of environmental and social issues is important to our board. The board delegates authority for day-to-day management of economic, environmental, and social topics to UPS management. With regard to these topics, the board is in touch with stakeholder concerns through a number of processes. For example, the board is regularly briefed on issues of concern for customers, unions, employees, retirees and investors. Furthermore, the board oversees all efforts by UPS management to develop our values, strategies and policies related to economic, environmental, and social impacts.

UPS was among the first Fortune 100 companies to appoint a chief sustainability officer. Our chief sustainability officer regularly reports to the board regarding sustainability strategies, priorities, goals, and performance. In addition, members of the board review the contents of our sustainability report each year.

Environmental and social risks are part of our comprehensive enterprise risk management program. The board reviews the effectiveness of our risk management and due diligence processes related to economic, environmental, and social topics. In addition, the board actively considers environmental and social issues in connection with the board’s involvement in UPS’s strategic planning process.

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CORPORATE GOVERNANCE GUIDELINES AND COMMITTEE CHARTERS

Our Corporate Governance Guidelines are available on the governance section of our investor relations website at www.investors.ups.com. The charters for each of the Audit, Compensation and Nominating and Corporate Governance Committees also are available on the governance section of our investor relations website.

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PROPOSAL 1 — ELECTION OF DIRECTORS

The board has nominated the 12 persons named below for election as directors at the Annual Meeting to serve until the next Annual Meeting and until their respective successors are elected and qualified. Each of the nominees for director is currently serving on the board. If any nominee is unable to serve as a director the board may reduce the number of directors or choose a substitute nominee.

Since last year’s Annual Meeting, Michael Eskew retired on December 31, 2014. In addition, current directors Duane Ackerman and Stu Eizenstat will not stand for re-election because both have reached the mandatory retirement age (72) as established in our Corporate Governance Guidelines. We thank Mike, Duane and Stu for their years of dedication and service to the Company and the Board of Directors.

John Stankey was first appointed to the board in August 2014. He was recommended as a candidate for director by one of our non-management directors. David Abney succeeded Scott Davis as our Chief Executive Officer in September 2014, as part of an orderly transition in which Scott retired as Chief Executive Officer but retained the role of Non-Executive Chairman. As part of the transition, David joined the board in September 2014. The remaining 10 director nominees have served since our last annual meeting.

Biographical information about the 12 nominees for director and the experience, qualifications, attributes and skills considered by our Nominating and Corporate Governance Committee and board in determining that the nominee should serve as a director appears below. For additional information about how we identify and evaluate nominees for director, see “Corporate Governance at UPS — Selecting Nominees for Director” on page 11.

The Board of Directors recommends a vote FOR the election to the board of each of the 12 nominees for director.

David P. Abney	Age: 59 Director since: 2014	Other Public Company Boards - Johnson Controls, Inc.
UPS Chief Executive Officer	Skills and Experience - Leadership - Management of large, complex businesses - Logistics expertise	Board Committee - Executive

Career

David became UPS’s Chief Executive Officer on September 1, 2014. David previously served as Chief Operating Officer since 2007, overseeing logistics, sustainability, engineering and all facets of the UPS transportation network. Before serving as COO, David was President of UPS International, leading the company’s strategic initiative to increase its global logistics capabilities. During his career, he was also involved in a number of global acquisitions that included the Fritz Companies, Stolica, Lynxs, and Sino-Trans in China. Earlier in his career, he served as President of SonicAir, a same-day delivery service that signaled UPS’s move into the service parts logistics sector. David began his UPS career in 1974 in Greenwood, Mississippi.

In addition to his corporate responsibilities, David serves as a Trustee of The UPS Foundation and chairman of the World Affairs Council of Atlanta. He is also a member of the President’s Export Council, the Board of Directors of Johnson Controls, and the Business Roundtable.

Reasons for election to the UPS Board

David has a thorough understanding of our strategies and operations gained through his over 40 years of service to our Company, a complex, global business enterprise with a large, labor intensive workforce. He has significant experience in operations, having served as our chief operating officer for seven years, including in depth knowledge of logistics. He also has significant international experience, having spent a number of years overseeing our international group. In addition, David has experience serving as a director of Johnson Controls, a global diversified technology and industrial company serving customers in more than 150 countries.

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Rodney C. Adkins	Age: 56 Director since: 2013	Other Public Company Boards - W.W. Grainger, Inc.
Former Senior Vice President, International Business Machines	Skills and Experience - Technology and technology strategy - Global business operations - Supply chain management	- PPL Corporation Former Public Company Boards - Pitney Bowes, Inc (left board in 2013) Board Committee - Audit

Career

Rod is President of 3RAM Group LLC, and served as IBM’s Senior Vice President of Corporate Strategy before retiring in 2014. Rod was previously Senior Vice President, Systems and Technology Group, a position he held since 2009, and Senior Vice President of STG development and manufacturing, a position he held since 2007. In his over 30-year career with IBM, Rod held a number of other development and management roles, including general management positions for the PC Company, UNIX Systems and Pervasive Computing.

In addition, Rod currently serves on the Board of Directors of W.W. Grainger, Inc. and PPL Corporation.

Reasons for election to the UPS Board

As a senior executive of a public technology company, Rod gained a broad range of experience, including experience in emerging technologies and services, global business operations, and supply chain management. He is a recognized leader in technology and technology strategy. In addition, Rod has experience serving as a director of other publicly traded companies.

Michael J. Burns	Age: 63 Director since: 2005	Board Committee - Audit
Former Chairman, Chief Executive Officer and President, Dana Corporation	Skills and Experience - Leadership - Management of large, complex businesses - Design, engineering, manufacturing, sales and distribution - Technology

Career

Michael was the Chairman, Chief Executive Officer and President of Dana Corporation from 2004 until 2008. He joined Dana Corporation in 2004 after 34 years with General Motors Corporation. Michael had served as President of General Motors Europe since 1998. Dana Corporation filed a voluntary petition under Chapter 11 of the federal bankruptcy laws in March 2006. On January 31, 2008, Dana Corporation emerged from Chapter 11, prior to Michael’s departure from Dana Corporation.

Reasons for election to the UPS Board

Michael has years of senior leadership experience gained while managing large, complex businesses and leading an international organization that operated in a highly competitive industry. He also has experience in design, engineering, manufacturing, and sales and distribution. Michael also brings deep knowledge of technology and the supply of components and services to major vehicle manufacturers.

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D. Scott Davis	Age: 63 Director since: 2006	Other Public Company Boards - Honeywell International Inc.
UPS Non-Executive Chairman and Former UPS Chief Executive Officer	Skills and Experience - Leadership - Management of large, complex businesses - Financial management - Director of other large, global businesses	- Johnson & Johnson Board Committee - Executive

Career

Scott retired as UPS’s Chief Executive Officer on September 1, 2014. He continues to serve as Non-Executive Chairman of UPS. Scott has served as UPS’s Chairman since 2008, and was UPS’s CEO from 2008 until 2014. Scott was appointed Vice Chairman in 2006 and served as Chief Financial Officer and Treasurer from 2001 until 2008. From late 1998 to early 2000, he served as Chief Executive Officer of Overseas Partners, Ltd., a Bermuda reinsurance company. Scott rejoined UPS as its vice president of finance in 2000. From 1991 until 1998, Scott held various leadership positions, primarily in the finance and accounting areas. Scott joined UPS in 1986 when the company acquired an Oregon technology company, II Morrow, where he had served as the Chief Financial Officer and then Chief Executive Officer. He also serves as a director of Honeywell International Inc., Johnson & Johnson and EndoChoice, Inc.

Reasons for election to the UPS Board

Scott has a unique understanding of our strategies and operations gained through his over 25 years of service to our Company, a complex, global business enterprise with a large, labor-intensive workforce. He has significant experience in financial management, including experience gained during his tenure as Chairman of the Board of the Federal Reserve Bank of Atlanta. In addition, Scott has experience serving as a director of other large, global businesses.

William R. Johnson	Age: 66 Director since: 2009	Other Public Company Boards - Emerson Electric Company
Former Chairman, President and Chief Executive Officer of H.J. Heinz Company	Skills and Experience - Leadership - Management of large, complex businesses - Operations experience - Marketing and brand development - Logistics	- PepsiCo, Inc. Former Public Company Boards - Education Management Corporation (left board in 2014) Board Committee - Nominating and Corporate Governance

Career

Bill served as Chairman, President and Chief Executive Officer of the H.J. Heinz Company, a global packaged foods manufacturer, from 2000 until his retirement in 2013. He became President and Chief Operating Officer of Heinz in 1996, and assumed the position of President and Chief Executive Officer in 1998. Bill also serves on the Board of Directors of Emerson Electric Company and PepsiCo, Inc.

Reasons for election to the UPS Board

Bill has significant experience gained through over 13 years of service as the Chairman and Chief Executive Officer of H.J. Heinz, a corporation with significant international operations and a large, labor intensive workforce. He also has deep experience in operations, marketing, brand development and logistics.

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Candace Kendle	Age: 68 Director since: 2011	Other Public Company Boards - Emerson Electric Company Board
Co-founder and Former Chairman and Chief Executive Officer of Kendle International, Inc.	Skills and Experience - Executing strategic acquisitions - Expansions into new markets - Pharmaceutical industry expertise	Board Committee - Audit

Career

Candace is the co-founder and was, until 2011, Chairman and Chief Executive Officer of Kendle International Inc., a global clinical research organization. Prior to founding Kendle International, she earned a doctorate in pharmacy from the University of Cincinnati and has held senior faculty positions at the University of North Carolina Schools of Pharmacy and Medicine; the University of Pennsylvania School of Medicine; the Philadelphia College of Pharmacy and Science; and the University of Cincinnati College of Pharmacy. Candace serves on the Board of Directors of Emerson Electric Company.

Reasons for election to the UPS Board

During her tenure as Chairman and Chief Executive Officer of Kendle International, Candace gained insight and experience in executing strategic acquisitions, expansions into new markets, and product development. She also brings deep knowledge of the pharmaceutical industry as a result of her doctorate and post-doctorate work, her many years of experience as a professor and her many years of experience in the practical application of her clinical and pharmaceutical knowledge.

Ann M. Livermore	Age: 56 Director since: 1997	Other Public Company Boards - Hewlett Packard Company
Director and Former Executive Vice President, Hewlett Packard Company	Skills and Experience - Management of large, complex businesses - Technology strategy - Sales and marketing	Board Committee - Compensation

Career

Ann serves as a director of the Hewlett Packard Company, after retiring as an executive of the company in 2011. In her last operational role at HP, Ann was Executive Vice President of the HP Enterprise Business. Ann joined HP in 1982 and held a variety of management positions in marketing, sales, research and development, and business management before being elected a corporate vice president in 1995.

Reasons for election to the UPS Board

Ann has extensive experience in senior leadership positions at HP, one of the world’s largest information technology companies. This experience includes leading a complex global business organization with a large workforce. Through her 29 years at HP, she has gained knowledge and experience in the areas of technology, marketing, sales, research and development and business management.

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Rudy H.P. Markham	Age: 69 Director since: 2007	Other Public Company Boards - AstraZeneca PLC.
Former Financial Director, Unilever	Skills and Experience - Finance, technology and international operations experience - Management of large, complex businesses - Business operations in Asia	- Legal and General PLC - Corbion, N.V. Former Public Company Boards - Standard Chartered Bank (left board in 2014) Board Committee - Audit

Career

Rudy was the Financial Director of Unilever from 2000 through 2007. He joined Unilever in 1968. From 1989 through 1998 he was based in East Asia where he held a series of increasing responsibilities, ultimately serving as Business Group President North East Asia based in Singapore. Rudy joined the board of Unilever as Strategy and Technology Director, became a member of its Executive Committee in 1998 and was subsequently appointed as Financial Director. In 2007, he retired from the board of Unilever and as Chief Financial Officer. Rudy is a director of AstraZeneca PLC and Legal and General PLC. He also is chairman of the supervisory board of Corbion, N.V., formerly CSM, N.V. Rudy is a British citizen and he currently resides in the U.K.

Reasons for election to the UPS Board

Rudy has significant experience in finance, technology and international operations that he gained through his almost 40 years of service at Unilever, one of the world’s largest consumer goods companies. Rudy also has insight into the operations of an organization with a large, global workforce, and has a unique insight into operations based in Asia. Rudy’s experience also includes service as a director of other Europe-based global public companies.

Clark T. Randt, Jr.	Age: 69 Director since: 2010	Other Public Company Boards - Valmont Industries, Inc.
Former U.S. Ambassador to the People’s Republic of China	Skills and Experience - Experience facilitating business throughout Asia - Diplomacy and international trade - Experience as an advisor on international matters	- Qualcomm Incorporated Board Committee - Nominating and Corporate Governance

Career

Sandy is a former U.S. ambassador to the People’s Republic of China, where he served from 2001 until 2009. From 1994 through 2002, he was a partner resident in the Hong Kong office of Shearman & Sterling, a major international law firm, where he headed the firm’s China practice. From 1982 through 1984, Sandy served as First Secretary and Commercial Attaché at the U.S. Embassy in Beijing. In 1974, he was the China representative of the National Council for United States-China Trade, and from 1968 to 1972, he served in the U.S. Air Force Security Service. Currently, Sandy is President of Randt & Co. LLC, a company that advises firms with interests in China. Sandy also serves on the boards of Valmont Industries, Inc. and Qualcomm Incorporated.

Reasons for election to the UPS Board

Sandy has substantial experience in Asia and in facilitating business throughout Asia. He is recognized as one of America’s foremost authorities on China, and has more than 35 years of direct experience in Asia. He brings to the board experience in diplomacy and international trade. He has experience as an advisor on international matters to large, multinational corporations, and brings the experience of leading the China practice of a major international law firm.

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John T. Stankey	Age: 52 Director since: 2014	Board Committee - Nominating and Corporate Governance
Group President and Chief Strategy Officer, AT&T Inc.	Skills and Experience - Technology and communications services - Global business operations - Experience with large, multi-national unionized workforce

Career

John has served as Group President and Chief Strategy Officer of AT&T since 2012. He is responsible for corporate business development and for developing the roadmap to maximize AT&T’s future growth opportunities. Prior to his current position, John served as President and CEO of AT&T Business Solutions, where he was responsible for serving AT&T’s business customers worldwide. John has held a number of other roles at AT&T, including President and Chief Executive Officer of AT&T Operations, Chief Technology Officer and Chief Information Officer. He is a member of the National Security Telecommunications Advisory Committee, the Cotton Bowl Athletic Association, and on the Board of Visitors at the Anderson Graduate School of Management at UCLA.

Reasons for election to the UPS Board

During his more than 29 year career at AT&T, John has gained significant experience in technology and communications services, strategic planning and execution, and global business operations. As a senior leader at one of the world’s largest communications companies, John has extensive experience managing a large, complex, multi-national business with a large, labor intensive workforce, much of which is unionized. He also has experience working with a company that has both direct to consumer and business to business offerings.

Carol B. Tomé	Age: 58 Director since: 2003	Board Committee - Audit
Chief Financial Officer and Executive Vice President — Corporate Services, The Home Depot, Inc.	Skills and Experience - Financial expertise - Management of large, complex businesses

Career

Carol has been Executive Vice President and Chief Financial Officer of The Home Depot, Inc., one of the world’s largest retailers, since 2001. In 2007 Carol assumed the additional role of Executive Vice President — Corporate Services. Prior to that, she had been Senior Vice President — Finance and Accounting/Treasurer since 2000. From 1995 until 2000, she served as Vice President and Treasurer.

Reasons for election to the UPS Board

Carol has extensive experience in corporate finance gained throughout her career at Home Depot. She brings the experience of currently serving as chief financial officer of a complex, multi-national business with a large, labor intensive workforce. Carol’s past role as Chair of the Board of the Federal Reserve Bank of Atlanta also brings a valuable financial experience.

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Kevin M. Warsh	Age: 44 Director since: 2012	Board Committee - Compensation
Former Member of the Board of Governors of the Federal Reserve System, Distinguished Visiting Fellow, Hoover Institution, Stanford University	Skills and Experience - Economic and business environment, domestically and internationally - Private sector experience

Career

Kevin was a member of the Board of Governors of the Federal Reserve from 2006 until 2011. He currently serves as a distinguished visiting fellow at Stanford University’s Hoover Institution and a lecturer at its Graduate School of Business. In addition, Kevin provides strategic consulting and advisory services to a range of businesses. From 2002 until 2006, Kevin served at the White House as President George W. Bush’s special assistant for economic policy and as executive secretary of the National Economic Council. Kevin was previously employed by Morgan Stanley & Co. in New York, becoming vice president and executive director of the company’s Mergers and Acquisitions Department.

Reasons for election to the UPS Board

Kevin has extensive experience in understanding and analyzing the economic environment, the financial marketplace and monetary policy. He has a deep understanding of the global economic and business environment. Kevin also brings the experience of working in the private sector for a leading investment bank gained during his tenure at Morgan Stanley & Co.

DIRECTOR COMPENSATION

We provide both cash and equity awards to our non-employee directors. Employee directors do not receive any compensation for service as a director. Directors are reimbursed for their expenses related to board membership.

In 2014, the annual cash retainer for our non-employee directors was $100,000. The chairs of the Compensation and Nominating and Corporate Governance Committees received an additional annual cash retainer of $20,000, and the chair of the Audit Committee received an additional annual cash retainer of $25,000. Our Non-Executive Chairman of the Board receives an annual cash retainer of $300,000. Cash retainers are paid on a quarterly basis. Under the UPS Deferred Compensation Plan, non-employee directors may defer retainer fees, but we do not make any company or matching contributions under this plan. There are no preferential or above-market earnings in the UPS Deferred Compensation Plan.

In 2014, non-employee directors received an annual restricted stock unit (RSU) grant in the amount of $160,000. RSUs are required to be held until the director separates from the UPS Board of Directors. Following separation, the RSUs are paid in shares of class A common stock (rounded down to the nearest whole share). The annual equity grant is prorated based on the portion of the year that a director serves on the board. There is no additional equity award for new non-employee directors who join the board.

In September 2014, Scott Davis retired as our CEO. He continues to serve as a director of our company, and is the Non-Executive Chairman of the Board. The Non-Executive Chairman of the Board also receives the annual restricted stock unit grant made to all the non-employee directors. For 2014, Scott Davis received a prorated cash retainer of $75,000 based on the time he was serving as our Non-Executive Chairman of the Board. He did not receive an annual restricted stock unit grant in 2014.

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2014 DIRECTOR COMPENSATION

The following table sets forth the compensation paid to our non-employee directors in 2014.

Name	Fees Earned or Paid in Cash($)	Stock Awards($)(1)	Total($)
F. Duane Ackerman	120,000	159,968	279,968
Rodney C. Adkins	100,000	159,968	259,968
Michael J. Burns	100,000	159,968	259,968
D. Scott Davis(2)	75,000	0	75,000
Stuart E. Eizenstat	100,000	159,968	259,968
Michael L. Eskew	100,000	159,968	259,968
William R. Johnson	100,000	159,968	259,968
Candace Kendle	100,000	159,968	259,968
Ann M. Livermore	120,000	159,968	279,968
Rudy H.P. Markham	100,000	159,968	259,968
Clark T. Randt, Jr.	100,000	159,968	259,968
John T. Stankey(3)	50,000	119,953	169,953
Carol B. Tomé	125,000	159,968	284,968
Kevin M. Warsh	100,000	159,968	259,968

(1)	The values for stock awards in this column represent the grant date fair value of the restricted stock units granted in 2014, computed in accordance with FASB ASC Topic 718. Information about the assumptions used to value these awards can be found in Note 10 “Stock-Based Compensation” in our 2014 Annual Report on Form 10-K. Restricted stock units are fully vested on the date of grant, and will be paid in shares of class A common stock following the director’s separation from service from UPS. Dividends earned on each award are reinvested in additional units at each dividend payable date.

(2)	Scott Davis retired as our Chief Executive Officer in September 2014. Scott continues to serve on the board as Non-Executive Chairman. The amounts shown in the table reflect his compensation as our Non-Executive Chairman. Scott Davis became a non-employee director after the May 2014 restricted stock awards were made under our director compensation program. The compensation paid to Scott as Chief Executive Officer is disclosed in “Executive Compensation”.

(3)	John Stankey was appointed to the board on August 7, 2014.

The aggregate number of stock awards made under our director compensation programs and outstanding as of December 31, 2014 for each of our non-employee directors are set forth below.

	Stock Awards
Name	Restricted Stock Units (#)	Phantom Stock Units (#)
F. Duane Ackerman	12,915	0
Rodney C. Adkins	3,572	0
Michael J. Burns	12,915	0
D. Scott Davis(1)	0	0
Stuart E. Eizenstat	12,915	0
Michael L. Eskew	12,915	0
William R. Johnson	13,821	0
Candace Kendle	7,607	0
Ann M. Livermore	12,915	2,223
Rudy H.P. Markham	12,915	0
Clark T. Randt, Jr.	9,586	0
John T. Stankey	1,278	0
Carol B. Tomé	12,915	1,051
Kevin M. Warsh	5,221	0

(1)	Scott Davis became a non-employee director after the May 2014 awards were made under our director compensation program. See page 53 for Scott Davis’s equity ownership in UPS.

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EXECUTIVE COMPENSATION

EXECUTIVE SUMMARY

Business Environment

General economic conditions, especially in the U.S., were positive throughout the year. E-commerce continues to be a catalyst for strong package volume growth. Total revenue increased by 5.0% to $58.2 billion in 2014. Average daily shipments in 2014 were up 6.4% to over 18 million.

However, there were several challenges facing UPS in 2014 that negatively impacted operating profit growth and earnings per share. During the second quarter, we announced as part of the Teamster contract ratification that certain union employees would be moving to a multi-employer healthcare plan. As a result of this transfer, we recorded a pre-tax charge of $1.1 billion. In addition, a 90 basis point decline in pension discount rates resulted in a pre-tax, mark-to-market charge of $1.1 billion in the fourth quarter. These transactions resulted in a combined after-tax decrease in net income of $1.4 billion.

Other highlights for 2014 include the following:

●	Free cash flow after the one-time items mentioned above remained strong in 2014. We increased capital expenditures to $2.4 billion for capacity improvement projects needed to accommodate growth. We increased the dividend by 8.1% per share, continuing a long tradition of steady or growing dividend payments. Also during 2014, we repurchased approximately $2.7 billion in outstanding shares.
●	The U.S. Domestic segment delivered 6.4% more packages per day in 2014 as e-commerce growth continues to be a conduit for growth. Revenue improved 5.2% as growth in lower-cost products outpaced premium ones, putting downward pressure on yield.
●	International segment growth remained robust in 2014, with Export product shipments growing 7.8% per day and non-U.S. domestic up 5.3%. As the year came to a close, significant currency exchange rate fluctuations lowered revenue growth for the segment to 4.5%.
●	The Supply Chain and Freight segment experienced mixed results across the business units in 2014 that produced revenue growth of 5.1%. International Air Freight continues to drag on results as lower demand and higher market capacity push revenue and operating profits lower.

Summary of 2014 Compensation Actions

Key compensation decisions for the Named Executive Officers (“NEO”) for 2014 include the following:

●	Most of the total direct compensation to our NEOs is performance based and at risk based on company performance (89% for the CEO and 85% for all NEOs).
●	As a result of the annual performance review process, base salaries of the NEOs were increased by an average of 3.4%.
●	The 2014 annual incentive awards under the Management Incentive Program (“MIP”) were earned at 80% of target and the 2014 MIP ownership incentive awards equal to one month’s salary were earned by all NEOs. See page 36.
●	The 2014 Long-Term Incentive Performance (“LTIP”) award program was revised to better reflect long-term goals. The revised program consists of three-year performance goals for revenue growth, operating return on invested capital and relative total shareowner return (“TSR”).
●	The 2014 award tranches for the 2012 and 2013 LTIP awards were earned at 90% of target based on revenue growth and operating return on invested capital, while the 2014 earnings measurement tranche for the 2012 LTIP was not earned. See page 38.

Compensation Practices

Our compensation programs encourage executive decision-making that is aligned with the long-term interests of our shareowners. We tie a significant portion of pay to company performance over a multi-year period. We also have a long-standing owner-manager culture. Other compensation and governance practices that support these principles include the following:

●	We do not have employment agreements with any of our executive officers.
●	We do not have separate change in control or severance agreements with any of our executive officers.
●	We do not provide tax gross-ups to any of our executive officers with respect to equity awards.
●	Our compensation practices provide a balanced mix of cash and equity, annual and longer-term incentives, and performance metrics which mitigate excessive risk-taking.
●	Our 2012 Incentive Compensation Plan (“2012 Plan”) and 2009 Incentive Compensation Plan (“2009 Plan”) include clawback provisions that permit us to recover awards granted to executive officers. The proposed 2015 Incentive Compensation Plan (“2015 Plan”) has a similar provision.
●	Our 2012 Plan and 2009 Plan require a “double trigger” — both a change in control and a termination of employment — to accelerate the vesting of unvested awards. The proposed 2015 Plan also requires a “double trigger” to accelerate the vesting of unvested awards.

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●	We have robust stock ownership guidelines that include a target ownership of eight times annual salary for the Chief Executive Officer and five times annual salary for the other executive officers.
●	We prohibit our executive officers and directors from hedging their ownership in UPS stock. Specifically, they are prohibited from purchasing or selling derivative securities relating to UPS stock and from purchasing financial instruments that are designed to hedge or offset any decrease in the market value of UPS securities. Additionally, in 2014 we adopted a policy prohibiting our executive officers and directors from entering into future pledges of UPS stock.
●	We adopted a formal written related person transaction policy in 2015.
●	We regularly evaluate our overhang ratio and our annual grant rate to determine if they are having a dilutive impact on shareowner value. We believe that our low overhang (3.6%) and grant rate (0.53%) percentages demonstrate our objective to effectively and responsibly manage the use of equity award programs.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee is responsible for reviewing and approving compensation for the executive officers, establishing the performance goals on which the compensation plans and programs are based and setting the overall compensation principles that guide the Compensation Committee’s decision-making. The Compensation Committee’s over-arching objective is to maintain an executive compensation program that supports the long-term interests of our shareowners (including our many employee shareowners). We seek to satisfy this objective, and to align the interests of our executives with those of our shareowners, through a program in which a significant portion of executive compensation is based upon performance.

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on that review, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the 2015 proxy statement and incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission.

The following Compensation Discussion and Analysis describes the Compensation Committee’s decisions regarding our executives’ compensation for 2014. We encourage you to read it carefully and to let us know your views.

The Compensation Committee

Ann M. Livermore, Chair	Stuart E. Eizenstat

F. Duane Ackerman	Kevin M. Warsh

2014 COMPENSATION DISCUSSION AND ANALYSIS

UPS’s executive compensation programs for 2014, and certain aspects of the 2015 programs, are described below. This section explains how and why the Committee made its 2014 compensation decisions for the following Named Executive Officers:

David P. Abney	Chief Executive Officer
D. Scott Davis	Non-Executive Chairman and Former Chief Executive Officer
Kurt P. Kuehn	Senior Vice President and Chief Financial Officer
Alan Gershenhorn	Executive Vice President and Chief Commercial Officer
Myron A. Gray	President, U.S. Operations
John J. McDevitt	Senior Vice President, Human Resources and Labor Relations

Our board recognizes that one of its key responsibilities is overseeing an effective management succession plan. It is also responsible for selecting our Chairman and the Chief Executive Officer. As part of that planning, in June 2014 we announced that an orderly transition in the Chief Executive Officer role would take place in September 2014. Scott Davis retired as Chief Executive Officer and David Abney, who previously served as our Chief Operating Officer, assumed the role of Chief Executive Officer.

Scott continues to serve on our board in the role of Non-Executive Chairman. Scott forfeited certain performance-based compensation awards in connection with his retirement. David’s base salary was increased to recognize the increased level of responsibility. No equity awards were granted at the time of David’s promotion to CEO. Also in September 2014, Alan Gershenhorn was promoted to Executive Vice President and Chief Commercial Officer. Alan’s base salary was increased to recognize the increased level of responsibility. No equity awards were granted at the time of Alan’s promotion.

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Executive Compensation Strategy

UPS’s executive compensation programs are designed to:

●	Drive organizational performance by tying a significant portion of pay to company performance;
●	Retain and motivate talent by fairly compensating executive officers; and
●	Encourage long-term stock ownership and careers with UPS, aligning the interests of our executives to long-term value creation for our company.

Our compensation programs are designed to emphasize strong annual performance and foster long-term operational performance and success. We believe that a majority of total compensation (base salary, annual incentives and long-term incentives) that can be earned by the Named Executive Officers should be “at risk” and only earned by meeting annual or long-term performance goals. In 2014, we further enhanced the focus on long-term performance with the changes we made to out LTIP program, including setting three-year performance goals and adding a TSR component. The 2014 compensation elements with “at risk” components for the CEO and for the NEOs as a group are displayed in the charts below.

2014 Target Compensation for CEO	2014 Target Compensation for all NEOs
Base Salary	Ownership Incentive	Annual Performance-Based Incentives	Long-Term Performance-Based Equity

Roles and Responsibilities

The UPS executive compensation program is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has sole authority to engage and terminate outside advisors and consultants to assist in carrying out its responsibilities.

In 2014, the Committee retained Frederic W. Cook & Co. (“Cook”) to act as the Compensation Committee’s independent compensation advisor. Cook reports directly to the Chair of the Compensation Committee. Cook provides no additional services to UPS.

In November 2014, the Compensation Committee requested and received a letter from Cook addressing the consulting firm’s independence and the existence of any potential conflicts of interest, including the following factors: (1) other services provided to us by the consultant; (2) fees paid by us as a percentage of the consulting firm’s total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation Committee; (5) any company stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. The Compensation Committee discussed these considerations and concluded that Cook is independent and that the engagement of Cook did not raise any conflict of interest.

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The following table summarizes the roles of the key participants in the executive compensation decision-making process.

Participant	Roles
Compensation Committee
●Reviews and recommends the corporate goals and objectives relevant to the Chief Executive Officer’s compensation

●Evaluates the Chief Executive Officer’s performance in light of the goals and objectives and determines and approves the Chief Executive Officer’s total compensation

●Reviews the Chief Executive Officer’s performance assessment of other executive officers, and reviews and approves compensation for the executive officers, including the Named Executive Officers

●Reviews and approves awards to executive officers under certain incentive compensation and equity-based plans, and reviews and approves the design of other benefit plans for executive officers

●Oversees the evaluation of risk associated with the Company’s total compensation strategy and compensation programs

●Considers whether the compensation consultant is independent and whether the work of the compensation consultant raises any conflict of interest

●Reviews and discusses with management the Compensation Discussion and Analysis

●Approves the Compensation Committee’s report on executive compensation

Independent Members of the Board of Directors	●Reviews the Compensation Committee’s assessment of the Chief Executive Officer’s performance
Independent Compensation Consultant
●Serves as a resource for market data on pay practices and trends

●Provides independent advice to the Compensation Committee

●Provides competitive analysis and advice related to outside director compensation

●Reviews the Compensation Discussion and Analysis

●Conducts an annual risk review of the Company’s compensation programs

Executive Officers
●The Chief Executive Officer makes compensation recommendations to the Compensation Committee for the other executive officers with respect to base salary

●The Chief Executive Officer and the Chief Financial Officer make recommendations on performance goals under our incentive compensation plans and provide recommendations as to whether performance goals were achieved

●Executive officers are not present when the Compensation Committee meets in executive session, or when decisions about their own compensation are made

Market Data

The Compensation Committee considers market data in making compensation decisions, however, compensation is not targeted at a particular percentile. Market data is just one of a variety of factors considered by the Compensation Committee when determining base salary, annual and long-term equity awards, and total compensation levels.

We review general compensation survey data to provide the Compensation Committee with information about our compensation levels relative to comparable sized companies. In addition, we look at pay practices and compensation levels for a peer group of companies. These companies typically have global operations, a diversified business, and annual sales and market capitalizations comparable to UPS. The peer group considered by the Compensation Committee in determining 2014 compensation consisted of the following companies:

The Boeing Company	The Home Depot, Inc.	PepsiCo, Inc.
Caterpillar Inc.	Johnson & Johnson	The Procter & Gamble Company
The Coca-Cola Company	The Kroger Co.	Sysco Corporation
Costco Wholesale Corporation	Lockheed Martin Corporation	Target Corp.
FedEx Corporation	Lowe’s Companies, Inc.	United Technologies Corporation
	McDonald’s Corp.	Walgreen Co.

In October 2013, Dell Inc. was acquired and became a private company so it is no longer considered a viable peer and has been removed from the group. The independent compensation consultant recommended removing Dell following our annual peer group review and the Compensation Committee approved the removal.

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Internal Equity

The Compensation Committee considers the differentials between executive officer compensation and the compensation paid at other UPS positions. The Compensation Committee also considers the additional responsibilities of the Chief Executive Officer compared to other executive officers. In addition, internal comparisons are made to ensure that compensation paid to executive officers is reasonable compared to their direct reports.

Annual Performance Reviews

Each year, the Chief Executive Officer reviews with the Compensation Committee a subjective assessment of the Named Executive Officers. In addition, the Compensation Committee undertakes an annual comprehensive review of the Chief Executive Officer’s performance. The chair of the Compensation Committee discusses the results of the review with the full board in executive session. Factors considered during the evaluation include the Chief Executive Officer’s strategic vision and leadership, execution of our business strategy and achievement of our business goals. Other factors include the Chief Executive Officer’s ability to make long-term decisions that create competitive advantage, and overall effectiveness as a leader and role model.

Elements of
UPS Executive Compensation

Other Elements of Compensation

Benefits	Perquisites	Retirement Programs
✓Includes medical, dental, disability and severance plans.
✓Mitigates the financial impact of illness, disability or death.
✓NEOs generally participate in the same plans as other employees.
✓See further details on page 39.

✓Facilitates NEOs’ ability to carry out responsibilities, maximize working time and minimize distractions.
✓In our opinion, Company benefits from providing perquisites outweighs their cost.
✓See further details on page 39.
✓Includes pension, retirement savings and deferred compensation plans. ✓NEOs and most non-union U.S. employees participate in the same plans with same formulas. ✓See further details on page 39.

34	Notice of Annual Meeting of Shareowners and 2015 Proxy Statement

Base Salary

The Compensation Committee considers a number of factors in determining the annual base salaries of the Named Executive Officers. While company performance is the most important factor, scope of responsibility, leadership, market data and internal equity comparisons are all considered by the Compensation Committee.

Base salaries of the NEOs were increased by an average of 3.4% during 2014. The base salary of Scott Davis, the CEO at the time of this review, was increased by 2.8%, which was equivalent to the average merit increases awarded to the broader management population in 2014. Base salary increases reward performance and, for certain Named Executive Officers, bring their compensation closer to market rates.

In addition, in September 2014, each of the base salaries of David Abney and Alan Gershenhorn were increased in connection with their promotions to recognize their increase in responsibility. David’s base salary was increased to $1.0 million and Alan’s base salary rate was increased to $540,000. The increases were prorated for the time David and Alan were serving in their new roles.

Annual Incentives

MIP Performance Incentive
Award — Overview

The MIP award is designed to align pay with annual company performance. Based on the formula approved by the Compensation Committee for 2014 the maximum executive officer MIP awards are targeted at a pool of 0.5% of net income in total. The CEO’s maximum is 20% of the pool, and each other NEO’s maximum is 7.25% of the pool. The same performance measure and maximum allocations were approved by the Compensation Committee for 2015. In addition, for the 2015 awards the Compensation Committee intends to cap the maximum MIP award for any individual at $5 million, regardless of the size of the pool.

The maximum incentive pool approach is intended to align pay with actual company performance. The awards are granted under the 2012 Plan and are determined based on the Compensation Committee’s discretion. The Committee may approve awards that are less than the maximum but may not exceed the funded maximum amount for each NEO.

The Compensation Committee considered the following primary factors in exercising its negative discretion:

●	Overall company performance, including the 2014 MIP Evaluation Metrics listed below;
●	Business environment and economic trends;
●	Target opportunity for each executive; and
●	The MIP factor (percent of target) applied to the nonexecutive MIP participants.

Although the Compensation Committee will consider the awards earned by non-executive employees under the broader MIP plan, it is just one input to their determination. MIP awards for executive officers are considered performance-based compensation fully at risk based on company performance. The award is provided two-thirds in restricted performance units (“RPUs”) and one-third in cash. MIP RPUs vest 20% per year over a five year period.

The number of RPUs granted is determined by calculating the dollar value of the portion of the MIP award allocated to RPUs and dividing by the applicable closing price of our class B common stock on the NYSE. Because of the five year vesting schedule we do not maintain additional holding period requirements. When dividends are paid on UPS common stock, an equivalent value is credited to the participant’s bookkeeping account in additional RPUs.

2014 MIP Performance Incentive Award Results

The Company’s 2014 adjusted net income was $4.4 billion which results in a maximum incentive pool for executive officers of $21.95 million. The maximum award for Scott Davis is therefore $4.39 million, and $1.59 million for the other Named Executive Officers. In exercising their discretion to reduce the maximum available for each executive officer, the Compensation Committee considered a number of factors, including company performance relative to target objectives for the executive officers as detailed in the accompanying table (the 2014 MIP Evaluation Metrics), the level at which the MIP award was earned by non-executive employees, the general macro-economic environment and the Company’s overall performance.

The 2014 MIP Performance Incentive Evaluation Metrics and actual results are shown in the following table.

2014 MIP Evaluation Metrics	Target	Actual
Consolidated Revenue Growth	4.0%	5.0%
Adjusted(1) Consolidated Earnings Per Share Growth	13.0%	3.9%
Consolidated Average Daily Package Volume Growth	3.7%	6.4%

(1)	The Committee excludes the effect of unusual or infrequently occurring items, charges for restructurings (employee severance liabilities, asset impairment costs, and exit costs), discontinued operations, extraordinary items and the cumulative effect of changes in accounting treatment.

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A specific weight was not assigned to any of the performance metrics listed above. The Compensation Committee uses its judgment to determine final awards based on the Company’s success in implementing the business plan. The Compensation Committee also considers the challenges of the economic and competitive market in which UPS operated during the year.

David Abney formally assumed the role of CEO in September 2014 and led the organization through another challenging peak season. David’s target and maximum MIP award pool were established based on his role as Chief Operating Officer and his salary as of January 1, 2014. The Compensation Committee determined David’s final MIP award value in order to recognize his contributions and leadership throughout 2014 and as CEO during the challenging peak season.

In addition, Scott Davis’ retirement resulted in a prorated 2014 MIP award, the value of which was based on his performance during those months when he was serving as CEO.

The table below shows the maximum funded MIP performance incentive award pools based on the net income formula, the target MIP performance incentive award, and the actual MIP performance incentive award based on the Compensation Committee’s discretion. The MIP award, if earned, is provided two-thirds in RPUs and one-third in cash.

2014 MIP Award	Maximum($)	Target($)	Actual($)
David P. Abney(1)	1,590,910	654,108	1,320,011
D. Scott Davis	4,388,719	1,794,929	1,076,958
Kurt P. Kuehn	1,590,910	625,123	500,099
Alan Gershenhorn(2)	1,590,910	594,376	561,600
Myron A. Gray	1,590,910	601,380	481,104
John J. McDevitt	1,590,910	594,001	475,201

(1)	David Abney’s maximum and target 2014 MIP award were established based on his position as of January 2014, before he became CEO. His actual 2014 MIP award takes into account his contributions as CEO during 2014.
(2)	Alan Gershenhorn’s maximum and target 2014 MIP award were established based on his position as of January 2014, before he became Chief Commercial Officer. His actual 2014 MIP award takes into account his contributions as CCO during 2014.

MIP Ownership Incentive Award

All MIP participants are eligible for an additional incentive award up to the equivalent of one month’s salary by maintaining significant ownership of UPS equity securities. The MIP ownership incentive award is paid in the same proportion of cash and RPUs as the MIP performance incentive award. The amount of the award is equal to the value of the participant’s equity ownership, multiplied by an ownership incentive award percentage. The ownership incentive award percentage is 1.25% for the Chief Executive Officer and 1.50% for the other Named Executive Officers, and the maximum award that can be earned is one month’s salary.

Ownership levels for the 2014 awards were determined by totaling the number of UPS shares in the participant’s family group accounts and the participant’s unvested restricted units and deferred compensation shares. The number of UPS shares is multiplied by the closing price of a class B share on the NYSE on December 31, 2014. All of the eligible Named Executive Officers earned the maximum MIP ownership incentive award. Due to his retirement, Scott Davis was not eligible for an ownership incentive award for 2014.

Long-Term Incentives

Our long-term incentive programs provide participants with grants of equity-based incentives that are intended to reward performance over a multi-year period. Our 2014 equity programs included the Long-Term Incentive Performance (“LTIP”) award program and the Stock Option Program. All 2014 awards were granted under the 2012 Plan.

Program	Payment Form and Program Type	Target Amount as percent of base salary	Performance Measures and/or Value Proposition	Program Objectives
Restricted performance units under LTIP	If earned, RPUs are settled in stock based on company performance If earned, award vests after the end of the third fiscal year	675% — Chief Executive Officer 575% — Chief Operating Officer 450% — Chief Financial Officer 250% — other executive officers	Growth in Consolidated Revenue Operating Return on Invested Capital Relative Total Shareholder Return Value increases or decreases with stock price	Supports the Company’s long-term operating plan and business strategy Provides significant link to shareowner interests
Stock options	Stock options vest 20% per year over five years and have a ten-year term	45% of annualized base salary for the Chief Executive Officer and 30% for other executive officers	Value recognized only if stock price appreciates	Provides a significant link to company stock price performance Enhances stock ownership and shareowner alignment

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2014 Long-Term Incentive Performance Award Program

The LTIP award program is designed to strengthen the performance component of our executive compensation package, enhance retention of key talent, and align the interests of shareowners with the incentive compensation opportunity for executives. Approximately 500 members of our senior management team, including the Named Executive Officers, participate in this program.

In 2014, the Compensation Committee revised the structure of the LTIP award program in order to improve shareowner alignment and to further enhance the long-term focus of the award by providing for the establishment of three-year performance goals. The performance measures selected by the Compensation Committee for the 2014 LTIP awards were growth in consolidated revenue, operating return on invested capital (“ROIC”) and relative total shareholder return (“TSR”) – each of which is measured independently and applied equally in determining final payouts. A target award of RPUs is granted to executive officers and certain other eligible managers at the beginning of the three-year performance measurement period. The actual number of RPUs that participants will receive is determined after the end of the three-year performance measurement period, based on achievement of the established performance goals.

This design combines internal business performance measures as well as an external relative performance measure. This combination balances efforts to motivate and reward the management team for our operational and financial success, while ensuring rewards remain aligned with shareowner interests and returns.

The increased amounts reported in the Summary Compensation Table stock awards column are a consequence of the 2014 LTIP design changes and the requirements for calculating grant date fair value under U.S. GAAP. Unlike previous years, the full three-year target award linked to the growth in consolidated revenue and operating ROIC performance measures must be included in the reported grant date fair value. The full value of the award linked to the relative TSR performance measure must also be included as part of the reported grant date fair value. These values for the 2014 LTIP award are further combined with the grant date fair values for the 2014 performance tranches of the 2012 and 2013 LTIP awards (described below). The result is a significantly greater amount reported for stock awards for 2014. Note that while this amount results from an overlap in accounting-based reported values, the targeted value of the LTIP awards as a multiple of base salary remains unchanged from prior years. See below for an illustration of LTIP-related grant date fair values included in the stock awards column.

† For illustrative purposes, future awards are assumed to be made in accordance with the terms of the existing program.

2014 LTIP Target Award Values

In March 2014, the Compensation Committee approved 2014 target award values for the three-year 2014 LTIP awards at 675% of base salary for the Chief Executive Officer, 575% of base salary for the Chief Operating Officer, 450% of base salary for the Chief Financial Officer and 250% of base salary for the other executive officers, based on the positions held by the NEOs as of March 2014. Target award values are based on internal pay equity considerations and market data regarding total compensation of comparable positions at similarly sized companies. Differences in the target award values are based on increasing levels of responsibility among the management team. The maximum LTIP award that can be earned is 200% of target.

The relative TSR portion of the awards are earned based on our TSR relative to the 17 peer companies listed previously as measured from January 1, 2014 through December 31, 2016, a three-year performance period. The Committee believes that these companies are the most appropriate comparators for measuring the success of our executives in delivering shareowner value. The peer group companies have business operations in the markets where we compete, have similar revenue and market capitalization, have similar global scope and are competitors for executive talent.

●	Our TSR for the 3-year performance period must be at the median relative to the peer group of companies to receive a target payout for the TSR portion of the award.
●	Our TSR for the 3-year performance period must be above the 75th percentile relative to the peer group of companies to receive the maximum payout for the TSR portion of the award, and is capped at 200% of target.
●	If our TSR is below the 25th percentile, no amount will be earned for this portion of the award.

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●If our TSR over the 3-year measurement period is negative, even if it exceeds the median or 75th percentile of the peer group, the maximum payout percentage for the TSR portion of LTIP awards is capped at 100% of target.

The threshold, target and maximum number of RPUs that can be earned by the Named Executive Officers under the 2014 LTIP is shown in the Grants of Plan-Based Awards table. The actual number of RPUs that the Named Executive Officers will receive is determined following the completion of the performance measurement period ending December 31, 2016 and is based on achievement of the performance goals for the three-year period.

2012 and 2013 LTIP Award Structure, Performance Targets and Results

The LTIP award structure for the 2012 and 2013 LTIP provides that 90% of the total target award be divided into three substantially equal performance tranches, one for each calendar year in the three-year award cycle. The remaining 10% is based upon achievement of a diluted earnings per share target for the third year. Performance measures are set by the Compensation Committee at the beginning of each calendar year in the three-year award cycle. The actual number of RPUs that the participant will receive is determined once the payment percentage for a particular tranche has been approved by the Compensation Committee, based on achievement of performance goals for the applicable calendar year.

Performance targets and actual results for the completed performance periods for the 2012 LTIP (the three-year period from 2012 through 2014) and 2013 LTIP (the three-year period from 2013 through 2015) are described below. Where the three-year LTIP cycles overlap, the performance goals for individual years are the same. The underlying units are earned based on actual performance as compared to pre-established performance criteria for each period over the three-year cycle of the award. The tranches based on 2014 performance, and the related Compensation Committee decisions, are shaded in the chart below. A description of the adjustments we make to the performance goals is included after the table.

	Percent of Total LTIP Award	Performance Goals(1)	Actual Results(1)	Percent of LTIP Tranche Earned
2012 LTIP Award
2012 Performance Tranche	30%	revenue growth — 6.0%	revenue growth — 1.9%	70%
		operating ROIC — 26.0%	operating ROIC, as adjusted — 24.6%
2013 Performance Tranche	30%	revenue growth — 5.0%	revenue growth — 2.4%	85%
		operating ROIC — 25.2%	operating ROIC, as adjusted — 24.1%
2014 Performance Tranche	30%	revenue growth — 4.0%	revenue growth — 5.0%	90%
		operating ROIC — 29.8%	operating ROIC, as adjusted — 27.3%
2014 Earnings Measurement Tranche	10%	2014 earnings per share — $5.94 to	2014 earnings per share, as	0%
		$6.24 (75%); > $6.24 (100%)	adjusted — $4.75
Total	100%	weighted average performance result		73.5%
2013 LTIP Award
2013 Performance Tranche	30%	revenue growth — 5.0%	revenue growth — 2.4%	85%
		operating ROIC — 25.2%	operating ROIC, as adjusted — 24.1%
2014 Performance Tranche	30%	revenue growth — 4.0%	revenue growth — 5.0%	90%
		operating ROIC — 29.8%	operating ROIC, as adjusted — 27.3%

(1)	The Committee excludes the effect of unusual or infrequently occurring items, charges for restructurings (employee severance liabilities, asset impairment costs, and exit costs), discontinued operations, extraordinary items and the cumulative effect of changes in accounting treatment.

Based on actual performance, 90% of the 2014 performance tranche was earned for the 2012 and 2013 LTIP awards, while the 2014 earnings measurement tranche for the 2012 LTIP award was not earned. Based on the results of the 2012, 2013 and 2014 performance tranches, and the 2014 earnings per share measurement tranche, the 2012 LTIP award final weighted average performance result was 73.5%.

The RPUs for 2014 under the 2012 LTIP and 2013 LTIP are now earned, meaning the amount of the award for the 2014 performance period has been determined. The award will not vest until January 31 following the third year of the cycle, provided the participant remains employed as of the vesting date. For example, units earned under the 2012 LTIP award vested on January 31, 2015 and units earned under the 2013 LTIP award will vest on January 31, 2016. Special vesting rules apply to terminations by reason of death, disability or retirement. A participant’s earned RPU account will be adjusted quarterly for dividends paid on class A common stock. Awards that vest will be distributed in the form of class A common stock.

Stock Option Program

The Compensation Committee believes that stock options provide a significant link to company performance and motivate recipients to maximize shareowner value. The option holder receives value only if our stock price increases. Stock options also have retention value; the option holder will not receive value from the options unless he or she remains employed during the vesting period (except in the case of retirement, death or disability during the vesting period).

Our non-qualified stock options vest 20% per year over five years and expire ten years from the date of grant. Unvested stock options vest automatically upon death, disability or retirement. In light of the five-year vesting schedule, we do not maintain additional holding period requirements. Grants do not include dividend equivalents or any reload grant features.

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Total 2014 Long-Term Equity Incentive Award Target Values

The total long-term incentive opportunity granted to the Named Executive Officers in 2014, based upon a percentage of annualized base salary, is shown below. The Compensation Committee approved an increase in the LTIP target for Alan Gershenhorn in connection with his promotion to Executive Vice President and Chief Commercial Officer. The new target became effective for the 2015 LTIP award cycle. Other than the increase for Alan Gershenhorn, the Compensation Committee has maintained the same target award values for 2015, based on the position held as of the date of the grant.

Named Executive Officer	LTIP RPUs (% salary)	Options (% salary)	Total (% salary)
David P. Abney	575	30	605
D. Scott Davis	675	45	720
Kurt P. Kuehn	450	30	480
Alan Gershenhorn	250	30	280
Myron A. Gray	250	30	280
John J. McDevitt	250	30	280

Benefits and Perquisites

The benefits and perquisites offered to the Named Executive Officers are the same or similar to programs offered to the entire UPS management team, with the exception of financial planning and executive health services. Additional information on these benefits can be found in the program descriptions below.

The UPS 401(k) Savings Plan

The UPS 401(k) Savings Plan is offered to all U.S.-based employees who are not subject to a collective bargaining agreement and who are not eligible to participate in another savings plan sponsored by UPS or one of its subsidiaries. We generally match 50% of up to 5% of eligible pay contributed to the UPS 401(k) Savings Plan for eligible employees hired on or before December 31, 2007. We generally match 100% of up to 3.5% of eligible pay contributed to the plan for eligible employees hired on or after January 1, 2008. The match is paid in shares of class A common stock.

Qualified and Non-Qualified Pension Plans

Named Executive Officers participate in our qualified retirement program, the UPS Retirement Plan, on the same terms as all other participants. Benefits payable under the plan are subject to the maximum compensation limits and the annual benefit limits for a tax-qualified defined benefit plan as established by the Internal Revenue Service. Amounts exceeding these limits are paid pursuant to the UPS Excess Coordinating Benefit Plan, which is a non-qualified restoration plan designed to replace the amount of benefits limited under the tax-qualified plan. Without the Excess Coordinating Benefit Plan, the Named Executive Officers would receive a lower benefit as a percent of final average earnings than the benefit received by other participants in the UPS Retirement Plan.

Financial Planning Service

Our executive officers are eligible for a financial services benefit. The Company reimburses fees from financial and tax service providers up to $15,000 per year, including the cost of personal excess liability insurance coverage.

Executive Health Services

UPS’s business continuity is best facilitated by avoiding any prolonged or unexpected absences by members of its senior management team. All Named Executive Officers were provided certain executive health services, including comprehensive physical examinations.

Discounted Employee Stock Purchase Plan

We have maintained a Discounted Employee Stock Purchase Plan since 2001. The plan provides all U.S.-based employees, including the Named Executive Officers, and some internationally based employees, with the opportunity to purchase up to $10,000 in our class A common stock annually at a discount to the market price of our stock. The plan complies with Section 423 of the Internal Revenue Code. Our class A common stock may be acquired under the plan at a purchase price equal to 95% of the fair market value of the shares on the last day of each calendar quarter. Share purchases are made on a quarterly basis.

Other Compensation and Governance Policies

Stock Ownership Guidelines

The board has adopted stock ownership guidelines that apply to management and to members of our Board of Directors. The guidelines further our core philosophy that managers should also be long-term owners of our company. Target ownership is eight times annual salary for our Chief Executive Officer and five times annual salary for other executive officers. The target for our non-employee directors is five times their annual retainer. Shares of class A common stock, deferred units and vested and unvested RSUs and RPUs are considered owned for purposes of calculating ownership. Managers and directors are expected to reach target ownership within five years of adoption of the guideline or the date that the manager or director became subject to the guideline.

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As of December 31, 2014, all of the Named Executive Officers met or exceeded their stock ownership guidelines, excluding any shares pledged. In addition, all of our non-employee directors who have been subject to the stock ownership guidelines for at least five years exceed their target ownership. RSUs are required to be held by the non-employee director until he or she separates from the UPS Board of Directors.

Actual Holding of UPS Stock vs. Ownership Guideline

** For both David Abney and Scott Davis, the table reflects the CEO ownership guideline.

Hedging and Pledging Policies

We prohibit our executive officers and directors from hedging their ownership in UPS stock. Specifically, they are prohibited from purchasing or selling derivative securities relating to UPS stock and from purchasing financial instruments that are designed to hedge or offset any decrease in the market value of UPS securities. Additionally, in 2014 we adopted a policy prohibiting our directors and executive officers from entering into future pledges of UPS securities, including using UPS securities as collateral for a loan and holding UPS securities in margin accounts. Executive officers are encouraged (but not required) to unwind any existing pledges.

Clawback Policy

The 2012 Plan and 2009 Plan contain clawback provisions for all awards granted under the plans. The proposed 2015 Plan contains similar provisions. If the Compensation Committee determines that financial results used to determine the amount of any award are materially restated, and that an executive officer engaged in fraud or intentional misconduct, we will seek repayment or recovery of the award from that executive officer. This clawback applies to all awards granted under the 2012 Plan and 2009 Plan.

Employment or Change in Control Agreements

We do not have employment agreements, separate change in control agreements or severance agreements with any of our executive officers. The 2012 Plan requires a “double trigger” — both a change in control and a termination of employment — to accelerate the vesting of awards. The 2009 Plan and proposed 2015 Plan also require a double trigger. The UPS Incentive Compensation Plan adopted in 1999 (the “1999 Plan”) included a provision for an automatic acceleration of unvested awards in the event of a change in control. This provision applies equally to all outstanding equity awards under the 1999 Plan. At the time of the adoption of the 1999 Plan, the accelerated vesting of all outstanding equity awards following a change in control was a customary and reasonable component of an equity incentive program. All of the equity awards granted to the Named Executive Officers prior to May 7, 2009 are subject to the single trigger, while equity awards granted after that date are subject to the double trigger.

Equity Grant Practices

Grants for all equity programs are approved by the Compensation Committee. Stock options have an exercise price equal to the NYSE closing market price on the date of grant.

40	Notice of Annual Meeting of Shareowners and 2015 Proxy Statement

Consideration of Previous “Say on Pay” Voting Results

At our 2014 annual meeting of shareowners, over 91% of votes cast for or against the say on pay proposal approved our compensation program as described in our 2014 proxy statement. Of the holders of our class B stock, over 96% approved our compensation program. The Compensation Committee believes that shareowners support our compensation policies. Therefore, the Compensation Committee continued to apply the same principles in determining the amounts and types of executive compensation for 2014.

We hold our say on pay vote every three years. A substantial majority (over 70%) of votes cast for the shareowner “say on frequency” vote at our 2011 annual meeting expressed a preference for having a say on pay vote every three years. Our next say on pay vote will be held at our 2017 annual meeting. We welcome input from our shareowners on our compensation policies and compensation program at any time, not just in the years when we conduct a say on pay vote.

Tax Implications of Executive Compensation

Under Section 162(m) of the Internal Revenue Code, compensation paid to certain Named Executive Officers in excess of $1 million is not tax deductible unless it is paid under a predetermined objective performance plan meeting certain requirements, or satisfies one of various other exemptions. The interests of our shareowners are best served by not restricting the Compensation Committee’s discretion and flexibility in crafting compensation plans and arrangements. The Compensation Committee intends to structure awards to comply with Section 162(m). However, in appropriate circumstances the Compensation Committee may approve elements of compensation for certain executive officers that are not fully deductible.

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SUMMARY COMPENSATION TABLE FOR 2014

The following table shows the compensation for each of the Named Executive Officers for 2014, 2013 and 2012.

Name and Principal Position	Year	Salary ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value ($)(6)	All Other Compensation ($)(7)	Total ($)
David P. Abney	2014	674,546	5,356,738	150,952	467,782	1,688,265	19,074	8,357,357
Chief Executive Officer	2013	499,494	3,240,051	146,550	172,738	0	18,412	4,077,245
	2012	485,517	3,405,622	142,980	158,132	1,123,038	17,383	5,332,672
D. Scott Davis(1)	2014	830,835	13,650,073	489,529	358,986	1,630,734	34,292	16,994,449
Chairman and former Chief	2013	1,079,913	8,272,663	475,277	465,877	0	41,935	10,335,665
Executive Officer	2012	1,049,703	8,714,617	463,675	426,034	1,453,028	40,292	12,147,349
Kurt P. Kuehn	2014	495,291	3,777,933	144,277	180,591	1,146,786	30,428	5,775,306
Chief Financial Officer	2013	475,137	1,949,848	137,395	162,193	0	29,339	2,753,912
	2012	452,502	1,759,853	130,852	145,017	908,556	28,612	3,425,392
Alan Gershenhorn(8)	2014	494,338	2,267,355	137,171	202,200	1,093,279	18,694	4,213,037
Executive Vice President and Chief
Commercial Officer
Myron A. Gray(8)	2014	472,149	2,290,197	138,789	173,572	963,398	29,421	4,067,526
Senior Vice President
U.S. Operations
John J. McDevitt(9)	2014	467,211	2,292,250	137,089	171,474	1,087,356	21,504	4,176,884
Senior Vice President, Human	2013	453,594	1,441,607	133,089	156,864	2,034,460	21,676	4,241,290
Resources and Labor Relations	2012	440,898	1,518,495	129,841	143,599	327,698	18,164	2,578,695

(1)	Scott Davis retired in September 2014. He forfeited a number of the performance-based equity awards he held at the time of his retirement. In accordance with the terms of our 2009 Plan and 2012 Plan and the applicable award certificates, Scott forfeited a significant amount of his outstanding LTIP awards, including portions of the 2012 LTIP, the 2013 LTIP and the 2014 LTIP. We estimate that the aggregate value of the equity he forfeited in connection with his retirement to be approximately $15.0 million, a significant portion of which has previously been included in the stock awards column of the Summary Compensation Table in 2014, 2013 and 2012. See page 52 for additional information.

(2)	This column represents the salary earned from January 1 through December 31 of the applicable year. Annual salary increases generally are effective in April of the relevant fiscal year. Scott Davis retired during the year and did not receive a full 12 months of paid salary. In addition, David Abney and Alan Gershenhorn received base salary increases effective September 2014 in connection with their respective promotions to CEO and EVP and CCO.

(3)	The values for stock awards in this column represent the aggregate grant date fair value for the stock awards granted in the applicable year, computed in accordance with FASB ASC Topic 718. These awards include LTIP RPUs and MIP RPUs. Awards with performance conditions are computed based on the probable outcome of the performance condition as of the grant date for the award. Information about the assumptions used to value these awards can be found in Note 10 “Stock-Based Compensation” in our 2014 Annual Report on Form 10-K. The amounts reported for these awards may not represent the amounts that the individuals will actually receive. The amounts received, if any, ultimately will depend on company performance and the change in our stock price over time. An overview of the features of these awards can be found in the “Compensation Discussion and Analysis” section.

The aggregate grant date fair value amounts for 2014 presented in this column show significant year-over-year increases primarily as a result of the Long-Term Incentive Performance (LTIP) award redesign which occurred in 2014. Beginning in 2014, the Compensation Committee established the three-year targets for the 2014 LTIP grant which under ASC 718 requires the inclusion of the entire three-year award in the 2014 Stock Awards total. From 2006 through 2013, grant date fair value for LTIP included only portions of awards made over three years which had performance targets associated with the reporting period. The final portions of the 2013 LTIP award will not be reflected until the 2015 Summary Compensation Table. Therefore, in addition to 100% of the 2014 LTIP (which has performance targets for the 2014-2016 period), the Stock Awards column for 2014 also includes approximately 30% of both the 2012 and 2013 LTIP awards. See page 37 for more detail on LTIP and see below for an illustration of LTIP- related grant date fair values included in the Stock Awards column.

† For illustrative purposes, future awards are assumed to be made in accordance with the terms of the existing program.

In accordance with SEC rules, we also are required to disclose the grant date fair value for awards with performance conditions assuming maximum performance. The grant date fair value for the 2014 LTIP RPU awards, assuming maximum performance, are as follows: Abney — $8,821,058; Davis — $22,387,639; Kuehn — $6,155,806; Gershenhorn — $3,453,603; Gray — $3,488,565; and McDevitt — $3,482,746.

42	Notice of Annual Meeting of Shareowners and 2015 Proxy Statement

(4)	The values for stock option awards represent the aggregate grant date fair value for the option awards granted in the applicable year, computed in accordance with FASB ASC Topic 718. The assumptions used to value these awards can be found in Note 10 “Stock-Based Compensation” in our 2014 Annual Report on Form 10-K. The amounts reported for these awards may not represent the amounts that the individuals will actually receive. The amounts received, if any, ultimately will depend on the change in our stock price over time. An overview of the features of these awards can be found in the “Compensation Discussion and Analysis” section.

(5)	This column shows the cash portion of the MIP award and the MIP Ownership Incentive award. For a description of the MIP, see “Compensation Discussion and Analysis” section. The MIP Ownership Incentive award was paid at 100% of target (one month’s salary) for each eligible Named Executive Officer who met or exceeded his or her target ownership level in the same proportion that the MIP award is paid

(6)	This column represents an estimate of the annual increase in the actuarial present value of the Named Executive Officer’s accrued benefit under our retirement plans for the applicable year, assuming retirement at age 60 (or current age if greater). See “2014 Pension Benefits” section for additional information, including assumptions used in this calculation. The change in pension value can be impacted by a number of factors, including additional credited service, changes in amounts of compensation covered by the benefit formula, plan amendments and assumption changes.

Amounts for 2014 were significantly impacted by the decrease in discount rates of 89 basis points for the UPS Retirement Plan and 86 basis points for the UPS Excess Coordinating Benefit Plan, as well as the mortality assumption that was updated to reflect longer life expectancies consistent with the mortality study conducted by the Society of Actuaries.

In accordance with SEC rules, amounts for 2013 were displayed as zero for all of the Named Executive Officer’s (except John McDevitt) because of the net aggregate decrease in that year due primarily to an increase in discount rates of 87 basis points. John McDevitt first became eligible for the UPS Excess Coordinating Benefit Plan in 2013. In the year a participant first becomes eligible for the UPS Excess Coordinating Benefit Plan, the Change in Pension Value includes the full present value of the individual’s accrued benefit in the plan.

The large increase in pension value for 2014 resulting mainly from assumption changes compared to the zero increase in 2013 for the majority of our Named Executive Officers should be taken into consideration when doing a year over year comparison of total compensation.

There are no above market or preferential earnings for the UPS Deferred Compensation.

(7)	The following table breaks down the amounts shown in this column for 2014 (all amounts in $):

Name	401(k) Match	Life Insurance	Restoration Plan Rollover Option*	Financial Planning	Healthcare Benefits	Total
David P. Abney	6,500	3,223	0	3,608	5,743	19,074
D. Scott Davis	6,500	6,283	3,935	11,831	5,743	34,292
Kurt P. Kuehn	6,500	3,527	0	14,658	5,743	30,428
Alan Gershenhorn	6,500	2,293	0	4,158	5,743	18,694
Myron A. Gray	6,500	2,178	0	15,000	5,743	29,421
John J. McDevitt	6,500	2,153	0	7,108	5,743	21,504

* For a description of the Restoration Plan Rollover Option, or RPRO, see “2014 Pension Benefits” page 47.

(8)	Alan Gershenhorn and Myron Gray first became NEOs in 2014.

(9)	John McDevitt retired in 2015.

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GRANTS OF PLAN-BASED AWARDS FOR 2014

The following table provides information about awards granted in 2014 to each of the Named Executive Officers.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David P. Abney		0	218,036	530,303
	03/04/2014				0	29,833	59,666				5,011,198
	03/04/2014								7,372	$96.98	150,952
	03/07/2014							3,563			345,540
D. Scott Davis(6)		0	598,310	1,462,906
	03/04/2014				0	75,716	151,432				12,718,289
	03/04/2014								23,907	$96.98	489,529
	03/07/2014							9,608			931,784
Kurt P. Kuehn		0	208,374	530,303
	03/04/2014				0	22,313	44,626				3,453,535
	03/04/2014								7,046	$96.98	144,277
	03/07/2014							3,345			324,398
Alan Gershenhorn		0	198,125	530,303
	03/04/2014				0	11,787	23,574				1,958,862
	03/04/2014								6,699	$96.98	137,171
	03/07/2014							3,181			308,493
Myron A. Gray		0	200,460	530,303
	03/04/2014				0	11,926	23,852				1,978,115
	03/04/2014								6,778	$96.98	138,789
	03/07/2014							3,218			312,082
John J. McDevitt		0	198,000	530,303
	03/04/2014				0	11,779	23,558				1,978,520
	03/04/2014								6,695	$96.98	137,089
	03/07/2014							3,235			313,730

(1)	Reflects the target and maximum values of the cash portion of the 2014 MIP performance incentive award for each Named Executive Officer. Does not include the MIP ownership incentive award, which is equal to one-third of one month’s salary: Abney — $27,778; Davis — $0; Kuehn — $13,892; Gershenhorn — $15,000; and Gray — $13,204; and McDevitt — $13,073. The potential payments for the MIP performance incentive award are performance-based and therefore at risk. The MIP program is described in the “Compensation Discussion and Analysis” above.

(2)	These columns show the potential number of units that would be awarded under the 2014 LTIP at the end of the applicable three-year performance period if the threshold, target or maximum performance goals are satisfied.

(3)	This column represents the number of RPUs granted under the 2013 MIP on March 7, 2014.

(4)	This column represents the number of stock options granted under the 2014 Stock Options Program on March 4, 2014.

(5)	This column shows the grant date fair value of the LTIP RPUs, MIP RSUs, LTI RPUs and LTI stock options under FASB ASC Topic 718 granted to each Named Executive Officer in 2014. The grant date fair values are calculated using the NYSE closing price of UPS stock on the date of grant for RSUs and RPUs and the Black-Scholes option pricing model for stock options. The grant date fair value of the units granted under the 2014 LTIP, which have performance conditions, are computed based on the probable outcome of the performance condition for the 2014 LTIP performance period. There can be no assurance that the grant date fair value of stock and option awards will ever be realized.

(6)	Scott Davis retired in September 2014. He forfeited a number of the performance-based equity awards he held as of that date. For additional information, see “Retirement of Scott Davis” on page 52.

44	Notice of Annual Meeting of Shareowners and 2015 Proxy Statement

OUTSTANDING EQUITY AWARDS AT FISCAL
YEAR-END 2014

The following table shows the number of shares covered by exercisable options, unexercisable options, and unvested RSUs and RPUs held by the Named Executive Officers on December 31, 2014.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
David P. Abney	8,619	0	71.58	5/7/2008	5/7/2018
	13,315	0	55.83	5/6/2009	5/6/2019
	7,796	1,949	67.18	5/5/2010	5/5/2020
	5,614	3,743	74.25	5/4/2011	5/4/2021
	3,848	5,772	76.89	3/1/2012	3/1/2022
	1,892	7,569	82.87	3/1/2013	3/1/2023
	0	7,372	96.98	3/4/2014	3/4/2024
						40,987	4,556,523	68,416	7,605,781
D. Scott Davis(5)	26,089	0	71.58	5/7/2008	5/7/2018
	40,305	0	55.83	5/6/2009	5/6/2019
	29,499	0	67.18	5/5/2010	5/5/2020
	28,322	0	74.25	5/4/2011	5/4/2021
	31,197	0	76.89	3/1/2012	3/1/2022
	30,683	0	82.87	3/1/2013	3/1/2023
	23,907	0	96.98	3/4/2014	3/4/2024
						107,593	11,961,153	19,311	2,146,776
Kurt P. Kuehn	6,743	1,686	67.18	5/5/2010	5/5/2020
	5,137	3,426	74.25	5/4/2011	5/4/2021
	3,521	5,283	76.89	3/1/2012	3/1/2022
	1,774	7,096	82.87	3/1/2013	3/1/2023
	0	7,046	96.98	3/4/2014	3/4/2024
						28,353	3,152,050	46,975	5,222,248
Alan Gershenhorn	6,532	1,633	67.18	5/5/2010	5/5/2020
	4,932	3,288	74.25	5/4/2011	5/4/2021
	3,380	5,071	76.89	3/1/2012	3/1/2022
	1,686	6,748	82.87	3/1/2013	3/1/2023
	0	6,699	96.98	3/4/2014	3/4/2024
						23,067	2,564,320	26,664	2,964,277
Myron A. Gray	6,426	1,607	67.18	5/5/2010	5/5/2020
	4,942	3,296	74.25	5/4/2011	5/4/2021
	3,388	5,082	76.89	3/1/2012	3/1/2022
	1,706	6,827	82.87	3/1/2013	3/1/2023
	0	6,778	96.98	3/4/2014	3/4/2024
						23,157	2,574,384	26,926	2,993,382

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	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
John J. McDevitt	0	1,770	67.18	5/5/2010	5/5/2020
	5,098	3,399	74.25	5/4/2011	5/4/2021
	3,494	5,242	76.89	3/1/2012	3/1/2022
	1,718	6,874	82.87	3/1/2013	3/1/2023
	0	6,695	96.98	3/4/2014	3/4/2024
						23,812	2,647,154	27,012	3,002,947

(1)	Stock options vest over a five-year period with 20% of the option vesting at each anniversary date of the grant. All options expire ten years from the date of grant. Under the terms of our 2009 Plan and 2012 Plan, unvested stock options become fully vested on the date of retirement for the NEOs if they meet certain service requirements.

(2)	Unvested stock awards in this column include RSUs and RPUs. The units granted as part of MIP in 2010 vest over a five-year period with approximately 20% of the awards vesting on October 15 of each year. The units granted as part of MIP in 2012, 2013 and 2014 vest over a five-year period with approximately 20% of the award vesting on January 15 of each year. If earned, the units granted as part of LTIP made prior to 2014 will vest on January 31 of the year following the end of the three-year performance cycle for each grant. If earned, the units granted as part of LTIP awards made in 2014 will vest on December 31 of the final year of the three-year performance cycle. The units granted under the LTI in 2010 and 2011 vest over a five-year period with approximately 20% of the award vesting at each anniversary date of the grant. Values are rounded to the closest unit.

(3)	Market value based on NYSE closing price on December 31, 2014 of $111.17.

(4)	Represents the potential units to be earned under the 2012 LTIP award (for the 2014 performance period), the 2013 LTIP award (for the 2014 and 2015 performance periods), the related earnings measurement tranches, and the 2014 LTIP award (for the three year performance period ending 12/31/2016), including any DEUs allocated since the grant. We have assumed target performance goals will be met for all performance periods.

(5)	Scott Davis retired in September 2014. Any unvested options vested as of his retirement date, in accordance with the terms of the plans. He forfeited a number of the performance-based equity awards he held as of his retirement date. For additional information, see “Retirement of Scott Davis” on page 52.

46	Notice of Annual Meeting of Shareowners and 2015 Proxy Statement

OPTION EXERCISES AND STOCK VESTED IN 2014

The following table sets forth the number and corresponding value realized during 2014 with respect to options that were exercised, and restricted stock units and restricted performance units that vested, for each Named Executive Officer.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
David P. Abney	20,312	658,971	35,722	3,425,905
D. Scott Davis	27,930	912,135	92,962	8,921,517
Kurt P. Kuehn	45,662	1,615,429	19,221	1,852,131
Alan Gershenhorn	14,784	667,463	16,511	1,593,255
Myron A. Gray	24,117	1,061,370	16,295	1,572,539
John J. McDevitt	43,952	1,754,919	17,752	1,712,439

(1)	This number is calculated by subtracting the exercise price from the price of our class B common stock on the date of exercise and multiplying the number of shares underlying the options. The amounts in this column may not represent amounts that were actually realized.

(2)	The value in this column represents approximately 20% of the 2009 LTI award granted in the form of RPUs that vested on May 6, 2014; approximately 20% of the 2010 LTI award granted in the form of RPUs that vested on May 5, 2014; approximately 20% of the 2011 LTI award granted in the form of RPUs that vested on May 4, 2014; the 2011 LTIP award granted in the form of RSUs that vested on January 31, 2014; approximately 20% of the 2011 and 2012 MIP awards granted in the form of RPUs that vested on January 15, 2014; and approximately 20% of the 2009 and 2010 MIP awards granted in the form of RSUs that vested on October 15, 2014. Vested RSU and RPU awards are distributed to participants in an equivalent number of shares of class A common stock.

(3)	The value shown is based on the NYSE closing prices on January 15, 2014, the date the RPUs granted under MIP vested, of $101.05 per share; January 31, 2014, the date the RSUs granted under the 2011 LTIP award vested, of $95.23 per share; May 4, 2014, the date that the RPUs granted under the 2011 LTI vested, of $98.56 per share; May 5, 2014, the date that the RPUs granted under the 2010 LTI vested, of $97.95 per share; May 6, 2014, the date the RPUs granted under the 2009 LTI vested, of $97.38 per share; and October 15, 2014, the date the RSUs granted under MIP vested, of $96.45 per share. If the vesting date is not a NYSE trading day, the prior trading day’s closing price is used.

2014 PENSION BENEFITS

The following table quantifies the pension benefits expected to be paid to each of the Named Executive Officers from the UPS Retirement Plan, the Restoration Plan Rollover Option (“RPRO”) and the UPS Excess Coordinating Benefit Plan. The terms of each are described below.

Name	Plan Name	Number of Years Credited Service(#)(1)	Present Value of Accumulated Benefit($)(2)	Payments During Last Fiscal Year($)
David P. Abney	UPS Retirement Plan	40.8	2,018,010	0
	UPS Excess Coordinating Benefit Plan	40.8	4,295,005	0
	Total		6,313,015	0
D. Scott Davis(3)	UPS Retirement Plan	30.0	1,460,089	27,064
	Restoration Plan Rollover Option	26.0	1,768,654	181,496
	UPS Excess Coordinating Benefit Plan	30.0	5,801,085	0
	Total		9,029,828	208,560
Kurt P. Kuehn	UPS Retirement Plan	37.9	1,924,750	0
	UPS Excess Coordinating Benefit Plan	37.9	3,306,817	0
	Total		5,231,567	0
Alan Gershenhorn	UPS Retirement Plan	34.7	1,583,564	0
	UPS Excess Coordinating Benefit Plan	34.7	2,594,319	0
	Total		4,177,883	0
Myron A. Gray	UPS Retirement Plan	36.0	1,623,115	0
	UPS Excess Coordinating Benefit Plan	36.0	2,620,889	0
	Total		4,244,004	0
John J. McDevitt	UPS Retirement Plan	38.2	1,669,714	0
	UPS Excess Coordinating Benefit Plan	38.2	2,817,066	0
	Total		4,486,780	0

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(1)	This column represents years of service as of December 31, 2014 for all plans except for the RPRO. Service used for the RPRO was frozen for Scott Davis at age 57.

(2)	This column represents the total discounted value of the monthly lifetime benefit earned at December 31, 2014, assuming the executive continues in service and retires at age 60 or at the executive’s actual age, if later. The present value is not the monthly or annual lifetime benefit that would be paid to the executive. The present values are based on discount rates of 4.37% and 4.41% for the UPS Retirement Plan, and UPS Excess Coordinating Benefit Plan, respectively, at December 31, 2014. The present values assume no pre-retirement mortality and utilize the RP 2014 healthy mortality table with adjusted mortality improvement after 2007 (no collar for the Retirement Plan and white collar for the Excess Plan), with mortality improvements converging to 0.5% in 2022 on the RPEC 2014 model.

(3)	Scott Davis retired in September 2014 and commenced monthly benefit payments under the UPS Retirement Plan effective October 1, 2014. Scott received a portion of the Restoration Plan Rollover Option payments he is entitled to in 2014 and will receive the balance that is subject to a six-month delay under Section 409A of the Internal Revenue Code in 2015. Scott did not receive any payments from the UPS Excess Coordinating Benefit Plan in 2014 as those payments are also subject to a six-month delay under Section 409A of the Internal Revenue Code and thus will commence in 2015.

2014 Pension Benefits

The UPS Retirement Plan is noncontributory and includes substantially all eligible employees of participating domestic subsidiaries who are not members of a collective bargaining unit, as well as certain employees covered by a collective bargaining agreement.

UPS also sponsors a non-qualified defined benefit plan, the UPS Excess Coordinating Benefit Plan, for non-union employees whose pay and benefits in the qualified plan are limited by the Internal Revenue Service. An employee must be at least age 55 with 10 years of service to be eligible to participate in this plan. John McDevitt first became eligible to participate in this plan in 2013. In the year that an individual first becomes eligible to participate in the UPS Excess Coordinating Benefit Plan, there is an increase for the participant for that year equal to the full present value of the participant’s accrued benefit in the plan.

The Compensation Committee believes that the retirement, deferred compensation and/or savings plans offered at UPS are important for the long-term economic well-being of our employees, and are important elements of attracting and retaining the key talent necessary to compete. The UPS Retirement Plan and UPS Excess Coordinating Benefit Plan provide monthly lifetime benefits to participants and their eligible beneficiaries based on final average compensation at retirement, service with UPS and age at retirement. Participants may choose to receive a reduced benefit payable in an optional form of annuity that is equivalent to the single lifetime benefit.

The plans provide monthly benefits based on the greatest result from up to four benefit formulas. Participants receive the largest benefit from among the applicable benefit formulas. For Scott Davis, Alan Gershenhorn and Myron Gray, the formula that results in the largest benefit is called the “grandfathered integrated formula.” This formula provides retirement income equal to 58.33% of final average compensation, offset by a portion of the Social Security benefit. A participant with less than 35 years of benefit service receives a proportionately lesser amount. For David Abney, Kurt Kuehn and John McDevitt, the formula that results in the largest benefit is called the “integrated account formula.” This formula provides retirement income equal to 1.2% of final average compensation plus 0.4% of final average compensation in excess of the Social Security Wage Base times years of benefit service.

Participants earn benefit service for the time they work as an eligible UPS employee. For purposes of the formulas, compensation includes salary and an eligible portion of the MIP award. The average final compensation for each participant in the plans is the average covered compensation of the participant during the five highest consecutive years out of the last ten full calendar years of service.

Benefits payable under the UPS Retirement Plan are subject to the maximum compensation limits and the annual benefit limits for a tax-qualified defined benefit plan as prescribed and adjusted from time to time by the Internal Revenue Service. Eligible amounts exceeding these limits will be paid from the UPS Excess Coordinating Benefit Plan. Under this plan, participants receive the benefit in the form of a life annuity. From 1999 through 2002, certain executives were eligible for the RPRO, which allowed them to receive their benefit in excess of the UPS Retirement Plan in a combination of life annuity and cash lump sum. Under this option, the cash lump sum is based on a projected benefit under the UPS Excess Coordinating Benefit Plan using projected pay and service through the date the executive would have reached age 57.

The plans permit participants with 25 or more years of benefit service to retire as early as age 55 with only a limited reduction in the amount of their monthly benefits. Each of the Named Executive Officers would be eligible to retire at age 60 and receive unreduced benefits from the plans. In addition, the plans allow participants with ten years or more of service to retire at age 55 with a larger reduction in the amount of their benefit. As of December 31, 2014, all NEOs except Kurt Kuehn were eligible for early retirement with reduced benefits. If they had retired on December 31, 2014, their benefits would be reduced by 2.25% (Abney), 10.50% (Gershenhorn), 8.75% (Gray) and 11.0% (McDevitt). Kurt Kuehn is currently eligible for early retirement with unreduced benefits. Scott Davis retired in September 2014 with unreduced benefits.

48	Notice of Annual Meeting of Shareowners and 2015 Proxy Statement

2014 NON-QUALIFIED DEFERRED COMPENSATION

The following table shows the executive contributions, earnings and account balances for the Named Executive Officers in the UPS Deferred Compensation Plan for 2014.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(1)
David P. Abney	0	0	188,290	0	2,492,215
D. Scott Davis(2)	0	0	65,371	509,507	679,315
Kurt P. Kuehn	0	0	121,464	0	1,632,997
Alan Gershenhorn	0	0	32,245	0	750,928
Myron A. Gray	0	0	47,474	0	604,989
John J. McDevitt	0	0	229,814	0	2,982,107

(1)	Certain amounts in this column represent salary, bonus or stock options contributed by the Named Executive Officer to the plan in prior years as follows:

Name	($)
David P. Abney	1,122,199
D. Scott Davis	536,848
Kurt P. Kuehn	711,254
Alan Gershenhorn	467,915
Myron A. Gray	253,157
John J. McDevitt	1,274,729

(2)	Scott Davis retired in September 2014 and began receiving benefits in accordance with the terms of the plans.

There are three deferred compensation vehicles in the UPS Deferred Compensation Plan, and not all of the Named Executive Officers participate in each feature of the UPS Deferred Compensation Plan.

2004 and Before Salary Deferral Feature

●	Prior to December 31, 2004, contributions could be deferred from executive officers’ monthly salary and from their half-month bonus.
●	Prior to December 31, 2004, non-employee directors could defer retainer and meeting fees quarterly. Assets from the discontinued UPS Retirement Plan for Outside Directors were transferred to the 2004 and Before Salary Deferral Feature in 2003.
●	No contributions were permitted after December 31, 2004.

2005 and Beyond Salary Deferral Feature

●	Executive officers may defer 1% to 35% of their monthly salary and 1% to 100% of the cash portion of the MIP award. They may also defer excess pre-tax contributions if the UPS 401(k) Savings Plan fails the annual average deferral percentage (ADP) test.
●	Non-employee directors may defer retainer fees quarterly.
●	Elections are made annually for the following calendar year.

Stock Option Deferral Feature

●	Assets are invested solely in shares of UPS stock.
●	Non-qualified or Incentive Stock Options which vested prior to December 31, 2004 were deferrable during the annual enrollment period for the following calendar year. Participants deferred receipt of UPS stock that would otherwise be taxable upon the exercise of the stock option.
●	The shares received upon exercise of these options are deferred into a rabbi trust. The shares held in this trust are classified as treasury stock, and the liability to participating employees is classified as “deferred compensation obligations” in the shareowners’ equity section of the balance sheet.
●	No deferrals of stock options were permitted after December 31, 2004.
●	As a result of the requirements applicable to non-qualified deferred compensation arrangements under Section 409A of the Internal Revenue Code and related guidance, deferral of stock options is no longer offered under the UPS Deferred Compensation Plan for options that vested after December 31, 2004.

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Withdrawals and Distributions under the UPS Deferred Compensation Plan

●	For the 2004 and Before Salary Deferral Feature, participants may elect to receive the funds in a lump sum or up to a 10 year installment (of 120 monthly payments), subject to restrictions if the balance is less than $20,000.
●	For the 2005 and Beyond Salary Deferral Feature, participants may elect to receive funds in a lump sum or up to a 10 year installment (120 monthly payments), subject to restrictions if the balance, plus the total balance in any other account which must be aggregated with the 2005 and Beyond Salary Deferral Account under Section 409A of the Internal Revenue Code, is less than the Internal Revenue Code Section 402(g) annual limit in effect for qualified 401(k) plans on the date the participant becomes eligible for a distribution.
●	For the Stock Option Deferral Feature, participants may elect to receive shares in a lump sum or up to 10 annual installments, subject to restrictions if the balance is less than $20,000. The distribution of shares will occur pro-rata based on the type of stock options (non-qualified or Incentive) that were originally deferred.

●	The distribution election under the 2005 and Beyond Salary Deferral Feature may be changed one time only, but may be changed more frequently under the 2004 and Before Salary Deferral Feature and the Stock Option Deferral Feature.
●	Hardship distributions are permitted under all three features of the UPS Deferred Compensation Plan.
●	Withdrawals are not permitted under the 2005 and Beyond Salary Deferral Feature, but withdrawals are permitted for 100% of the account under the 2004 and Before Salary Deferral Feature and Stock Option Deferral Feature. However, withdrawals will result in a forfeiture of 10% of the participant’s total account balances.

No company contributions are made to any of the three features of the UPS Deferred Compensation Plan. The aggregate balances shown in the table above represent amounts that the Named Executive Officers have earned but elected to defer, plus earnings (or less losses). There are no above-market or preferential earnings in the UPS Deferred Compensation Plan. The investment options mirror those in the UPS 401(k) Savings Plan. Dividends earned on shares of UPS stock in the UPS Deferred Compensation Plan are earned at the same rate as all other class A and class B shares of common stock. Dividends are added to the participant’s deferred compensation balance. Deferral elections made under the UPS Deferred Compensation Plan are irrevocable once made.

POTENTIAL PAYMENTS ON TERMINATION OR
CHANGE IN CONTROL

We have not entered into any employment agreements with our Named Executive Officers that provide for severance or change in control benefits, nor do we have separate severance or change in control agreements or arrangements with our Named Executive Officers. As described earlier, our Compensation Committee believes that the UPS promotion from within policy has created a culture where long tenure for executives is the norm. As a result, the Named Executive Officers serve without employment contracts, as do most of our other U.S.-based non-union employees.

Scott Davis retired as our Chief Executive Officer in September 2014. A description of the impact of his retirement on his equity compensation is described at the end of this section.

The equity awards granted between May 7, 2009 and May 2, 2012 were made pursuant to the 2009 Plan. Equity awards granted on or after May 3, 2012 were made pursuant to the 2012 Plan. The plans and the related award certificates contain provisions that affect outstanding awards to all plan participants, including the Named Executive Officers, in the event of a change in control (as defined below) of the Company and a participant’s retirement, death or disability. Upon a participant’s retirement, death or disability:

●	Options will become immediately exercisable;
●	Restrictions imposed on shares of restricted stock, RSUs or RPUs that are not performance-based lapse; and
●	Target payout opportunities attainable under all outstanding awards of performance-based restricted stock, RSUs and RPUs are deemed to have been fully earned for the applicable performance periods. Payment of an award (in cash or stock, as applicable) is made to the participant based upon an assumed achievement of all relevant targeted performance goals and the length of time within the applicable performance period which has elapsed.

In the event of a change in control, if the successor company continues, assumes or substitutes other grants for outstanding awards, and within two years following the change in control the participant is terminated by the successor without cause or the participant resigns for good reason, then:

●	Options will become immediately exercisable as of the termination or resignation;
●	Restrictions imposed on restricted stock or RSUs that are not performance-based will lapse; and
●	Performance-based awards will vest with respect to each performance measurement tranche completed during the performance period prior to the termination or resignation (or, if the performance period is not divided into separate performance measurement tranches, proportionately based on the portion of the performance period completed prior to such resignation or termination).

In the event of a change in control, if the successor company does not continue, assume or substitute other grants for outstanding awards, or in the case of a dissolution or liquidation of UPS, then options will be fully vested and exercisable and the Compensation Committee will either give a participant a reasonable opportunity to exercise the option before the transaction resulting in the change in control, or pay the participant the difference between the exercise price for the option and the consideration provided to other similarly situated shareowners. Other outstanding awards will vest and be paid generally as described in the bullet points above (except, where applicable, timing of payment generally will be tied to such change in control, rather than termination or resignation).

Our 1999 Incentive Compensation plan provided for tax gross-ups upon a change in control in certain situations. However, all awards made under the 1999 Plan have already vested and are not subject to the change in control provisions. The 2012 Plan and 2009 Plan do not provide for the payment of tax gross-ups.

50	Notice of Annual Meeting of Shareowners and 2015 Proxy Statement

Similarly, the proposed 2015 Plan does not provide for the payment of tax gross-ups.

The following table shows the potential payments to the Named Executive Officers upon a termination of employment under various circumstances. In preparing the table, we assumed the termination occurred on December 31, 2014. The closing price per share of our common stock on December 31, 2014 was $111.17. In addition, as of December 31, 2014, all currently serving Named Executive Officers were eligible for early retirement.

Name	Severance Amount	Accelerated Vesting of Equity Awards ($)(1)	Benefits ($)(2)	Estimated Tax Gross-Up ($)(3)	Total ($)
David P. Abney
Termination (Voluntary or Involuntary)	0	0	0	0
Change in Control (with termination)	0	5,297,127	0	0	5,297,127
Early Retirement	0	5,297,127	106,391	0	5,403,518
Normal Retirement	0	5,297,127	0	0	5,297,127
Death	0	5,297,127	0	0	5,297,127
Disability	0	5,297,127	0	0	5,297,127
Kurt P. Kuehn
Termination (Voluntary or Involuntary)	0	0	0	0
Change in Control (with termination)	0	3,834,605	0	0	3,834,605
Early Retirement	0	3,834,605	0	0	3,834,605
Normal Retirement	0	3,834,605	0	0	3,834,605
Death	0	3,834,605	0	0	3,834,605
Disability	0	3,834,605	0	0	3,834,605
Alan Gershenhorn				0
Termination (Voluntary or Involuntary)	0	0	0	0
Change in Control (with termination)	0	3,217,410	0	0	3,217,410
Early Retirement	0	3,217,410	281,553	0	3,498,963
Normal Retirement	0	3,217,410	0	0	3,217,410
Death	0	3,217,410	0	0	3,217,410
Disability	0	3,217,410	0	0	3,217,410
Myron A. Gray				0
Termination (Voluntary or Involuntary)	0	0	0	0
Change in Control (with termination)	0	3,230,359	0	0	3,230,359
Early Retirement	0	3,230,359	237,545	0	3,467,904
Normal Retirement	0	3,230,359	0	0	3,230,359
Death	0	3,230,359	0	0	3,230,359
Disability	0	3,230,359	0	0	3,230,359
John J. McDevitt				0
Termination (Voluntary or Involuntary)	0	0	0	0	0
Change in Control (with termination)	0	3,319,739	0	0	3,319,739
Early Retirement	0	3,319,739	317,828	0	3,637,567
Normal Retirement	0	3,319,739	0	0	3,319,739
Death	0	3,319,739	0	0	3,319,739
Disability	0	3,319,739	0	0	3,319,739

(1)	Represents the value of accelerated vesting of stock options, RSUs and RPUs in accordance with the terms of the 1999 Plan, the 2009 Plan, the 2012 Plan and the applicable award certificates.

(2)	Represents the actuarial present value of the incremental non-qualified amounts payable upon change in control, early retirement, death and disability from the UPS Excess Coordinating Benefit Plan. For information about the UPS Excess Coordinating Benefit Plan, see the 2014 Pension Benefits table and related narrative. The same assumptions were used to calculate the present value of the amounts in this table that were used for the 2014 Pension Benefits table except that benefits are assumed to be payable immediately as of December 31, 2014 (or age 55 if later) instead of as of age 60. Only individuals eligible for early retirement (55 with 10 years of service) who are not yet age 60 will have an early retirement value in the table. Only individuals not yet eligible for early retirement (55 with 10 years of service) will have a change in control, death or disability value in the table.

(3)	As of December 31, 2014, there are no compensation plans that require tax gross-ups in connection with accelerated vesting of equity awards granted under the plan in the event of a change in control.

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Other Amounts

The previous tables do not include payments and benefits to the extent they are generally provided on a non-discriminatory basis to salaried employees not subject to a collective bargaining agreement upon termination of employment. These include:

●	Life insurance upon death in the amount of 12 times the employee’s monthly base salary, with a December 31, 2014 maximum benefit payable of $1 million;
●	A death benefit in the amount of three times the employee’s monthly salary;
●	Disability benefits; and
●	Accrued vacation amounts.

The tables also do not include amounts to which the executives would be entitled to receive that are already described in the compensation tables that appear earlier in this proxy statement, including:

●	The value of equity awards that are already vested;
●	Amounts payable under defined benefit pension plans; and
●	Amounts previously deferred into the deferred compensation plan.

Definition of a Change in Control

A change in control is deemed to have occurred as a result of any one of the following events:

●	The consummation of a reorganization, merger, share exchange or consolidation, in each case, where persons who were the shareowners immediately prior to such event do not, immediately thereafter, own more than 50% of the combined voting power of the reorganized, merged, surviving or consolidated company’s then outstanding securities entitled to vote generally in the election of directors; or
●	The board members as of May 7, 2009 or board members whose elections or nominations are approved by a majority of such board members cease for any reason to constitute at least an 80% majority of the Board of Directors.

Retirement of Scott Davis

Scott Davis retired as our Chief Executive Officer in September 2014. As described above, we do not have employment agreements with our Named Executive Officers. Scott did not receive any severance payments as a result of his retirement.

In accordance with the terms of our LTIP program, Scott forfeited a significant amount of his outstanding LTIP awards, including portions of the 2012 LTIP and the 2013 LTIP. He forfeited 75% of the 2014 award as it was prorated for the number of months that he was active as CEO. We estimated that the aggregate value of the equity he forfeited in connection with his retirement at approximately $15.0 million, a significant portion of which has previously been included in the stock awards column of the Summary Compensation Table in 2014, 2013 and 2012.

In light of the significant contributions of Scott Davis to our company over his many years of service, and specifically in recognition of his service as CEO during 2014 and his assistance in the successful transition to a new CEO, the Compensation Committee determined to grant Scott an equity award generally equivalent to aggregate value of certain tranches of the 2012 and 2013 LTIP award that he forfeited in connection with his retirement. On March 2, 2015, the Compensation Committee granted Scott restricted stock units with a grant date fair value of approximately $4.8 million. The RSU award will vest in approximately equal increments in 2015 and 2016. Because the grant was made in 2015, it does not appear in the Summary Compensation Table in this year’s proxy statement.

EQUITY COMPENSATION PLANS

The following table sets forth information as of December 31, 2014 concerning shares of our common stock authorized for issuance under all of our equity compensation plans.

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders(1)	17,500,104	$15.83	33,631,097	(2)
Equity compensation plans not approved by security holders	0	N/A	0
Total	17,500,104	$15.83	33,631,097

(1)	Includes the 1999 Plan, the 2009 Plan, the 2012 Plan and the Discounted Employee Stock Purchase Plan, each of which has been approved by our shareowners. Effective with the authorization of the 2012 Plan that was approved by our shareowners in May 2012, no additional securities may be issued under the 1999 Plan or the 2009 Plan. Awards that do not entitle the holder to receive or purchase shares and awards that are settled in cash are not counted against the aggregate number of shares available for awards under the 2012 Plan. If the 2015 Plan is approved by shareowners at the annual meeting, then at the time the 2015 Plan becomes effective, no additional securities may be issued under the 2012 Plan.

(2)	In addition to grants of options, warrants or rights, includes up to 16,237,135 shares of common stock or other stock-based awards that may be issued under the 2012 Plan, and up to 17,393,962 shares of common stock that may be issued under the Discounted Employee Stock Purchase Plan. Does not include shares under either of the 1999 Plan or the 2009 Plan because no new awards may be made under those plans.

52	Notice of Annual Meeting of Shareowners and 2015 Proxy Statement

OWNERSHIP OF OUR SECURITIES

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth information as to any person known to us to be the beneficial owner of more than five percent of our class A or class B common stock.

Name and address	Number of Shares Beneficially Owned	Percent of Class
BlackRock Inc.(1)	46,216,381	6.60%
55 East 52nd Street
New York, NY 10022
The Vanguard Group(2)	38,410,091	5.39%
100 Vanguard Blvd.
Malvern, PA 19355

(1)	According to a Schedule 13G/A filed with the SEC on January 29, 2015, BlackRock Inc. has sole voting power with respect to 39,183,274 shares of our class B common stock and sole dispositive power with respect to 46,216,381 shares of our class B common stock. According to the Schedule 13G/A, BlackRock beneficially owned 6.60% of our class B common stock as of December 31, 2014.

(2)	According to a Schedule 13G/A filed with the SEC on February 10, 2015, The Vanguard Group has sole voting power with respect to 1,212,551 shares of our class B common stock, sole dispositive power with respect to 37,265,869 shares of our class B common stock and shared dispositive power with respect to 1,144,222 shares of our class B common stock. According to the Schedule 13G/A, The Vanguard Group beneficially owned 5.39% of our class B common stock as of December 31, 2014.

The following table sets forth the beneficial ownership of our common stock as of February 1, 2015. The tables show ownership by our current directors and nominees, our Chief Executive Officer, Chief Financial Officer, the three other executive officers who had the highest total compensation for 2014, and the former Chief Executive Officer (“the Named Executive Officers”) and all of our directors and executive officers as a group. Ownership is calculated in accordance with SEC rules and regulations.

	Number of Shares Beneficially Owned(1)(2)		Additional Shares in which the Beneficial Owner Has or Participates in the Voting or Investment Power(5)		Total Shares Beneficially Owned(6)
Directors and Executive Officers	Class A Shares(3)(4)	Class B Shares
David P. Abney	259,272	1,452			260,724
F. Duane Ackerman	14,986	0			14,986
Rodney C. Adkins	3,572	0			3,572
Michael J. Burns	17,763	0			17,763
D. Scott Davis	562,512	0	4,506,520	(7)	5,069,032
Stuart E. Eizenstat	17,763	200			17,963
Alan Gershenhorn	135,560	3,628			139,188
Myron A. Gray	133,610	0			133,610
William R. Johnson	13,821	160			13,981
Candace Kendle	7,607	0			7,607
Kurt P. Kuehn	119,084	0			119,084
Ann M. Livermore	40,519	0			40,519
Rudy H.P. Markham	14,432	0			14,432
John J. McDevitt	143,605	0	4,506,520	(7)	4,650,125
Clark T. Randt, Jr.	9,586	0			9,586
John T. Stankey	1,278	0			1,278
Carol B. Tomé	18,462	2,936			21,398
Kevin M. Warsh	5,221	0			5,221
Shares held by all directors and executive officers as a group
(24 persons)	2,000,648	8,724	4,506,520	(8)	6,515,892	(8)

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(1)	Includes shares for which the named person has sole voting or investment power or has shared voting or investment power with his or her spouse. Includes shares held by immediate family members as follows: Abney — 26,500; Davis – 76,251; Kuehn — 3,016; Gershenhorn — 3,250; McDevitt — 20,204; and all directors and executive officers as a group — 133,893. Each named individual disclaims all beneficial ownership of the shares held by immediate family members.

(2)	Includes shares pledged as of February 1, 2015 as follows: Directors — 0; Abney — 0; Davis — 0; Kuehn — 40,225; Gershenhorn — 0; Gray — 20,497; McDevitt — 27,440; and all directors and executive officers as a group — 139,241. The aggregate number of shares pledged by directors and executive officers on February 1, 2015 represents significantly less than 1% of our issued and outstanding shares of common stock. Compliance with our stock ownership guidelines does not include pledged UPS stock. All of the executive officers that had existing pledges as of February 1, 2015 met their stock ownership guidelines after excluding the shares subject to pledge. As described under “Other Governance Matters — Hedging and Pledging Policies”, we adopted a policy in 2013 prohibiting our directors and executive officers from entering into future pledges of their UPS stock.

(3)	Includes class A shares that may be acquired by directors upon the conversion of RSUs following separation from the UPS Board of Directors.

(4)	Includes class A shares that may be acquired through stock options exercisable through April 2, 2015 as follows: Abney — 92,396; Davis — 210,002; Kuehn — 50,016; Gershenhorn — 48,936; Gray — 47,945; McDevitt — 42,105; and all directors and officers as a group — 646,842.

(5)	None of the individuals listed, nor members of their families, has any direct ownership rights in the shares listed. See footnotes 7 and 8.

(6)	All directors and executive officers individually and as a group held less than one percent of outstanding shares, based on an aggregate of 2,009,372 shares of class A and class B common stock outstanding as of February 1, 2015. Assumes that all options exercisable through April 2, 2015 owned by the named individual are exercised. The total number of shares outstanding used in calculating this percentage also assumes that none of the options owned by other named individuals are exercised.

(7)	Includes 4,490,484 class A shares and 16,036 class B shares owned by the Annie E. Casey Foundation, Inc., of which Scott Davis, John McDevitt and other persons constitute the corporate Board of Trustees.

(8)	Includes shares owned by the Annie E. Casey Foundation, Inc. Eliminates duplications in the reported number of shares arising from the fact that several directors and executive officers share in the voting power with respect to these shares.

ADDITIONAL OWNERSHIP

In addition to the beneficial ownership of our common stock shown previously, our directors and executive officers hold equity instruments that are not reported in the beneficial ownership table but represent additional financial interests that are subject to the same market risk as ownership of our common stock. The number of shares of stock to which these stock units are equivalent as of February 1, 2015 is as follows.

	Restricted Stock Units	Phantom Stock Units	Restricted Performance Units	Stock Option Deferral Shares	Other Deferred Compensation Plan Shares	Total
David P. Abney	347	0	56,713	17,359	0	74,419
F. Duane Ackerman	12,915	0	0	0	7,609	20,524
Rodney C. Adkins	3,572	0	0	0	0	3,572
Michael J. Burns	12,915	0	0	0	4,303	17,218
D. Scott Davis	751	0	122,941	6,001	0	129,693
Stuart E. Eizenstat	12,915	0	0	0	0	12,915
Alan Gershenhorn	291	0	27,615	3,002	4	30,912
Myron A. Gray	286	0	27,747	5,289	36	33,358
William R. Johnson	13,821	0	0	0	0	13,821
Candace Kendle	7,607	0	0	0	0	7,607
Kurt P. Kuehn	301	0	36,871	14,043	0	51,215
Ann M. Livermore	12,915	2,223	0	0	0	15,138
Rudy H.P. Markham	12,915	0	0	0	0	12,915
John J. McDevitt	315	0	28,456	24,298	0	53,069
Clark T. Randt, Jr.	9,586	0	0	0	0	9,586
John T. Stankey	1,278	0	0	0	0	1,278
Carol B. Tomé	12,915	1,051	0	0	0	13,966
Kevin M. Warsh	5,221	0	0	0	1,029	6,250

54	Notice of Annual Meeting of Shareowners and 2015 Proxy Statement

Restricted stock units (“RSUs”) are bookkeeping units, the value of each of which corresponds to one share of UPS class A common stock.

Phantom stock units are bookkeeping units, the value of each of which corresponds to one share of UPS class B common stock. Phantom stock units were granted to non-employee directors pursuant to a deferred compensation program previously provided to non-employee directors. Dividends paid on UPS common stock are added to the director’s phantom stock unit balance. Upon termination of the individual’s service as a director, amounts represented by phantom stock units will be distributed in cash over a time period elected by the recipient.

Restricted performance units (“RPUs”) are bookkeeping units, the value of each of which corresponds to one share of UPS class A common stock. We grant RPUs to the Named Executive Officers under two programs, the Management Incentive Program and the Long-Term Incentive Performance award program.

Stock option deferral shares are shares held for the individual in a rabbi trust within the UPS Deferred Compensation Plan. Each individual elected to defer the receipt of these shares rather than acquiring them directly upon the exercise of a stock option.

Other deferred compensation plan shares are amounts within the UPS Deferred Compensation Plan allocated to UPS common stock. These represent the non-employee directors’ retainer fees that have been deferred and invested in UPS stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own beneficially more than 10% of either our class A or class B common stock to file reports of ownership and changes in ownership of such stock with the Securities and Exchange Commission. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file with the SEC. To our knowledge, for 2014 each of our directors and executive officers complied with all applicable Section 16(a) filing requirements, except with respect to a Form 4 filed by the company on behalf of Kevin Warsh, one of our directors. As a result of a failure by the company’s third party administrator to timely notify the company of an exempt transaction relating to the acquisition of 267 shares under the UPS Deferred Compensation Plan on Mr. Warsh’s behalf, the company filed the Form 4 eleven days late.

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PROPOSAL 2 — APPROVAL OF
THE 2015 OMNIBUS INCENTIVE
COMPENSATION PLAN

The board of directors has adopted, and recommends that the shareowners approve, the United Parcel Service, Inc. 2015 Omnibus Incentive Compensation Plan, or 2015 Plan. The 2015 Plan permits the grant of options, stock appreciation rights, restricted stock, restricted stock units, restricted performance shares, restricted performance units, management incentive awards and other cash awards (collectively, “awards”). Shareowner approval of the 2015 Plan is required by NYSE rules and is intended to permit the performance-based awards discussed below to qualify for deductibility under Section 162(m) of the Internal Revenue Code. If we receive shareowner approval, the 2015 Plan will become effective as of May 7, 2015. If we do not receive shareowner approval, the 2015 Plan will not go into effect.

A summary of the material terms of the 2015 Plan is provided below, which is qualified in its entirety by reference to the text of the 2015 Plan that is included as Annex A to this proxy statement.

PURPOSES OF THE 2015 PLAN

As discussed in the Compensation Discussion and Analysis beginning on page 31, annual and long-term incentive compensation plays an important part in our pay-for-performance philosophy. Incentive awards also help us remain competitive in retaining and attracting highly qualified employees upon whom, in large measure, the future growth and success of our company depend. In 2014, we granted equity compensation to approximately 35,000 of our employees throughout our company.

The purposes of the 2015 Plan are

●	to optimize the profitability and growth of our company through annual and long-term incentives which are consistent with our goals and which link all or a portion of the compensation of employees and directors to the value of our common stock and thereby align the interests of employees and directors more closely with those of our shareowners;
●	to provide employees and directors with an incentive for excellence in individual performance; and
●	to promote teamwork among our employees and directors.

The 2015 Plan is further intended to provide flexibility to our company in its ability to motivate, attract, and retain the services of employees and directors who make significant contributions to our success and to allow our employees and directors to share in the success of our company.

Approving the 2015 Plan would further these objectives by allowing us to continue to grant annual and long-term equity incentive compensation for approximately three years. If the 2015 Plan is not approved, we do not expect to have sufficient shares to meet our anticipated long-term equity compensation needs after 2015 under our existing 2012 Plan.

HIGHLIGHTS OF KEY CORPORATE GOVERNANCE
PRACTICES AND PROVISIONS UNDER THE 2015 PLAN

We believe that the 2015 Plan will promote the interests of our shareowners and is consistent with principles of good corporate governance. The 2015 Plan includes the following practices and provisions.

●	Administered by an independent committee. Awards to executive officers will be administered by our Compensation Committee, which is composed entirely of independent directors who meet the SEC and NYSE standards for independence.
●	Granting of performance awards. Under the 2015 Plan, the Compensation Committee may grant performance-based awards intended to qualify as exempt performance-based compensation under Section 162(m) of the Code as well as other performance-based awards.
●	Awards require a minimum vesting period. Stock options and SARs granted under the 2015 Plan require a minimum vesting period of one year.
●	Double trigger vesting on change in control. If awards granted under the 2015 Plan are assumed by a successor in connection with a change in control of our company, such awards will not automatically vest and pay out solely as a result of the change in control.
●	Awards are subject to clawback. All awards under the 2015 Plan are subject to recoupment or clawback under certain circumstances.
●	No liberal share counting. The 2015 Plan prohibits the reuse of shares withheld or delivered to satisfy the exercise price or to satisfy tax withholding requirements of a stock option or SAR.
●	Cap on Awards to Non-Employee Directors. The value of shares awarded to a single non-employee director during a calendar year will not exceed $500,000.
●	No discounted stock options or SARs. All stock option and SAR awards under the 2015 Plan must have an exercise or base price that is not less than the fair market value of the underlying common stock on the date of grant.
●	No repricing of stock options or SARs. The 2015 Plan prohibits any repricing of stock options or SARs for shares or cash without shareowner approval.
●	No tax gross ups. The 2015 Plan does not include any tax gross up provisions.
●	No reloads. The 2015 Plan does not permit the grant of stock option reloads.

56	Notice of Annual Meeting of Shareowners and 2015 Proxy Statement

SHARES AVAILABLE FOR ISSUANCE UNDER THE
2015 PLAN

The shares issuable pursuant to awards granted under the 2015 Plan will be shares of class A common stock. The maximum number of shares that may be issued pursuant to awards granted under the 2015 Plan (the “share reserve”) is 27,000,000, subject to adjustment as described below. Any shares granted under the 2012 Plan after March 9, 2015 will reduce the number of shares available for grant under the 2015 Plan. The maximum number of shares that can be issued upon the exercise of incentive stock options is 27,000,000.

Each share issued pursuant to restricted stock, a restricted stock unit, a restricted performance share, a restricted performance unit, an option or a share subject to the exercised portion of a stock appreciation right (regardless of the form of payment of the stock appreciation right) will reduce the share reserve by one share. To the extent that a distribution pursuant to an award is made in cash, the share reserve will not be reduced by the number of shares (if any) subject to the exercised or distributed portion of the award.

If any award granted under the 2015 Plan is forfeited or otherwise expires, terminates or is cancelled without the issuance of the shares in full, the shares covered by such awards (or the forfeited portion thereof) again will be available for use under the 2015 Plan. In addition, if any award granted under the 2012 Plan, the 2009 Omnibus Incentive Compensation Plan or the United Parcel Service, Inc. Incentive Compensation Plan (collectively, the “prior plans”) that is outstanding on the effective date of the 2015 Plan is thereafter forfeited or otherwise expires, terminates or is cancelled without the issuance of the shares in full, the shares covered by such awards (or the forfeited portion thereof) will be added to and available for use under the 2015 Plan.

DETERMINATION OF NUMBER OF SHARES FOR THE
2015 PLAN

The board and the Compensation Committee considered various factors, including potential burn rate, potential dilution or overhang and historical grant practices, in determining the number of shares to be available for issuance under the 2015 Plan.

We actively manage our long-term dilution by limiting the number of shares subject to equity awards that we grant annually, commonly expressed as a percentage of total shares outstanding and referred to as burn rate. Burn rate is a key measure of dilution that shows how rapidly a company is depleting its shares reserved for equity compensation plans, and differs from annual dilution because it does not take into account cancellations and other shares returned to the reserve. In order to calculate burn rate, we include the number of stock options granted in any given period, plus the number of full value shares earned during the period and divide the total by the weighted average common shares outstanding.

We have calculated the burn rate under the 2009 Plan and the 2012 Plan for the past three years, as set forth in the following table (share numbers rounded and reported in thousands):

Year	Options Granted	Earned Full Value Shares	Total	Weighted Average Common Shares Outstanding	Burn Rate
2014	127	4,635	4,762	916,000	0.52%
2013	178	4,907	5,085	940,000	0.54%
2012	187	6,729	6,916	960,000	0.72%
Three-year average					0.59%

An additional metric that we use to measure the cumulative impact of our equity program is potential dilution or overhang. We calculate this as (A) the number of shares subject to equity awards outstanding but not exercised or settled, plus (B) the number of shares available to be granted, divided by (C) the total common shares outstanding at the end of the year plus A and B. Our potential dilution or overhang as of December 31, 2014 was 3.6% and our three-year average potential dilution or overhang for the three most recently completed years was 4.4%. As of December 31, 2014, the share reserve of 27,000,000 would have resulted in a potential dilution or overhang of 4.7%.

The following are the factors that were material to the evaluation by the board and Compensation Committee in determining acceptable and targeted levels of dilution: competitive data from relevant peer companies, the current and future accounting expense associated with our equity award practices, shareowner feedback and the influence of certain proxy advisory firms. Our equity programs are revisited at least annually and assessed against these and other measures.

We estimate, based on historical grant information that the availability of 27,000,000 shares under the 2015 Plan would provide a sufficient number of shares to enable us to continue to make awards at historical average annual rates for approximately three years. In approving the share pool under the 2015 Plan, the Compensation Committee determined that reserving shares sufficient for three years of new awards at historical grant rates is in line with the practice of our peer companies.

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KEY DATA ON OUTSTANDING EQUITY AWARDS AND
SHARES AVAILABLE FOR FUTURE AWARDS

The following table summarizes the actual shares outstanding and shares remaining under the prior plans as of March 9, 2015, the Record Date for the annual meeting. The table includes information regarding all of our outstanding equity awards and shares available for future awards under our equity plans and equity award agreements as of March 9, 2015 (and without giving effect to this Proposal 2). Our incentive compensation program grants are generally awarded in the first quarter of each year. As a result, there are additional grants made subsequent to December 31, 2014 and prior to March 9, 2015. Stock options and full-value shares or units granted on or prior to March 9, 2015 will be deducted from the 2012 Plan reserve.

	Outstanding	Weighted Average Term (in years)	Weighted Average Exercise Price
Outstanding stock options of 3/9/15	3,536,309	3.15	$76.34
Outstanding full-value awards as of 3/9/15	14,861,205
Other outstanding equity awards as of 3/9/15	-
Shares remaining available for future grant as of March 9, 2015	12,848,853
Proposed shares available for future awards under 2015 Plan	27,000,000

Any grants made after March 9, 2015 under the 2012 Plan will be counted against and deducted on a share-for-share basis from the share reserve under the 2015 Plan. Upon approval of the 2015 Plan, all shares then remaining available for future awards under the 2012 Plan will be cancelled and no further grants will be made under the 2012 Plan. If for any reason the 2015 Plan is not approved by shareowners, the 2012 Plan reserve shares will not be cancelled and those shares will remain available for grant under the 2012 Plan as currently in effect.

AWARD LIMITS

Unless the Compensation Committee determines that an award will not be performance-based compensation as discussed below, no participant may be granted in any one calendar year:

●	options to purchase more than 600,000 shares;
●	stock appreciation rights with respect to more than 600,000 shares;
●	restricted stock in excess of 600,000 shares and restricted stock units covering more than 600,000 shares;
●	restricted performance shares or restricted performance units with a payout greater than the value of 600,000 shares;
●	awards or other cash awards with a payout greater than the value of 600,000 shares;
●	shares granted or subject to an award greater than 600,000; and
●	dividends or dividend equivalents paid with respect to awards in an amount greater than the value of 600,000 shares.

For awards that cover a period of more than one calendar year, the maximum award limit will be a multiple of the applicable calendar year maximum award limit equal to the number of full and partial calendar years covered by the award.

In addition, the 2015 Plan also has a limit on equity awards to non-employee directors. The maximum aggregate number of shares that may be subject to awards granted in any one calendar year to any one non-employee director will not exceed that number of shares having a fair market value on the date of grant equal to $500,000.

The award limits are subject to the adjustment provisions discussed below.

ADMINISTRATION AND ELIGIBILITY

The 2015 Plan is administered by the Compensation Committee, except that the board administers the 2015 Plan with respect to non-employee directors of UPS. The board also may at any time take on the powers, authority and duties of the Compensation Committee. The Committee generally may delegate its power, authority and duties under the 2015 Plan, except as prohibited by law.

The Compensation Committee determines who among those eligible to participate in the 2015 Plan will be granted awards, determines the amounts and types of awards to be granted, determines the terms and conditions of all awards, and construes and interprets the terms of the 2015 Plan. Determinations of the Committee are final, binding, and conclusive.

Individuals eligible to receive awards under the 2015 Plan include employees of UPS or a subsidiary or affiliate of UPS, consultants, agents or other service providers to UPS or a subsidiary or affiliate of UPS, and directors of UPS. As of February 27, 2015, 12 directors and approximately 35,000 employees were eligible to receive awards under the 2015 Plan.

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TYPE OF AWARDS

Stock Options

Stock options may be either nonqualified stock options or incentive stock options. The exercise price of any stock option must be equal to or greater than the fair market value of a share on the date the option is granted. The term of a stock option cannot exceed ten years.

A stock option’s terms and conditions, including the number of shares to which the option pertains, exercise price, vesting and expiration of the option, are determined by the Compensation Committee and set forth in an award document.

Payment for shares purchased upon exercise of a stock option must be made in full at the time of purchase. The exercise price may be paid (a) in cash or its equivalent, (b) by tendering previously acquired shares having an aggregate value at the time of exercise equal to the total exercise price, (c) through a reduction in the number of shares received through the exercise of the option, or (d) by a combination of (a), (b) and (c).

Stock Appreciation Rights (“SARs”)

Freestanding and tandem SARs, or any combination of these forms of SAR, may be granted to participants. A freestanding SAR means a SAR that is granted independently of any stock options. A tandem SAR means a SAR that is granted in connection with a related option, the exercise of which requires forfeiture of the right to purchase a share under the related option (and when a share is purchased under the option, the tandem SAR similarly is cancelled). Each SAR grant will be set forth in an award document that will specify the grant price, the term of the SAR and such other provisions as the Compensation Committee determines. The term of a SAR cannot exceed ten years.

The grant price of a freestanding SAR will equal at least the fair market value of a share on the date of grant. The grant price of a tandem SAR will equal the exercise price of the related stock option.

Upon exercise of a SAR, a participant will be entitled to receive payment in an amount determined by multiplying the difference between the fair market value of a share on the date of exercise over the grant price, by the number of shares with respect to which the SAR is exercised. At the discretion of the Compensation Committee, the payment upon SAR exercise may be in cash, in shares of equivalent value, or in some combination of cash and shares.

Restricted Stock and Restricted Stock Units (“RSUs”)

Each grant of restricted stock or RSUs will be evidenced by an award document that will specify the period of restriction on transferability, the number of shares (or units tied to the value of shares) granted, and such other provisions as the Compensation Committee will determine, including restrictions based upon the achievement of specific performance goals and time-based restrictions on vesting following the attainment of the performance goals. Restricted stock or RSUs will be forfeited to the extent that a participant fails to satisfy the applicable conditions or restrictions during the period of restriction.

Generally, shares of restricted stock will become freely transferable by the participant after the last day of the applicable period of restriction, and RSUs will be paid in a single lump sum following the close of the applicable period of restriction in the form of cash or in shares (or in a combination of cash and shares) as determined by the Compensation Committee.

Participants holding restricted stock generally have the right to vote the shares during the period of restriction and, unless otherwise provided in the award document, will be credited with and will be paid regular cash dividends paid with respect to the underlying shares, but not stock dividends. Participants awarded RSUs are not entitled to similar voting rights or dividends (unless, with respect to dividends, otherwise provided in the award document).

Restricted Performance Units (“RPUs”) and Restricted Performance Shares (“RPSs”)

Each RPU will have an initial value established by the Compensation Committee at the time of grant. Each RPS will have an initial value equal to the fair market value of a share on the date of grant. The Compensation Committee will set performance goals. Achievement of the performance goals will determine the number and/or value of RPUs and RPSs that are paid to the participant. RPUs and RPSs will be forfeited to the extent that the applicable performance goals are not satisfied during the performance period.

Unless otherwise provided in an award document, payment of earned RPUs or RPSs will be made in a single lump sum following the close of the applicable performance period in the form of cash or in shares (or in a combination thereof), with an aggregate fair market value equal to the value of the earned RPUs or RPSs at the close of the performance period. At the discretion of the Compensation Committee, participants may be entitled to receive dividends or dividend equivalents declared with respect to shares payable with respect to RPUs or RPSs not yet distributed to participants and be entitled to exercise voting rights with respect to RPSs.

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SECTION 162(m) AND PERFORMANCE MEASURES

Pursuant to Section 162(m) of the Internal Revenue Code, UPS ordinarily may not deduct compensation of more than $1 million that is paid to certain “covered employees” (i.e., any individual who, on the last day of the taxable year, is either UPS’s principal executive officer or an employee whose total compensation for the tax year is required to be reported to shareowners because he or she is among the three highest compensated officers for the tax year, other than the principal executive officer or principal financial officer). The limitation on deductions does not apply, however, to qualified “performance-based compensation.” One of the requirements of performance-based compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by shareowners. For purposes of Section 162(m), the material terms include the employees eligible to receive compensation, a description of the business criteria on which the performance goal is based, and the maximum amount of compensation that can be paid to an employee under the performance goal. With respect to awards under the 2015 Plan, each of these issues is discussed herein, and shareowner approval of the 2015 Plan also will constitute approval of the material terms of the 2015 Plan for purposes of the approval requirements of Section 162(m).

Certain awards under the 2015 Plan may constitute qualified performance-based compensation and, as such, would be exempt from the $1 million limitation on deductible compensation. However, nothing in this proposal precludes UPS from granting awards that do not qualify for tax deductibility under Section 162(m), nor is there any guarantee that awards intended to qualify for tax deductibility under Section 162(m) will ultimately be viewed as so qualifying by the Internal Revenue Service.

Under the 2015 Plan, any performance goals applicable to awards, other than options and SARs, intended to qualify as “performance-based compensation” under Section 162(m) will be based on one or more of the following measures:

●	Earnings per share;
●	Net income (before or after taxes);
●	Return measures, including, but not limited to, return on assets, return on equity, return on operating capital, return on invested capital, and return on sales;
●	Cash flow return on investments which equals net cash flows divided by owners’ equity;
●	Earnings before or after taxes, interest and depreciation;
●	Gross revenues;
●	Share price;
●	Shareholder return;
●	Pretax profit;
●	Economic value added;
●	Volume growth;
●	Package flow technology;
●	Successfully integrating acquisitions;
●	Reducing non-operations expenses;
●	Other operating efficiency measures or ratios;
●	Operating income;
●	Return on capital;
●	Return on capital employed; and/or
●	Pre-tax income margin.

Any one or more of the performance measures may be used on an absolute or relative basis to measure the performance of the participant, UPS, one or more affiliates, divisions or operating units of UPS, as the Committee may deem appropriate. In addition, any of the performance measures may be compared to the performance of a selected group of comparison companies, or a published or special index that the Committee deems appropriate, or compared to various stock market indices.

In determining attainment of performance goals, the Committee will exclude the effect of unusual or infrequently occurring items, charges for restructurings, discontinued operations, extraordinary items and the cumulative effect of changes in accounting treatment, and may determine (within certain time period) to exclude the effect of other items, each determined in accordance with GAAP (to the extent applicable) and as identified in the financial statements, notes to the financial statement or discussion and analysis of management.

Awards which are intended to qualify for the performance-based exception may not be adjusted upward, but the Committee shall retain the discretion to adjust such awards downward.

CHANGE IN CONTROL

In the event of a change in control in UPS, if the successor company continues, assumes or substitutes other grants for outstanding awards and within two years following the change in control (as defined in the 2015 Plan), the participant is terminated by the successor without cause or resigns for good reason (as defined in the 2015 Plan), then

●	options and SARs will become immediately exercisable as of the termination or resignation;
●

restrictions imposed on restricted stock, RSUs, restricted performance shares or RPUs that are not performance-based will lapse, and RSUs or RPUs (that are not performance-based) will be paid in cash or stock (as provided in the award document), with payment of RSUs or RPUs (that are not performance-based) that are exempt from Section 409A of the Internal Revenue Code (“Section 409A”) made within 30 days after the termination or resignation and payment of RSUs or RPUs (that are not performance-based) that are subject to Section 409A made within the 30-day period following the 6-month anniversary of the participant’s separation from service (as defined in regulations under Section 409A); and

●

performance-based awards (other than options or SARs) will vest with respect to each performance measurement tranche completed during the performance period or period of restriction prior to the termination or resignation

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(or, if the performance period or period of restriction is not divided into separate performance measurement tranches, proportionately based on the portion of the performance period or period of restriction completed prior to such resignation or termination), with payment to be made, based on actual performance, in cash or stock (as provided in the award document) at such time following the performance period or period of restriction as otherwise specified in the award document.

In the event of a change in control in UPS, if the successor company does not continue, assume or substitute other grants for outstanding awards, or in the case of a dissolution or liquidation of UPS, then options and SARs will be fully vested and exercisable and the Compensation Committee will either give a participant a reasonable opportunity to exercise the option and SAR before the transaction resulting in the change in control or pay the participant the difference between the exercise price for the option or SAR and the consideration provided to other similarly situated shareowners. Other outstanding awards will vest and be paid generally as described in the bullet points above (except, where applicable, timing of payment generally will be tied to such change in control, rather than termination or resignation).

CLAWBACK OF AWARDS

If an award has been paid to an executive officer or to his or her spouse or beneficiary, and the Compensation Committee later determines that financial results used to determine the amount of that award are materially restated and that the executive officer engaged in fraud or intentional misconduct, UPS will seek repayment or recovery of the award. In addition, the Committee may provide that any participant and/or any award, including any shares subject to or issued under an award, is subject to any other recovery, recoupment, clawback and/or other forfeiture policy maintained by UPS from time to time.

AMENDMENT AND TERMINATION

The Compensation Committee has the right to amend or terminate the 2015 Plan at any time. Except for an amendment or termination of the provisions related to change in control, no amendment or termination of the 2015 Plan may adversely affect in any material way any award previously granted without the award holder’s consent, and the provisions related to change in control may not be amended after a change in control to affect adversely any previously-granted award without the prior written consent of the applicable participant. The Committee may amend any award previously granted without the prior written consent of the award holder if such amendment does not adversely affect the award in any material way and may amend any award previously granted with the written consent of the award holder.

Without the prior approval of our shareowners, the 2015 Plan may not be materially amended if shareowner approval is required by law or applicable stock exchange listing requirement, or if the amendment would increase the number of shares available for awards under the 2015 Plan, or permit options, SARs or similar awards to be repriced, replaced, or regranted through cancellation in exchange for cash or another award, or by lowering the exercise or purchase price of a previously granted award (except for certain adjustments and award substitutions authorized under other provisions of the 2015 Plan as noted in the “Adjustments” section below). In any event, no awards may be granted under the 2015 Plan on or after May 7, 2025.

ADJUSTMENTS

If UPS effects a subdivision or consolidation of shares of stock or other capital adjustment, the maximum number and class of shares that may be awarded under the 2015 Plan, the number and class of and/or price of shares subject to outstanding awards, and the annual award limits will be adjusted in the same manner and to the same extent as all other shares.

If there are material changes in the capital structure of UPS resulting from the payment of a special dividend, a spin-off, the sale of a substantial portion of UPS’s assets; a merger or consolidation in which UPS is not the surviving entity, or other extraordinary non-recurring event affecting the capital structure and the value of shares, the Compensation Committee will make equitable adjustments in the maximum number and class of shares that may be awarded under the 2015 Plan, the number and class of and/or price of shares subject to outstanding awards, and the annual award limits, to prevent the dilution or enlargement of the rights of award recipients.

FEDERAL INCOME TAX CONSEQUENCES

The rules concerning the federal income tax consequences with respect to awards made pursuant to the 2015 Plan are technical, and reasonable persons may differ on the proper interpretation of the rules. Moreover, the applicable statutory and regulatory provisions are subject to change, as are their interpretations and applications, which may vary in individual circumstances. The following discussion is designed to provide only a brief, general summary description of the federal income tax consequences associated with the awards, based on a good faith interpretation of the current federal income tax laws, regulations (including applicable proposed regulations) and judicial and administrative interpretations. The following discussion does not set forth any federal tax consequences other than income tax consequences or any state, local or foreign tax consequences that may apply.

Incentive Stock Options (ISOs). An optionee does not recognize taxable income upon the grant or upon the exercise of an ISO (although the exercise of an ISO may in some cases trigger liability for the alternative minimum tax). Upon the sale of ISO shares, the optionee recognizes income in an amount equal to the excess, if any, of the fair market value of those shares on the

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date of sale over the exercise price of the ISO shares. The income is taxed at the long-term capital gains rate if the optionee has not disposed of the stock within two years after the date of the grant of the ISO and has held the shares for at least one year after the date of exercise, and we are not entitled to a federal income tax deduction. ISO holding period requirements are waived when an optionee dies.

If an optionee sells ISO shares before having held them for at least one year after the date of exercise and two years after the date of grant, the optionee recognizes ordinary income to the extent of the lesser of: (a) the gain realized upon the sale; or (b) the excess of the fair market value of the shares on the date of exercise over the exercise price. Any additional gain is treated as long-term or short-term capital gain depending upon how long the optionee has held the ISO shares prior to disposition. In the year of any such disposition, we will receive a federal income tax deduction in an amount equal to the ordinary income that the optionee recognizes, if any, as a result of the disposition.

Nonqualified Stock Options (NQSOs). An optionee does not recognize taxable income upon the grant of an NQSO. Upon the exercise of such a stock option, the optionee recognizes ordinary income to the extent the fair market value of the shares received upon exercise of the NQSO on the date of exercise exceeds the exercise price. We will receive an income tax deduction in an amount equal to the ordinary income that the optionee recognizes upon the exercise of the stock option.

Restricted Stock. A participant who receives an award of restricted stock does not generally recognize taxable income at the time of the award. Instead, the participant recognizes ordinary income in the first taxable year in which his or her interest in the shares becomes either: (a) freely transferable; or (b) no longer subject to substantial risk of forfeiture. The amount of taxable income is equal to the fair market value of the shares less the cash, if any, paid for the shares.

A participant may elect to recognize income at the time of grant of restricted stock in an amount equal to the fair market value of the restricted stock (less any cash paid for the shares) on the date of the award.

We will receive a compensation expense deduction in an amount equal to the ordinary income recognized by the participant in the taxable year in which restrictions lapse (or in the taxable year of the award if, at that time, the participant had filed a timely election to accelerate recognition of income).

SARs. A participant who exercises a SAR will recognize ordinary income upon the exercise equal to the amount of cash and the fair market value of any shares received on as a result of the exercise. We will receive an income tax deduction in an amount equal to the ordinary income that the participant recognizes upon the exercise of the SAR.

Other Awards. In the case of an award of RSUs, RPUs, RPSs, or cash, the participant would generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment. In that taxable year, we would receive a federal income tax deduction in an amount equal to the ordinary income that the participant has recognized.

Section 409A. Section 409A of the Internal Revenue Code provides special tax rules applicable to programs that provide for a deferral of compensation. Failure to comply with those requirements will result in accelerated recognition of income for tax purposes along with an additional tax equal to 20% of the amount included in income, and interest on deemed underpayments in certain circumstances. While certain awards under the 2015 Plan could be subject to Section 409A, the 2015 Plan has been drafted to comply with the requirements of Section 409A, where applicable.

2015 PLAN BENEFITS

Because benefits under the 2015 Plan will depend on the Compensation Committee’s actions and the fair market value of the shares at various future dates, it is not possible to determine the benefits that will be received by directors, executive officers and other employees if the 2015 Plan is approved by the shareowners.

The board of directors recommends that shareowners vote FOR approval of the 2015 Plan.

62	Notice of Annual Meeting of Shareowners and 2015 Proxy Statement

PROPOSAL 3 — RATIFICATION OF
AUDITORS

Deloitte & Touche LLP audited our consolidated financial statements for the year ended December 31, 2014. Our Audit Committee has appointed Deloitte, our independent registered public accounting firm, to audit our consolidated financial statements for the year ending December 31, 2015 and to prepare a report on this audit.

This proposal asks you to ratify the appointment of Deloitte as our independent registered public accounting firm. Although we are not required to obtain such ratification from our shareowners, the Board of Directors believes it is good practice to do so. If the appointment of Deloitte is not ratified, the Audit Committee may reconsider the appointment.

A representative of Deloitte is expected to be present at the Annual Meeting of Shareowners, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions by shareowners.

The following sections provide additional information about our Audit Committee, its selection of Deloitte, Deloitte’s fees and related matters.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is composed solely of independent directors meeting the requirements of applicable SEC and NYSE rules. Each member is financially literate for audit committee purposes under NYSE rules, and the board has concluded that Carol B. Tomé qualifies as an audit committee financial expert.

The key responsibilities of the Audit Committee are set forth in its charter, which was approved by the board and is available on the governance section of the UPS investor relations website at www.investors.ups.com. Pursuant to its charter, the Audit Committee’s purposes, duties and responsibilities include:

●	Assisting the board in discharging its responsibilities relating to the accounting, reporting and financial practices of UPS
●	Overseeing the accounting and financial reporting processes, including oversight of the integrity of UPS’s financial statements and evaluation of major financial risks
●	Having sole authority to appoint, oversee, determine the compensation of and terminate the company’s independent registered public accounting firm

Management has primary responsibility for preparing UPS’s financial statements and establishing effective internal control over financial reporting. Deloitte & Touche LLP (“Deloitte”), the company’s independent registered public accounting firm for 2014, is responsible for auditing those financial statements and expressing an opinion on the conformity of UPS’s audited financial statements with generally accepted accounting principles and on the effectiveness of UPS’s internal control over financial reporting based on criteria established by the Committee of Sponsoring Organizations of the Treadway Commission.

In this context, the Audit Committee has met with management and Deloitte to review and discuss the company’s audited financial statements and the assessment of the company’s internal control over financial reporting. The Audit Committee discussed with management and Deloitte the critical accounting policies applied by UPS in the preparation of its financial statements. The Audit Committee discussed with Deloitte the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board, and had the opportunity to ask Deloitte questions relating to such matters. The discussions included the quality, and not just the acceptability, of the accounting principles utilized, the reasonableness of significant accounting judgments, and the clarity of disclosures in the financial statements.

The Audit Committee discussed with Deloitte the overall scope and plans for their audit, and also reviewed UPS’s internal audit plan. The Audit Committee met with Deloitte and UPS’s internal auditors, in each case, with and without other members of management present, to discuss the results of their respective examinations, the evaluations of the company’s internal control and the overall quality and integrity of the company’s financial reporting. Additionally, the Audit Committee reviewed the performance, responsibilities, budget and staffing of UPS’s internal auditors. The Audit Committee met with members of management to discuss the company’s legal and ethical compliance programs. The Audit Committee also oversaw compliance with and procedures for UPS’s receipt, retention and treatment of complaints regarding accounting, internal accounting controls, auditing and other federal securities law matters, including confidential and anonymous submissions of these complaints.

Deloitte has provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Deloitte that firm’s independence. The Audit Committee reviewed and pre-approved all fees paid to Deloitte. These fees are described in the next section of this proxy statement. The Audit Committee is responsible for overseeing the fee negotiations associated with the Deloitte audit engagement and also approved the terms of the audit engagement letter. The Audit Committee also considered whether Deloitte’s provision of non-audit services to UPS was compatible with the independence of the independent registered public accountants. The Audit Committee has established a policy requiring the pre-approval of all audit and non-audit services provided to UPS by Deloitte.

Based on the review and the discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in UPS’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the Securities and Exchange Commission.

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In addition, as in prior years, the Audit Committee, along with management and UPS’s internal auditors, reviewed Deloitte’s 2014 performance as part of its consideration of whether to appoint Deloitte as UPS’s independent registered public accounting firm for 2015 and to recommend to the board that shareowners ratify this appointment. As part of this review, the Audit Committee considered the continued independence of Deloitte. The Audit Committee also considered, among other things, the length of time that Deloitte has served as UPS’s independent auditors, the breadth and complexity of UPS’s business and its global footprint and the resulting demands placed on its auditing firm in terms of expertise in UPS’s business, and the quantity and quality of Deloitte’s staff and global reach. The Audit Committee recognized the ability of Deloitte to provide both the necessary expertise to audit UPS’s business and the matching global footprint to audit UPS worldwide, as well as other factors, including the policies that Deloitte follows with respect to rotation of its key audit personnel, so that there is a new partner-in-charge at least every five years. The Audit Committee is involved in the selection of the new partner-in-charge of the audit engagement when there is a rotation required under applicable rules. Based on the results of its review, the Audit Committee concluded that Deloitte is independent and that it is in the best interests of UPS and its shareowners to appoint Deloitte to serve as UPS’s independent registered accounting firm for 2015. Consequently, the Audit Committee has appointed Deloitte as UPS’s independent auditors for 2015 and the board is recommending that UPS’s shareowners ratify this appointment.

The Audit Committee

Carol B. Tomé, Chair	Candace Kendle

Rodney C. Adkins	Rudy H.P. Markham

Michael J. Burns

PRINCIPAL ACCOUNTING FIRM FEES

Aggregate fees billed to us for the fiscal years ended December 31, 2014 and 2013 by our independent registered public accountants, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates were:

	2014	2013
Audit Fees(1)	$13,575,000	$13,345,000
Audit-Related Fees(2)	1,107,000	1,060,000
Total Audit and Audit-Related Fees	14,682,000	14,405,000
Tax Fees(3)	683,000	1,279,000
All Other Fees	0	0
Total Fees	$15,365,000	$15,684,000

(1)	Includes fees for the audit of our annual financial statements, Sarbanes-Oxley Section 404 attestation procedures, statutory audits of foreign subsidiary financial statements and services associated with securities filings.

(2)	Includes fees for employee benefit plan audits, SSAE No. 16 independent service auditors’ reports and accounting consultations.

(3)	Includes fees for tax compliance work and tax planning and advice services.

The Audit Committee has considered whether the provision of audit-related and other non-audit services by Deloitte & Touche is compatible with maintaining Deloitte & Touche’s independence.

Our Audit Committee has established a policy requiring the pre-approval of all audit and non-audit services provided to us by Deloitte & Touche. The policy provides for pre-approval of audit, audit-related and tax services specifically described by the Audit Committee. The Audit Committee has delegated to its chair authority to pre-approve permitted services between the Audit Committee’s regularly scheduled meetings, and the chair must report any pre-approval decisions to the Audit Committee at its next scheduled meeting for review by the Audit Committee. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve permitted services of our independent registered public accounting firm.

The Board of Directors recommends that shareowners vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

64	Notice of Annual Meeting of Shareowners and 2015 Proxy Statement

PROPOSAL 4 — SHAREOWNER
PROPOSAL ON LOBBYING
DISCLOSURE

Walden Asset Management, One Beacon Street, Boston, MA 02108 has advised us that it is the holder of 256,395 shares and that it, along with co-proponents whose names, addresses and share ownership will be promptly provided upon oral or written request to the UPS Corporate Secretary at the UPS executive offices, intends to submit the proposal set forth below for consideration at the annual meeting.

SHAREOWNER PROPOSAL

Whereas, businesses, like individuals, have a recognized legal right to express opinions to legislators and regulators on public policy matters.

We have a strong interest in full disclosure of our company’s lobbying activities and expenditures to assess whether our company’s lobbying is consistent with its expressed goals and in the best interests of shareholders and long-term value.

Resolved, the shareholders of United Parcel Service (“UPS”) request the board authorize the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by UPS used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	UPS’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of the decision making process and oversight by management and the board for making payments described in section 2 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engage in by a trade association or other organization of which UPS is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees of the board and posted on the company’s website.

SUPPORTING STATEMENT

As shareholders, we encourage transparency and accountability in the use of staff time and corporate funds to influence legislation and regulation both directly and indirectly. We appreciate UPS updating its oversight and disclosure on political spending and lobbying but crucial information on lobbying through trade associations is still secret.

UPS spent approximately $20.9 million in 2010 to 2013 on direct federal lobbying activities, according to disclosure reports (Senate Reports). These figures may not include grassroots lobbying to directly influence legislation by mobilizing public support or opposition and do not include lobbying expenditures to influence legislation or regulation in states that do not require disclosure.

For example, UPS does not disclose or explain to investors it contributions to the highly controversial American Exchange Legislative Council (ALEC). UPS sits on ALEC’s Private Enterprise Board and made a $25,000 contribution in 2011.

Over 50 companies left ALEC in light of controversy regarding its positions including Coca Cola, Dell Computers, General Electric, Johnson & Johnson, McDonalds, Proctor & Gamble and Unilever.

Finally, UPS sits on the Board of the Chamber of Commerce, the largest lobbyist spender, which spent over $1 billion lobbying since 1998. Yet UPS does not disclose portions of its trade association payments used for lobbying.

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RESPONSE OF UPS’S BOARD

The Board of Directors recommends that shareowners vote AGAINST this proposal. This proposal is unnecessary because of UPS’s extensive disclosures, the oversight provided by the Board of Directors and the company’s existing policies. Additionally, shareowners rejected this proposal in 2012, 2013 and 2014.

UPS participates in the political process with the goal of enhancing value for all shareowners. The company complies with, and goes beyond, what is required by law with respect to reporting political activities. The following examples demonstrate UPS’s commitment to political transparency and accountability:

●

UPS Ranked #2 for Political Accountability and Disclosure: The Center for Political Accountability-Zicklin Index of Corporate Political Accountability and Disclosure ranked UPS #2 among the top 300 companies in the S&P 500 for political transparency and accountability in 2014. This is the fourth year that UPS was named as one of the top companies. A copy of the 2014 ranking can be found at www.politicalaccountability.net.

●

UPS Provides Significant Disclosures About Political Spending: UPS publishes a semi-annual report disclosing the amounts and recipients of any federal and state political contributions and expenditures made with corporate funds in the United States. UPS also discloses the portion of any payments to trade associations that receive $50,000 or more from the company used for political expenditures. These reports can be found at http://www.investors.ups.com/ phoenix.zhtml?c=62900&p=irol-govpolitical.

●

The Board of Directors Provides Independent Oversight of UPS’s Lobbying and Political Activities: The President of UPS’s Public Affairs Group regularly reports to the Board of Directors regarding UPS’s lobbying and political activities. In addition, the Nominating and Corporate Governance Committee of the Board of Directors, which is composed entirely of independent directors, reviews and approves UPS’s semi-annual political contribution report.

●

The Board of Directors Monitors UPS’s Memberships in Trade Associations and Other Tax Exempt Organizations that Engage in Lobbying: UPS must often decide whether to participate in a variety of trade associations and other tax exempt organizations that engage in lobbying. The company may participate when involvement is consistent with specific UPS business objectives. These decisions are subject to board oversight and are regularly reviewed by the Nominating and Corporate Governance Committee. UPS understands that individual shareowners may disagree with one or more positions expressed by certain organizations. In fact, given the variety of business issues in which many trade associations and other groups are engaged, UPS does not necessarily agree with all positions taken by every organization where UPS is a member.

●

UPS’s Decision-Making Process for Lobbying Activities is Transparent: UPS’s Public Affairs Group works with senior management on furthering business objectives and on protecting and enhancing long-term shareowner value. This is accomplished by focused involvement at all levels of government. Moreover, the UPS Public Affairs Group must approve all lobbying activities and any payments to trade associations or other tax-exempt organizations that engage in lobbying activities.

●

UPS Provides Detailed Information About Lobbying Activities: UPS files publicly available federal Lobbying Disclosure Act Reports each quarter. Links to these reports can be found on UPS’s web site at http://www.investors. ups.com/phoenix.zhtml?c=62900&p=irol-govpolitical. The reports provide information about expenditures for the quarter, describe the specific pieces of legislation that were the topic of communications, and identify the employees who lobbied on UPS’s behalf. UPS files similar periodic reports with state agencies reflecting state lobbying activities. In addition, UPS participates in various trade associations that are required to disclose their own lobbying expenditures under the Lobbying Disclosure Act.

●

UPS Has Not Engaged in “Grassroots” Lobbying: In recent years, UPS has not engaged in any communications directed to the general public with respect to influencing specific legislation or regulations (defined in the shareowner proposal as a “grassroots lobbying communication”).

UPS participates in the political process in accordance with good corporate governance practices. The board believes UPS lobbying activities are transparent and the adoption of this proposal is unnecessary given the information that is already publicly available. In addition, adoption of this proposal is not an efficient use of resources and could be detrimental by alerting competitors to UPS’s top strategic priorities. Additional disclosure will only serve to benefit the limited interests of a small group of shareowners.

For these reasons, the board recommends that shareowners vote AGAINST this proposal.

66	Notice of Annual Meeting of Shareowners and 2015 Proxy Statement

PROPOSAL 5 — SHAREOWNER
PROPOSAL TO REDUCE THE
VOTING POWER OF CLASS A STOCK
FROM 10 VOTES PER SHARE TO
ONE VOTE PER SHARE

John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, has advised us that he is the holder of no less than 50 shares and that he intends to submit the proposal set forth below for consideration at the annual meeting.

SHAREOWNER PROPOSAL

Proposal 5 — Give Each Share An Equal Vote

RESOLVED: Shareholders request that our board take steps to ensure that all of our company’s outstanding stock has one-vote per share in each voting situation. This would encompass all practicable steps including encouragement and negotiation with shareholders, who have more than one vote per share, to request that they relinquish, for the common good of all shareholders, any preexisting rights, if necessary.

This proposal is not intended to unnecessarily limit our board’s judgment in crafting the requested change in accordance with applicable laws and existing contracts. This proposal is important because certain shares have super-sized voting power with 10-votes per share compared to one-vote per share for other shareholders. Plus there are further voting limitations on the shares with one-vote per share.

With stock having 10-times more voting power our company takes our shareholder money but does not let us have an equal voice in our company’s management. Without a voice, shareholders cannot hold management accountable. Plus we had no right to call a special meeting or act by written consent. And we had provisions mandating an 80% vote in order to make a certain improvements to our corporate governance.

An added incentive to vote for this proposal is our company’s improvable corporate governance as reported in 2014:

Michael Eskew and Rudolph Markham were directors who were potentially overextended due to their 5 seats each on public boards of directors. Plus Mr. Eskew had 16-years long tenure which can result in low independence. Ann Livermore had 17-years long tenure (risk of low independence) and ironically Ms. Livermore was the chair of our executive pay committee – a position that requires a higher level of independence. GMI Ratings, an independent investment research firm, said UPS had not disclosed specific, quantifiable performance target objectives for our CEO.

Director Stu Eizenstat was flagged by GMI due to his involvement with the Mirant Corporation board which filed for Bankruptcy. Nonetheless Mr. Eizenstat was also on our executive pay committee with Ms. Livermore.

Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value:

Give Each Share An Equal Vote — Proposal 5

RESPONSE OF UPS’S BOARD

The board recommends that shareowners vote AGAINST this proposal for the following reasons.

UPS is an employee owned and managed company. Current and former employees and their families have been the primary shareowners of the Company since its founding in 1907. As a result, our current and former employees have a significant interest in UPS’s long-term success.

The Company’s current ownership structure, which has been in place since UPS became a public company in 1999, includes class A and class B common stock. The class A shares are held by current and former UPS employees and their families, many of whom owned UPS shares before the Company’s initial public offering. The class B shares also are held by current and former employees as well as by individual and institutional shareowners.

Class A shareowners are entitled to ten votes per share and class B shareowners are entitled to one vote per share. As of March 2015, approximately 74% of the total voting power with respect to UPS shares was held by the current and former employees who own class A shares.

Our ownership structure allows the Company to pursue long-term growth strategies and avoid the drawbacks associated with excessive emphasis on short-term goals. In this regard, the interests of UPS employees and class B shareowners are aligned. Management is able to run the company with a sense of purpose by focusing on sustainable value creation that benefits all of the company’s constituents. We believe that the benefits of our ownership structure are reflected in various financial metrics used to measure UPS, especially when compared with our competitors.

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Since our founding in 1907, UPS has become the world’s largest package delivery company, a leader in the U.S. less-than-truckload industry and the premier provider of global supply chain management solutions. We owe our success, to a significant degree, to the commitment our ownership structure inspires in our employee owners.

The board strongly disagrees with this proposal’s characterization of UPS’s ownership structure. Some companies maintain multiple classes of stock in order to concentrate voting power with a limited number of people (such as company founders) who have unique interests that may not necessarily align with those of other shareowners. In contrast, UPS’s class A shares are widely held by current and former employees, from hourly employees to executive officers. In fact, there were 153,746 holders of class A shares as of March 2015.

In addition, UPS is committed to strong corporate governance practices. All but two UPS directors are independent, all UPS directors are elected annually by a majority of votes cast in uncontested director elections and only independent directors serve on the board’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

For the reasons discussed above, the board believes that UPS’s ownership structure continues to be in the best interests of UPS and its shareowners.

For these reasons, the board recommends that shareowners vote AGAINST this proposal.

68	Notice of Annual Meeting of Shareowners and 2015 Proxy Statement

PROPOSAL 6 — SHAREOWNER
PROPOSAL REGARDING TAX
GROSS-UP PAYMENTS TO SENIOR
EXECUTIVES

The AFL-CIO Equity Index Fund, 7501 Wisconsin Avenue, Suite 1500W, Bethesda, MD 20814 has advised us that it is the holder of 218,010 shares and that it intends to submit the proposal set forth below for consideration at the annual meeting.

SHAREOWNER PROPOSAL

RESOLVED: The stockholders of United Parcel Service, Inc. (the “Company”) urge the compensation committee of the Board of Directors to adopt a policy that the Company will not make or promise to make to its senior executives any tax gross-up payment (“gross-up”), except for gross-ups provided pursuant to a plan, policy or arrangement applicable to management employees generally, such as a relocation or expatriate tax equalization policy. For purposes of this proposal, a “gross-up” is defined as any payment to or on behalf of the senior executive the amount of which is calculated by reference to his or her estimated tax liability. The policy should be implemented so as not to violate the Company’s existing contractual obligations or the terms of any compensation or benefit plan currently in effect.

SUPPORTING STATEMENT: As long-term shareholders, we support compensation programs that tie pay closely to performance and deploy company resources efficiently. In our view, tax gross-ups for senior executives—a reimbursement for tax liability or a payment to a taxing authority on a senior executive’s behalf—are not consistent with these principles.

The amount of a gross-up payment depends on various external factors such as the tax rate, not on company performance. Thus tax gross-ups sever the pay/performance link. Moreover, a company may incur a large gross-up obligation in order to enable a senior executive to receive a relatively small amount of compensation. The amounts involved in tax gross-ups can be sizeable, especially gross-ups relating to excise taxes on outsized golden parachute payouts in a change-of-control context. These payouts strike us as unduly generous.

Our survey of Institutional Shareholder Services research reports of the S&P 500 found only 33 companies continue to gross-up payments on excise taxes and lack a policy to not enter into new agreements that provide for gross-ups of excise taxes. Since our Company is one of those few 33 that have not adopted this best practice, the board should consider doing so.

This proposal does not seek to eliminate gross-ups or similar payments that are available broadly to the Company’s management employees as such payments are much smaller and do not raise concerns about fairness and misplaced incentives.

We urge shareholders to vote FOR this proposal.

RESPONSE OF UPS’S BOARD

The board recommends that shareowners vote AGAINST this proposal. The Compensation Committee of the Board of Directors has adopted a compensation philosophy that links pay to performance, is aligned with the long-term interests of shareowners and supports UPS’s business strategies. This proposal is unnecessary given that the company’s incentive compensation program does not rely on tax gross-ups. Moreover, the proposal would impose arbitrary limits on the board’s ability to exercise its business judgment in the best interests of the shareowners.

UPS engages in best practices with respect to tax gross-ups, even though the company has not adopted a written policy. UPS removed tax gross-ups from its incentive compensation plan in 2009. Even before 2009, UPS has not paid out tax gross-ups with respect to incentive compensation and has never had an incentive compensation plan that allows tax gross-ups for senior executives exclusively:

●	The company’s current Omnibus Incentive Compensation Plan, which was approved by shareowners in 2012, does not provide tax gross-ups for senior executives;
●	The 2015 Omnibus Incentive Compensation Plan, which is included in this proxy statement and is subject to shareowner approval at the 2015 Annual Meeting of Shareowners, does not provide tax gross-ups for senior executives;

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●	The company’s 1999 Incentive Compensation Plan provided tax gross-ups for all plan participants, not just senior executives, in certain circumstances in connection with a change in control. Furthermore, the estimated value of potential tax gross-ups for named executive officers for outstanding awards made under the 1999 Incentive Compensation Plan is zero (see page 51 of this proxy statement).

The board believes that the Compensation Committee, which is comprised entirely of independent directors, is in the best position to determine the features of UPS’s incentive compensation practices. Because the proposal is unnecessary in light of the company’s historic and current practices, and would constrain the Compensation Committee’s ability to exercise its business judgment, the board believes that the proposal is not in the best interests of UPS or its shareowners.

For these reasons, the board recommends that shareowners vote AGAINST this proposal.

70	Notice of Annual Meeting of Shareowners and 2015 Proxy Statement

OTHER INFORMATION FOR
SHAREOWNERS

SOLICITATION OF PROXIES

We will pay our costs of soliciting proxies. Directors, officers and other employees, acting without special compensation, may solicit proxies by mail, email, in person or by telephone. We will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending our proxy materials and Notice to, and obtaining instructions relating to the proxy materials and Notice from, beneficial owners. In addition, we have retained Georgeson to assist in the solicitation of proxies for the 2015 annual meeting at a fee of approximately $10,000, plus associated costs and expenses.

HOUSEHOLDING

We have adopted a procedure approved by the SEC called “householding” under which multiple shareowners who share the same last name and address and do not participate in electronic delivery will receive only one copy of the annual proxy materials or Notice unless we receive contrary instructions from one or more of the shareowners. If you wish to opt out of householding and continue to receive multiple copies of the proxy materials or Notice at the same address, or if you have previously opted out and wish to participate in householding, you may do so by notifying us in writing or by telephone at: UPS Investor Relations, 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328, (404) 828-6059, and we will promptly deliver the requested materials. You also may request additional copies of the proxy materials or Notice by notifying us in writing or by telephone at the same address or telephone number.

SHAREOWNER PROPOSALS OR SHAREOWNER NOMINATIONS FOR DIRECTOR AT 2016 ANNUAL MEETING

Shareowners who, in accordance with Rule 14a-8 of the Exchange Act, wish to present proposals for inclusion in the proxy materials to be distributed in connection with the 2016 Annual Meeting of Shareowners must submit their proposals so that they are received by our Corporate Secretary at 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328 no later than the close of business on November 24, 2015. Any proposal will need to comply with SEC regulations regarding the inclusion of shareowner proposals in company-sponsored material.

Shareowners who wish to propose business or nominate persons for election to the Board of Directors at the 2016 Annual Meeting of Shareowners must provide a notice of shareowner business or nomination in accordance with Section 10.1 of our Bylaws. In order to be properly brought before the 2016 Annual Meeting of Shareowners, Section 10.1 of our Bylaws requires that a notice of a matter the shareowner wishes to present (other than a matter brought pursuant to Rule 14a-8), or the person or persons the shareowner wishes to nominate as a director, must be received by our Corporate Secretary not less than 120 days prior to the first anniversary of the date on which we first mailed the proxy statement for the preceding year’s annual shareowner meeting. Therefore, any notice intended to be given by a shareowner with respect to the 2016 Annual Meeting of Shareowners pursuant to our Bylaws must be received our Corporate Secretary at 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328 no later than November 24, 2015. However, if the date of our 2016 annual meeting occurs more than 30 days before or 30 days after May 7, 2016, the anniversary of the 2015 annual meeting, a shareowner notice will be timely if it is received by our Corporate Secretary by the later of (a) the close of business on the 120th day prior to the date of the 2016 annual meeting and (b) the close of business on the 10th day following the day on which we first make a public announcement of the date of the 2016 annual meeting. To be in proper form, a shareowner’s notice must include the specified information concerning the proposal or nominee as described in Section 10.1 of our Bylaws. Our Bylaws are available on the governance page of our investor relations website at www.investors.ups.com.

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2014 ANNUAL REPORT ON FORM 10-K

A copy of our 2014 annual report on Form 10-K, including financial statements, as filed with the SEC, may be obtained without charge upon written request to: Corporate Secretary, 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328. It is also available on our investor relations website at www.investors.ups.com.

OTHER BUSINESS

Our Board of Directors is not aware of any business to be conducted at the Annual Meeting of Shareowners other than the proposals described in this proxy statement. Should any other matter requiring a vote of the shareowners arise, the persons named in the accompanying proxy card will vote in accordance with their best judgment.

72	Notice of Annual Meeting of Shareowners and 2015 Proxy Statement

Annex A

UNITED PARCEL SERVICE, INC.
2015 OMNIBUS INCENTIVE
COMPENSATION PLAN

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Article 1.	Establishment, Objectives, and Duration	1
1.1	Establishment of the Plan	1
1.2	Objectives of the Plan	1
1.3	Duration of the Plan	1
1.4	Successor Plan	1
Article 2.	Definitions	1
2.1	“2012 Plan”	1
2.2	“Acquired Organization”	1
2.3	“Acquired Plan”	1
2.4	“Affiliate”	1
2.5	“Award”	1
2.6	“Award Document”	1
2.7	“Beneficial Owner” or “Beneficial Ownership”	1
2.8	“Board” or “Board of Directors”	1
2.9	“Cause”	1
2.10	“Change in Control”	2
2.11	“Code”	2
2.12	“Committee”	2
2.13	“Company”	2
2.14	“Director”	2
2.15	“Effective Date”	2
2.16	“Employee”	2
2.17	“ERISA”	2
2.18	“Exchange Act”	2
2.19	“Executive Participant”	2
2.20	“Fair Market Value of a Share”	2
2.21	“409A Guidance”	2
2.22	“Freestanding SAR”	3
2.23	“Good Reason”	3
2.24	“Incentive Stock Option” or “ISO”	3
2.25	“Insider”	3
2.26	“Key Person”	3
2.27	“Nonqualified Stock Option” or “NQSO”	3
2.28	“Option”	3
2.29	“Option Price”	3
2.30	“Outside Director”	3
2.31	“Participant”	3
2.32	“Performance-Based Exception”	3
2.33	“Performance Period”	3
2.34	“Period of Restriction”	3
2.35	“Person”	3
2.36	“Prior Plan”	3
2.37	“Restricted Performance Share”	3
2.38	“Restricted Performance Unit” or “RPU”	3
2.39	“Restricted Stock”	3
2.40	“Restricted Stock Unit” or “RSU”	3
2.41	“Retirement”	3
2.42	“Share Reserve”	4
2.43	“Shares”	4
2.44	“Stock Appreciation Right” or “SAR”	4
2.45	“Subsidiary”	4
2.46	“Tandem SAR”	4
2.47	“UPS”	4

i	Notice of Annual Meeting of Shareowners and 2015 Proxy Statement

Article 3.	Administration	4
3.1	General	4
3.2	Authority of the Committee	4
3.3	Delegation	4
3.4	Decisions Binding	4
Article 4.	Shares Subject to the Plan and Maximum Awards	4
4.1	Number of Shares Available for Grants	4
4.2	Maximum Awards for Performance-Based Exception and Non-Employee Directors	4
4.3	Maximum Awards for Non-Employee Directors	5
4.4	Maximum Number of Shares Available for ISOs	5
4.5	Share Counting	5
4.6	Adjustments in Authorized Shares	5
4.7	Increase to Share Reserve	5
Article 5.	Eligibility and Participation	6
5.1	Eligibility	6
5.2	Actual Participation	6
Article 6.	Options	6
6.1	Grant of Options	6
6.2	Award Document	6
6.3	Option Price	6
6.4	Duration of Options	6
6.5	Exercise of Options	6
6.6	Payment	6
Article 7.	Stock Appreciation Rights (SARs)	6
7.1	Grant of SARs	6
7.2	Exercise of Tandem SARs	6
7.3	Exercise of Freestanding SARs	7
7.4	Duration of SARs	7
7.5	Payment of SAR Amount	7
Article 8.	Restricted Stock and Restricted Stock Units (RSUs)	7
8.1	Grant of Restricted Stock or RSUs	7
8.2	Value of RSU	7
8.3	Other Restrictions	7
8.4	Voting Rights	7
8.5	Dividends	7
8.6	Lapse of Restrictions, Payment of RSUs	7
Article 9.	Restricted Performance Shares and Restricted Performance Units (RPUs)	7
9.1	Grant of Restricted Performance Shares or RPUs	7
9.2	Value of Restricted Performance Shares and RPUs	7
9.3	Earning of Restricted Performance Shares and RPUs	8
9.4	Form and Timing of Payment	8
9.5	Dividends	8
9.6	Voting Rights	8
Article 10.	Share and Cash Awards	8
Article 11.	Provisions Applicable to All Awards	8
11.1	Award Document	8
11.2	Termination of Employment/Directorship/Other Relationship	8
11.3	Nontransferability of Awards	8
11.4	Restrictions on Share Transferability	8

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Article 12.	Performance-Based Exception Awards	9
12.1	Purpose	9
12.2	Objective Performance Goals	9
12.3	Performance Measures	9
12.4	Committee Certification	10
12.5	Compliance with Code §162(m)	10
Article 13.	Rights of Employees/Directors/Key Persons	10
13.1	Employment and Performance of Services	10
13.2	Participation	10
Article 14.	Change in Control	10
14.1	Continuation, Assumption or Substitution of Awards	10
14.2	No Continuation, Assumption or Substitution of Awards	11
14.3	Termination, Amendment and Modification of Change in Control Provisions	11
Article 15.	Amendment, Modification and Termination	11
15.1	Amendment, Modification and Termination	11
15.2	Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events	11
15.3	Awards Previously Granted	12
15.4	Section 409A and Performance-Based Exception Compliance	12
Article 16.	Withholding	12
16.1	Tax Withholding	12
16.2	Share Withholding	12
Article 17.	Indemnification	12
Article 18.	Successors	12
Article 19.	Miscellaneous	12
19.1	Number	12
19.2	Severability	12
19.3	Requirements of Law	12
19.4	Securities Law Compliance	12
19.5	Governing Law	13
19.6	Plan Document Controls	13
19.7	Unfunded Arrangement	13
19.8	Custody of Awards Paid in Shares	13
19.9	Awards Granted in Substitution	13
19.10	Repayment of Awards as a Result of Certain Improper Conduct	13
19.11	Section 409A Compliance	13

iii	Notice of Annual Meeting of Shareowners and 2015 Proxy Statement

UNITED PARCEL SERVICE, INC.
2015 OMNIBUS INCENTIVE COMPENSATION PLAN

Article 1.       Establishment, Objectives, and Duration

1.1	Establishment of the Plan. United Parcel Service, Inc., a Delaware corporation (hereinafter referred to as “UPS” or the “Company”), hereby establishes an incentive compensation plan to be known as the “United Parcel Service, Inc. 2015 Omnibus Incentive Compensation Plan” (hereinafter referred to as the “Plan”), as set forth in this document. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Restricted Performance Shares, Restricted Performance Units and other Awards.

Subject to approval by the Company’s shareowners, the Plan shall become effective as of the Effective Date and shall remain in effect as provided in Section 1.3 hereof.

1.2	Objectives of the Plan. The objectives of the Plan are to optimize the profitability and growth of the Company through annual and long-term incentives which are consistent with the Company’s goals and which link all or a portion of the compensation of Participants to the value of the Company’s Shares and thereby align the interests of Participants more closely with those of the Company’s shareowners; to provide Participants with an incentive for excellence in individual performance; and to promote teamwork among Participants.

The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants who make significant contributions to the Company’s success and to allow Participants to share in the success of the Company.

1.3	Duration of the Plan. The Plan shall commence on the Effective Date, as described in Section 2.15 hereof, and shall remain in effect, subject to the right of the Committee to amend or terminate the Plan at any time pursuant to Article 15 hereof, until all Shares subject to the Plan shall have been purchased or acquired according to the Plan’s provisions. However, in no event may an Award be granted under the Plan on or after the tenth (10th) anniversary of the Effective Date.

1.4	Successor Plan. The Plan shall be treated as a successor to the United Parcel Service, Inc. 2012 Omnibus Incentive Compensation Plan (the “2012 Plan”) for purposes of the UPS Management Incentive Program, the UPS Long-Term Incentive Program, the UPS Non-employee Director Equity Compensation Program, the UPS International Management Incentive Program and any other program approved by the Committee under the 2012 Plan, the terms of which make reference to a successor plan. Except as provided in Section 4.5, any awards granted under a Prior Plan shall remain subject to the terms of the applicable award document and the Prior Plan under which such award was granted.

Article 2.       Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

2.1	“2012 Plan” shall have the meaning ascribed to such term in Section 1.4.

2.2	“Acquired Organization” shall have the meaning ascribed to such term in Section 4.1.

2.3	“Acquired Plan” shall have the meaning ascribed to such term in Section 4.1.

2.4	“Affiliate” means any corporation, partnership, joint venture or other entity in which the Company either directly or indirectly controls at least twenty-five percent (25%) of the voting interest or owns at least twenty-five percent (25%) or more of the value or capital or profits interest of such entity.

2.5	“Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Restricted Performance Shares, Restricted Performance Units, Shares or cash awards.

2.6	“Award Document” means the document or documents setting forth the terms and provisions applicable to an Award.

2.7	“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule13d-3 of the Exchange Act.

2.8	“Board” or “Board of Directors” means the Board of Directors of the Company.

2.9	“Cause” means (a) for a Director or Key Person, as defined in the Award Document, and (b) for an Employee, except as otherwise provided in the Award Document, that the Company or a Subsidiary or an Affiliate for which an Employee works has determined that (1) the Employee has been insubordinate or refused or failed to carry out the instructions or policies of the Company or the Subsidiary or Affiliate for which the Employee works, or the supervisors or managers to whom the Employee reports; (2) the Employee has engaged in misconduct or negligence in performing the Employee’s duties and responsibilities; (3) the Employee has engaged in conduct which is dishonest, fraudulent or materially injurious to the Company, or the Subsidiary or Affiliate for which the Employee works; (4) the Employee has been indicted for a felony or any crime involving dishonesty,

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fraud or moral turpitude; and/or (5) the Employee has materially breached the Employee’s employment agreement, if any, or engaged in activity prohibited by any other agreement between the Employee and the Company or the Subsidiary or Affiliate for which the Employee works.

2.10	“Change in Control” of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

	(a)	The consummation of a reorganization, merger, share exchange or consolidation, in each case, where persons who were shareowners of UPS immediately prior to such reorganization, merger, share exchange or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power of the reorganized, merged, surviving or consolidated company’s then outstanding securities entitled to vote generally in the election of directors in substantially the same proportions as immediately prior to the transaction; or a liquidation or dissolution of UPS or the sale of substantially all of UPS’s assets; or

	(b)	Individuals who, as of any date (the “Beginning Date”), constitute the Board of Directors (the “Incumbent Board”) and who, as of the end of the two-year period beginning on such Beginning Date, cease for any reason to constitute at least a majority of the Board of Directors, provided that any person becoming a director subsequent to the Beginning Date whose election, or nomination for election by UPS’s shareowners, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of UPS, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be considered as though such person were a member of the Incumbent Board.

2.11	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.12	“Committee” means the Compensation Committee of the Board.

2.13	“Company” means UPS.

2.14	“Director” means any individual who is a member of the Board of Directors.

2.15	“Effective Date” means May 7, 2015.

2.16	“Employee” means any employee of the Company, a Subsidiary or an Affiliate. Under no circumstances shall an individual who performs services for the Company, a Subsidiary or an Affiliate, but who is not classified on the payroll of such entity as an employee (for example, an individual performing services for the Company, a Subsidiary or an Affiliate pursuant to a leasing agreement), be treated as an Employee even if such individual qualifies as an “employee” of the Company, a Subsidiary or an Affiliate by virtue of common law principles or the leased employee rules under Code § 414(n). Further, if an individual performing services for the Company, a Subsidiary or an Affiliate is retroactively reclassified as an employee of the Company, Subsidiary or an Affiliate for any reason (whether pursuant to court order, settlement negotiation, arbitration, mediation, government agency (e.g., Internal Revenue Service) reclassification, or otherwise), such reclassified individual shall not be treated as an Employee for purposes of the Plan for any period prior to the actual date (and not the effective date) of such reclassification. Directors who are classified as employees on the payroll of the Company, a Subsidiary or an Affiliate shall be considered Employees under the Plan.

2.17	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.18	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.19	“Executive Participant” means an “executive officer” as defined in Rule 3b-7 under the Exchange Act.

2.20	“Fair Market Value of a Share” means, as of any date, the value of a Share determined as follows:

(a)	The value of a Share shall be equal to the value of a share of the Class B common stock of the Company, as determined in accordance with the following provisions:

	(1)	If shares of Class B common stock are listed on any established U.S. stock exchange or a national market system, the closing price for a share of Class B common stock as reported in The Wall Street Journal or such other source as the Committee deems reliable.

	(2)	If shares of Class B common stock are not listed on any established U.S. stock exchange or a national market system, the value of a Share shall be determined by the Committee in its sole and absolute discretion.

(b)	If, for any reason, the value of a Share (as described in (a) ) cannot be ascertained or is unavailable for the date in question, the value of a Share may, in the sole and absolute discretion of the Committee, be determined as of the nearest preceding date on which such value can be ascertained under the appropriate method indicated above.

2.21	“409A Guidance” means the regulations and other guidance issued under Code § 409A.

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2.22	“Freestanding SAR” means a SAR that is granted independently of any Options, as described in Article 7 herein.

2.23	“Good Reason” means (a) for a Director or Key Person, as defined in the Award Document, and (b) for an Employee, except as otherwise provided in the Award Document, the occurrence, without an Employee’s written consent, of either of the following: (1) material diminution in the Employee’s authority, duties or responsibilities from those in effect immediately prior to the Change in Control; or (2) a material reduction in the Employee’s annual base salary from that in effect immediately prior to the Change in Control. Notwithstanding the foregoing, a termination of employment shall not be considered for Good Reason unless the Employee provides the Company, or the Subsidiary or Affiliate for which the Employee works, written notice within thirty (30) calendar days of the occurrence of the act or omission giving rise to the Employee’s intention to terminate for Good Reason, detailing the particular act or acts or omission or omissions that constitute the grounds on which the proposed termination for Good Reason is based, and the Company, or the Subsidiary or Affiliate for which the Employee works, fails to correct the breach (if correctable) within thirty (30) calendar days of the date of receipt of such written notice.

2.24	“Incentive Stock Option” or “ISO” means an option to purchase Shares granted under Article 6 herein and which is designated as an Incentive Stock Option and which is intended to meet the requirements of Code § 422.

2.25	“Insider” means an individual who is, on the relevant date, an officer, Director or ten percent (10%) beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act.

2.26	“Key Person” means a consultant, agent or other person other than an Employee or a Director who has rendered or will render valuable services to the Company or a Subsidiary or an Affiliate.

2.27	“Nonqualified Stock Option” or “NQSO” means an option to purchase Shares granted under Article 6 herein and which is not intended to be treated as an ISO under Code § 422.

2.28	“Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6 herein.

2.29	“Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.30	“Outside Director” means a member of the Board who is not an employee of the Company or any Subsidiary or Affiliate thereof and who qualifies as (a) a “non-employee director” under Rule 16b-3(b)(3) of the Exchange Act, as amended from time to time, and (b) an “outside director” under Code §162(m) and the regulations promulgated thereunder.

2.31	“Participant” means an Employee, Director or Key Person who has been selected to receive an Award or who has outstanding an Award granted under the Plan.

2.32	“Performance-Based Exception” means the performance-based exception from the deduction limitations of Code §162(m) and Treas. Reg. §1.162-27(e).

2.33	“Performance Period” means (a) the period during which the Restricted Performance Shares and RPUs granted pursuant to Article 9 are subject to a substantial risk of forfeiture as a result of the failure to satisfy the applicable performance or other conditions and (b) for purposes of Article 12, the period of service to which a performance goal or goals relates.

2.34	“Period of Restriction” means the period during which Restricted Stock and RSUs are subject to a substantial risk of forfeiture, as provided in Article 8.

2.35	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.36	“Prior Plan” means the United Parcel Service, Inc. 2012 Omnibus Incentive Compensation Plan, the United Parcel Service, Inc. 2009 Omnibus Incentive Compensation Plan or the United Parcel Service, Inc. Incentive Compensation Plan, as amended.

2.37	“Restricted Performance Share” means an Award granted to a Participant, as described in Article 9 herein.

2.38	“Restricted Performance Unit” or “RPU” means an Award of a unit tied to the value of a Share granted to a Participant, as described in Article 9 herein.

2.39	“Restricted Stock” means an Award granted to a Participant pursuant to Article 8 herein.

2.40	“Restricted Stock Unit” or “RSU” means an Award of a unit the value of which at the time of payment is tied to the value of a Share and which is granted to a Participant in accordance with Article 8 herein.

2.41	“Retirement” means (1) except as otherwise determined by the Committee in its sole discretion, with respect to Participants who participate in the Company’s tax-qualified defined benefit retirement plan, the attainment of “early retirement age” (as defined in the Company’s tax-qualified defined benefit retirement plan) accompanied by a cessation of employment with the Company and all Subsidiaries, and (2) with respect to all other Participants, “retirement” as determined by the Committee in its sole discretion.

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2.42	“Share Reserve” shall have the meaning ascribed to such term in Section 4.1.

2.43	“Shares” means shares of the Class A common stock of the Company.

2.44	“Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with a related Option, designated as a SAR, pursuant to the terms of Article 7 herein.

2.45	“Subsidiary” means any corporation, partnership, joint venture, or other entity in which the Company either directly or indirectly controls at least fifty percent (50%) of the voting interest or owns at least fifty percent (50%) of the value or capital or profits interest.

2.46	“Tandem SAR” means a SAR that is granted in connection with a related Option pursuant to Article 7 herein, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be canceled).

2.47	“UPS” means United Parcel Service, Inc., a Delaware corporation.

Article 3.       Administration

3.1	General. The Plan shall be administered by the Committee; provided, however, (a) the Board may at any time take on the powers, authority and duties of the Committee hereunder, and (b) the Board shall have the powers, authority and duties of the Committee with respect to the granting and interpretation of Awards to Directors who are not Employees. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors. With respect to Committee appointments and composition, while the Board has complete discretion with respect to such matters, it should be noted that only a Committee (or a sub-committee thereof) comprised solely of two or more Outside Directors may grant Awards intended to meet the Performance-Based Exception.

3.2	Authority of the Committee. Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions herein, the Committee shall have full power to select Employees, Directors and Key Persons who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement, instrument or other document entered into under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and (subject to the provisions of Article 14 and Article 15 herein) amend the Plan or the terms and conditions of any outstanding Award. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan.

3.3	Delegation. The Board or the Committee may delegate its power, authority and duties as identified herein, except (a) the power and authority to grant Awards to persons required to file reports with respect to the Company pursuant to Section 16(b) of the Exchange Act or Awards intended to satisfy the Performance-Based Exception and (b) as otherwise prohibited by law.

3.4	Decisions Binding. All determinations and decisions made by the Board, the Committee or the Committee’s delegate pursuant to the provisions of the Plan and all related orders and resolutions of the Board, the Committee or the Committee’s delegate shall be final, conclusive and binding on all persons, including the Company, its shareowners, Directors, Employees, Key Persons, and their estates and beneficiaries.

Article 4.       Shares Subject to the Plan and Maximum Awards

4.1	Number of Shares Available for Grants. Subject to adjustment as provided in Section 4.5 herein, the maximum aggregate number of Shares that may be issued pursuant to Awards shall not exceed 27 million (27,000,000) Shares, which includes Shares that were authorized but unissued under the Prior Plans as of the Effective Date (the “Share Reserve”).

In the event the Company engages in a merger, consolidation, combination, exchange of shares, acquisition or other business transaction with another organization (the “Acquired Organization”) and the terms of such business transaction require the Company or an Affiliate to assume a plan of the Acquired Organization (the “Acquired Plan”), any shares of stock of the Acquired Organization available under the Acquired Plan (as adjusted and converted into Shares in accordance with the terms of the business transaction) shall be available for Awards under the Plan, subject to applicable shareowner approval and stock exchange requirements, unless the terms of the business transaction require such Acquired Plan to be maintained as a separate plan following the completion of the business transaction.

4.2	Maximum Awards for Performance-Based Exception. The following maximum limits, as adjusted as provided in Section 4.6 herein, shall apply to Awards made to Participants who are Employees to the extent such Awards are designed to comply with the Performance-Based Exception:

(a) Options. The maximum aggregate number of Shares that are subject to Awards granted in the form of Options in any one calendar year to any one such Participant shall be six hundred thousand (600,000).

(b) SARs. The maximum aggregate number of Shares that are subject to Awards granted in the form of Stock Appreciation Rights in any one calendar year to any one such Participant shall be six hundred thousand (600,000).

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(c)	Restricted Stock or RSUs. The maximum aggregate number of Shares that may be granted in the form of Restricted Stock in any one calendar year to any one such Participant shall be six hundred thousand (600,000). The maximum aggregate number of Shares that are subject to Awards granted in the form of RSUs in any one calendar year to any one such Participant shall be six hundred thousand (600,000).

(d)	Restricted Performance Shares or RPUs. The maximum aggregate number of Shares granted in the form of Restricted Performance Shares in any one calendar year to any one such Participant shall be six hundred thousand (600,000). The maximum aggregate number of Shares that are subject to Awards granted in the form of RPUs in any one calendar year to any one such Participant shall be six hundred thousand (600,000).

(e)	Cash Awards. The maximum aggregate payout with respect to Awards payable in cash (and not limited to the value of a specific number of Shares) granted in any one calendar year to any one such Participant shall be equal to the value of six hundred thousand (600,000) Shares determined as of the date as of which the Award is paid.

(f)	Shares. The maximum aggregate number of Shares that may be granted or subject to an Award (other than an Award of Options, SARs, Restricted Stock, RSUs, Restricted Performance Shares or RPUs) granted in any one calendar year to any one such Participant shall be equal to six hundred thousand (600,000).

(g)	Dividends or Dividend Equivalents. For dividends or dividend equivalents paid with respect to Awards (other than Options or Stock Appreciation Rights), the amount paid to any such Participant in any calendar year shall not exceed the value of six hundred thousand (600,000) Shares determined as of the date payment of such dividends or dividend equivalents is made.

For Awards that cover a period of more than one calendar year, the maximum Award limit shall be a multiple of the applicable calendar year maximum Award limit described in this § 4.2, which multiple shall be equal to the number of full and partial calendar years covered by the Award. To the extent provided in the Award, an Award denominated in Shares may be settled in cash or an Award denominated in cash may be settled in Shares, subject to the limitations of this § 4.2.

4.3	Maximum Awards for Non-Employee Directors. The maximum aggregate number of Shares that may be subject to Awards granted in any one calendar year to any one Director (other than any Director who is also an Employee) shall not exceed that number of Shares having a Fair Market Value on the date of grant equal to $500,000.

4.4	Maximum Number of Shares Available for ISOs. Subject to adjustment as provided in Section 4.6, the maximum aggregate number of Shares that can be issued under the Plan upon the exercise of ISOs is 27 million (27,000,000) Shares.

4.5	Share Counting. Each Share issued pursuant to an Award (or an award under a Prior Plan) shall reduce the Share Reserve by one (1) Share. To the extent that a distribution pursuant to an Award (or an award under a Prior Plan) is settled in cash, the Share Reserve shall not be reduced by the number of Shares (if any) subject to the exercised or distributed portion of the Award.

The Share Reserve shall not be reduced for Awards that may be settled solely in cash or for any Shares issued in connection with Awards issued in substitution for or the assumption of awards outstanding under an Acquired Plan pursuant to Section 19.9.

4.6	Adjustments in Authorized Shares. If the Company effects a subdivision or consolidation of shares of stock or other capital adjustment, the number and class of Shares which may be delivered under Section 4.1, the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, and the Award limits set forth in Sections 4.2 and 4.3, shall be adjusted in the same manner and to the same extent as all other Shares. If there are material changes in the capital structure of the Company resulting from the payment of a special dividend (other than regular quarterly dividends) or other distributions to shareowners without receiving consideration therefore; the spin-off of a subsidiary; the sale of a substantial portion of the Company’s assets; in the event of a merger or consolidation in which the Company is not the surviving entity; or other extraordinary non-recurring events affecting the Company’s capital structure and the value of Shares, the Committee shall make equitable adjustments in the number and class of Shares which may be delivered under Section 4.1, the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, and the Award limits set forth in Sections 4.2 and 4.3, to prevent the dilution or enlargement of the rights of Award recipients. Following any such adjustment, the number of Shares subject to any Award shall always be a whole number. Notwithstanding the foregoing provisions of this Section 4.5, no adjustment shall be made to an Option or SAR to the extent that it causes such Option or SAR to provide for a deferral of compensation subject to Code § 409A and the 409A Guidance.

4.7	Increase to Share Reserve. If any Shares subject to an Award are forfeited before vesting or any Award otherwise expires, terminates or is cancelled without the issuance of such Shares in full to a Participant, such Shares, to the extent of any such forfeiture, expiration, termination or cancellation, shall again be available for grant under the Plan and be added to the Share Reserve. If, after the Effective Date, any Shares subject to an award under a Prior Plan are forfeited or such award otherwise expires, terminates or is cancelled without the issuance of Shares in full, then to the extent of such forfeiture, expiration, termination or cancellation, any Shares not issued under such Prior Plan award shall be available for grant under the Plan and be added to the Share Reserve.

Shares tendered or withheld under an Award or an award under a Prior Plan or an Acquired Plan shall be deemed to have been delivered but shall be added to the Share Reserve in the following circumstances:

(a) Shares withheld to pay taxes other than Shares withheld to pay taxes under an Option or SAR or under an award made under a Prior Plan or an Acquired Plan that is a stock option or a stock appreciation right.

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(b)	Shares tendered or withheld to pay the exercise price of an Award or an award under a Prior Plan or an Acquired Plan other than Shares tendered or withheld to pay the exercise price of an Option or SAR or an award under a Prior Plan or an Acquired Plan that is a stock option or a stock appreciation right.

For the avoidance of doubt, any shares of Common Stock covered by a Stock Option or stock-settled SAR granted under this Plan shall be counted in full against the Share Reserve regardless of the number of Shares actually issued upon the exercise of such Stock Option or stock-settled SAR.

Article 5.       Eligibility and Participation

5.1	Eligibility. Persons eligible to participate in this Plan include all Employees, Directors and Key Persons.

5.2	Actual Participation. Subject to the provisions of the Plan,

	(a)	the Committee may from time to time select from all eligible Employees, Directors and Key Persons, those to whom Awards shall be granted and shall determine the nature and amount of each Award, and

	(b)	Awards may be granted to Participants at any time and from time to time as shall be determined by the Committee, including in connection with any other compensation program established by the Company.

Article 6.       Options

6.1	Grant of Options. Options may be granted to Participants in such number, upon such terms, and at such times as determined by the Committee; provided, however, that ISOs may be granted only to Participants who are Employees of the Company or a Subsidiary that is a “subsidiary” of the Company within the meaning of Code § 424(f).

6.2	Award Document. The Award Document for each Option shall specify whether the Option is intended to be an ISO or a NQSO.

6.3	Option Price. The Option Price for each Option shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date as of which the Option is granted. In addition, the Option Price of any ISO which is granted to an individual who owns more than ten percent (10%) of the voting power of all classes of stock of the Company or any “parent” or “subsidiary” corporation of the Company (within the meaning of Code § 424(e) and (f)) (a “10% Owner”) may not be less than one hundred ten percent (110%) of the Fair Market Value of a Share on the date the Option is granted.

6.4	Duration of Options. Each Option shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the expiration of the ten-year period beginning on the date of its grant (and no ISO granted to a 10% Owner shall be exercisable later than the expiration of the five-year period beginning on the date of its grant).

6.5	Exercise of Options. Options shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant.

6.6	Payment. Options shall be exercised by the delivery of notice of exercise to the Company (in accordance with the procedures established by the Committee), setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

Unless otherwise provided under the terms of an Award Document, the Option Price shall be payable to the Company in full either: (a) in cash or its equivalent, (b) by tendering previously acquired Shares having an aggregate value at the time of exercise equal to the total Option Price, (c) through a reduction in the number of Shares received through the exercise of the Option, or (d) by a combination of (a), (b) and (c). Subject to any governing rules or regulations, as soon as practicable after receipt of notification of exercise and full payment, the Company shall transfer Shares in an appropriate amount based upon the number of Shares purchased under the Option(s).

Article 7.       Stock Appreciation Rights (SARs)

7.1	Grant of SARs. SARs may be granted to Participants in such number, upon such terms and at such times as determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SAR.

The grant price of a Freestanding SAR shall be at least equal to the Fair Market Value of a Share on the date of grant of the SAR. The grant price of a Tandem SAR shall equal the Option Price of the related Option.

7.2	Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable. Upon exercise of a Tandem SAR as to all or some of the Shares subject to such Award, the related Option shall be automatically canceled to the extent of the number of Shares subject to the exercise. Conversely, if the related Option is exercised as to some or all of the Shares subject to such Award, the Tandem SAR shall automatically be canceled to the extent of the number of Shares subject to the exercise of the related Option.

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Notwithstanding any other provision of this Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (a) the Tandem SAR will expire no later than the expiration of the underlying ISO; (b) the value of the payout with respect to the Tandem SAR shall not exceed one hundred percent (100%) of the difference between the Option Price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (c) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Option Price of the ISO.

7.3	Exercise of Freestanding SARs. Subject to Section 7.1, Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them.

7.4	Duration of SARs. The term of a SAR shall be determined by the Committee, in its sole discretion; provided, however, that such term shall not exceed ten (10) years.

7.5	Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying

(a) the difference between the Fair Market Value of a Share on the date of exercise over the grant price, by

(b) the number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof. The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Document pertaining to the grant of the SAR.

Article 8.       Restricted Stock and Restricted Stock Units (RSUs)

8.1	Grant of Restricted Stock or RSUs. Restricted Stock or RSUs may be granted to Participants in such amounts, upon such terms and at such times as determined by the Committee.

8.2	Value of RSU. Each RSU shall have a value at the time of payment equal to the Fair Market Value of one Share as of such date.

8.3	Other Restrictions. The Committee shall impose such other conditions and/or restrictions on Restricted Stock or RSUs as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, restrictions based upon the achievement of specific performance goals and time-based restrictions on vesting following the attainment of the performance goals. Restricted Stock or RSUs shall be forfeited to the extent that a Participant fails to satisfy the applicable conditions or restrictions during the Period of Restriction.

The Company may retain possession of Shares of Restricted Stock until such time as all conditions and/or restrictions applicable to such Shares have been satisfied.

8.4	Voting Rights. Participants holding Restricted Stock shall have the right to exercise full voting rights with respect to Restricted Stock during the Period of Restriction, unless otherwise provided in the Award Document.

8.5	Dividends. Unless otherwise provided in a Participant’s Award Document, during the Period of Restriction, (a) Participants holding Restricted Stock granted hereunder shall be credited with and shall be paid regular cash dividends paid with respect to the underlying Shares while they are so held, but stock dividends or other non-cash distributions shall be subject to the same restrictions as the Restricted Stock, and (b) Participants awarded RSUs shall not be entitled to any dividends or dividend equivalents declared with respect to Shares. The Committee may apply any additional restrictions to dividends and dividend equivalents that the Committee deems appropriate. Without limiting the generality of the preceding sentence, if the grant or vesting of Restricted Stock or RSUs is subject to performance conditions, including conditions intended to comply with the requirements of the Performance-Based Exception, such dividends or dividend equivalents declared with respect to such Restricted Stock or RSUs shall be subject to the same performance conditions as the underlying Restricted Stock or RSUs.

8.6	Lapse of Restrictions, Payment of RSUs. Except as otherwise provided in the Award Document, Shares subject to a Restricted Stock Award shall become freely transferable by the Participant as soon as practicable after the end of the applicable Period of Restriction. Except as otherwise provided in the Award Document, RSUs shall be paid in a single lump sum following the end of the applicable Period of Restriction in the form of cash or in Shares (or in a combination thereof) as determined by the Committee and set forth in the Award Document.

Article 9.       Restricted Performance Shares and Restricted Performance Units (RPUs)

9.1	Grant of Restricted Performance Shares or RPUs. Restricted Performance Shares and RPUs may be granted to Participants in such amounts, upon such terms and at such time as determined by the Committee.

9.2	Value of Restricted Performance Shares and RPUs. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Restricted Performance Shares or RPUs that will be paid out to the Participant; provided, however, that the value of a Restricted Performance Share or an RPU at the time of payment shall not exceed the value of a Share on the date as of which the Restricted Performance Share or RPU is paid. Restricted Performance Shares or RPUs may be granted following the satisfaction of certain performance goals and may be subject to such other restrictions, for example, service restrictions, as the Committee shall determine.

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9.3	Earning of Restricted Performance Shares and RPUs. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Restricted Performance Shares or RPUs shall be entitled to receive a payment based on the number and value of Restricted Performance Shares or RPUs earned by the Participant over the Performance Period to be determined as a function of the extent to which the corresponding performance goals or other conditions applicable to such Award have been achieved. Restricted Performance Shares or RPUs shall be forfeited to the extent that a Participant fails to satisfy the applicable performance goals or other conditions during the Performance Period.

9.4	Form and Timing of Payment. Except as otherwise provided in the Award Document, payment of earned Restricted Performance Shares or RPUs shall be made in a single lump sum following the close of the applicable Performance Period in the form of cash or in Shares (or in a combination thereof) as determined by the Committee and set forth in the Award Document which have an aggregate Fair Market Value equal to the value of the earned Restricted Performance Shares or RPUs at the close of the applicable Performance Period. Such Shares may be granted subject to any restrictions deemed appropriate by the Committee.

9.5	Dividends. At the discretion of the Committee and as provided in the Award Document, Participants may be entitled to receive dividends or dividend equivalents declared with respect to Shares payable with respect to Restricted Performance Shares or RPUs not yet distributed to Participants. Without limiting the generality of the preceding sentence, if the grant or vesting of Restricted Performance Shares or RPUs is subject to performance conditions, including conditions intended to comply with the requirements of the Performance-Based Exception, such dividends or dividend equivalents declared with respect to such Restricted Performance Shares or RPUs, shall be subject to the same performance conditions as the underlying Restricted Performance Shares or RPUs.

9.6	Voting Rights. Participants may, at the discretion of the Committee and as provided in the Award Document, be entitled to exercise their voting rights with respect to Restricted Performance Shares.

Article 10.       Share and Cash Awards

Shares (other than Restricted Stock described in Article 8 and Restricted Performance Shares described in Article 9) may be granted and cash may be paid to or for the benefit of Participants in such amounts, upon such terms and at such times as determined by the Committee.

Article 11.       Provisions Applicable to All Awards

11.1	Award Document. Each Award shall be evidenced by an Award Document that shall specify the terms of the Award, including without limitation, the type of the Award, the Option Price or grant price, if any, the number of Shares subject to the Award, the duration of the Award and such other provisions as the Committee shall determine.

11.2	Minimum Vesting for Equity Awards. Except for the death or disability of the Participant, or in connection with a corporate adjustment pursuant to Section 4.6 or a Change in Control, Stock Options and SARs shall have a vesting period of not less than one (1) year from the date of grant. Notwithstanding the foregoing, the restrictions in the preceding sentence shall not be applicable to Equity Awards not in excess of five percent (5%) of the number of Shares available for Awards under Section 4.1. For purposes of this Section 11.2, an “Equity Award” means any equity-based Award under the Plan (i.e., Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Restricted Performance Shares, Restricted Performance Units or Shares).

11.3	Termination of Employment/Directorship/Other Relationship. Each Award Document shall set forth the extent to which the Participant shall have any rights with respect to such Award following termination of the Participant’s employment or directorship or other relationship with the Company and its Subsidiaries and Affiliates. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Document, need not be uniform among all Awards, and may reflect distinctions based on the reasons for termination.

11.4	Nontransferability of Awards. Except as otherwise provided in the applicable Award Document no Award may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and all Options and SARs shall be exercisable, during the Participant’s lifetime, only by the Participant; provided, however, that in the event the Participant is incapacitated and unable to exercise his or her Option or SAR, such Option or SAR may be exercised by such Participant’s legal guardian or legal representative. The determination of incapacity of a Participant and the determination of the appropriate representative of the Participant who shall be able to exercise the Option or SAR if the Participant is incapacitated shall be determined in accordance with the Company’s short-term or long-term disability policies as in effect from time to time.

11.5	Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to an Award as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

A-8	Notice of Annual Meeting of Shareowners and 2015 Proxy Statement

Article 12.       Performance-Based Exception Awards

12.1	Purpose. If the Committee deems it appropriate to make an Award that is intended to qualify for the Performance-Based Exception, then any such Award shall satisfy the requirements of this Article 12 and requirements of Code §162(m) and Treas. Reg. §1.162-27(e). Such Awards, in the Committee’s discretion, may be made in connection with any other compensation program established by the Company. Notwithstanding the preceding sentence, the grant of an Option or SAR is not subject to this Article 12.

12.2	Objective Performance Goals. The compensation attributable to an Award subject to this Article 12 must be paid solely on account of the attainment of one or more preestablished, objective performance goals in accordance with Code §162(m) and the regulations thereunder. A performance goal will be considered preestablished if it is established in writing by the Committee not later than ninety (90) days after the commencement of the Performance Period; provided that the outcome is substantially uncertain at the time the Committee actually establishes the goal or goals. In no event, however, will a performance goal be considered to be preestablished if it is established after twenty-five percent (25%) of the performance period has elapsed. A performance goal is objective if a third party having knowledge of the relevant facts could determine whether the goal is met.

Performance goals must be based on one or more of the performance measures set forth in Section 12.3 that apply to the Participant, a business unit, a Subsidiary or the Company as a whole.

12.3	Performance Measures. One or more of the following performance measure(s) must be used to establish performance goals for Awards which are intended to qualify for the Performance-Based Exception:

	(a)	Earnings per share;

	(b)	Net income (before or after taxes);

	(c)	Return measures, including, but not limited to:

(1) Return on assets;

(2) Return on equity;

(3) Return on operating capital;

(4) Return on invested capital; and

(5) Return on sales;

	(d)	Cash flow return on investments which equals net cash flows divided by owners equity;

	(e)	Earnings before or after taxes, interest and depreciation;

	(f)	Gross revenues;

	(g)	Share price;

	(h)	Shareowner return;

	(i)	Pretax profit;

	(j)	Economic Value Added;

	(k)	Volume growth;

	(l)	Package flow technology;

	(m)	Successfully integrating acquisitions;

	(n)	Reducing non-operations expenses;

	(o)	Other operating efficiency measures or ratios;

	(p)	Operating income;

	(q)	Return on capital;

	(r)	Return on capital employed; and/or

	(s)	Pre-tax income margin.

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Any one or more of the performance measures may be used on an absolute or relative basis to measure the performance of the Participant, the Company, one or more Affiliates or any divisional or operational unit(s) of the Company or one or more Affiliates or any combination thereof, as the Committee may deem appropriate, or any of the performance measures may be compared to the performance of a selected group of comparison companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices.

In determining attainment of performance goals, the Committee will exclude the effect of unusual or infrequently occurring items, charges for restructurings (employee severance liabilities, asset impairment costs, and exit costs), discontinued operations, extraordinary items and the cumulative effect of changes in accounting treatment, and may determine no later than ninety (90) days after the commencement of any applicable performance period (or such earlier time as specified in Section 12.2) to exclude the effect of other items, each determined in accordance with GAAP (to the extent applicable) and as identified in the financial statements, notes to the financial statement or discussion and analysis of management.

12.4	Committee Certification. The Committee must certify in writing prior to payment of, or such other event that results in the inclusion of income (for example, the vesting of Restricted Stock) from, an Award intended to qualify for the Performance-Based Exception that the performance goals and any other material terms of the Award were in fact satisfied. Awards which are intended to qualify for the Performance-Based Exception may not be adjusted upward, but the Committee shall retain the discretion to adjust such Awards downward. Approved written minutes of the Committee meeting in which the certification is made shall be treated as a written certification.

12.5	Compliance with Code §162(m). The Committee shall have full and absolute discretion to determine whether an Award granted under this Plan is intended to comply with the requirements of Code §162(m) and the regulations thereunder. In addition, in the event that changes are made to Code §162(m) to permit greater flexibility with respect to any Awards, the Committee may make any adjustments to the process described in this Article 12 it deems appropriate.

Article 13.       Rights of Employees/Directors/Key Persons

13.1	Employment and Performance of Services. Nothing in the Plan shall interfere with or limit in any way the right of the Company, a Subsidiary or an Affiliate to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company, a Subsidiary or an Affiliate. Nothing in this Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s services at any time, nor confer upon any Participant any right to continue performing services for the Company, a Subsidiary or an Affiliate.

13.2	Participation. No Employee, Director or Key Person shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

Article 14.       Change in Control

14.1	Continuation, Assumption or Substitution of Awards. In the event of a Change in Control, any or all outstanding Awards may be continued or assumed by the continuing or successor (as the case may be) organization (the “Successor”), or the Successor may substitute equivalent awards. If an Award is continued, assumed or substituted by the Successor and within two (2) years following a Change in Control the Participant (a) is terminated by the Successor (or an affiliate thereof) without Cause or (b) resigns for Good Reason, the following rules shall apply to the continued, assumed or substituted Awards, unless otherwise specifically provided in the applicable Award Document:

	(a)	Vesting of Options and SARs. Any and all such Options and SARs shall become immediately exercisable as of the termination or resignation.

	(b)	Lapse of Restrictions that are not Performance-Based. Any restrictions imposed on Restricted Stock, RSUs, Restricted Performance Shares or RPUs that are not performance-based shall lapse. RSUs or RPUs (to the extent restrictions were not performance-based) shall be paid in cash or stock as provided in the Award Document (as adjusted, if applicable, pursuant to Section 4.5). If such RSUs or RPUs are exempt from the requirements of Code § 409A, the RSUs or RPUs shall be paid within thirty (30) days following the termination or resignation. If such RSUs or RPUs are subject to the requirements of Code § 409A, then the RSUs or RPUs shall be paid within the thirty (30) day period following the six (6) month anniversary of the Participant’s separation from service (within the meaning of the 409A Guidance) (a “Separation from Service”). If a Participant’s termination or resignation is not a Separation from Service, RSUs or RPUs subject to the requirements of Code § 409A shall be paid as of the earlier of the time specified in the Award Document or one day after the six (6) month anniversary of the date the Participant has a Separation from Service following such Change in Control.

	(c)	Vesting, Payment and Achievement of Performance-Based Awards. Performance-based Awards (other than Options or SARs) (other than Options or SARs) shall vest with respect to each performance measurement tranche completed during the Performance Period or Period of Restriction prior to the termination or resignation (or, if the Performance Period or Period of Restriction is not divided into separate performance measurement tranches, proportionately based on the portion of the Performance Period or Period of Restriction completed prior to such resignation or termination), with payment to be made, based on actual performance, in cash or Shares (as adjusted, if applicable, pursuant to Section 4.5) at such time following the Performance Period or Period of Restriction as otherwise specified in the Award Document.

	(d)	Transfer. A transfer among the Successor and its affiliates shall not be deemed a termination or resignation of employment.

A-10	Notice of Annual Meeting of Shareowners and 2015 Proxy Statement

14.2	No Continuation, Assumption or Substitution of Awards. In the event of a Change in Control, any outstanding Awards that are not continued, assumed, or substituted with equivalent awards by the Successor, or in the case of a dissolution or liquidation of the Company, all Awards, shall be subject to the following rules:

	(a)	Options and SARs. All such Options and SARs shall be fully vested and exercisable and the Committee shall either (1) give a Participant a reasonable opportunity to exercise the Option and SAR before the transaction resulting in the Change in Control or (2) pay the Participant the difference between the Option Price for the Option or grant price of the SAR and the consideration provided to other similarly situated shareowners in such Change in Control. In either case, such Option or SAR shall be cancelled. The Committee shall have the unilateral right to cancel without any consideration any Option or SAR if the Option Price or grant price for such Option or SAR, as applicable, is greater than the Fair Market Value of a Share as of the date of the Change in Control. The Committee shall not be obligated to treat all Options and SARs subject to this Section 14.2(a) in the same manner.

	(b)	Lapse of Restrictions that are not Performance-Based. Any restrictions imposed on Restricted Stock, RSUs, Restricted Performance Shares or RPUs that are not performance-based shall lapse. RSUs or RPUs that are not subject to performance-based restrictions shall be paid in cash or Shares as provided in the Award Document (as adjusted, if applicable, pursuant to Section 4.5). If such RSUs or RPUs are exempt from the requirements of Code § 409A, then the RSUs or RPUs shall be paid within thirty (30) days following the Change in Control. If such RSUs or RPUs are subject to the requirements of Code § 409A, then the time of payment will depend on whether the Change in Control is a distribution event under Treasury Regulation §1.409A-3(a)(5) (a “409A Change in Control”). If the Change in Control is a 409A Change in Control, then the RSUs or RPUs subject to the requirements of Code § 409A shall be paid within the thirty (30) day period following the six (6) month anniversary of the Change in Control. If the Change in Control is not a 409A Change in Control, RSUs or RPUs subject to the requirements of Code § 409A shall be paid as of the earlier of the time specified in the Award Document or one day after the six (6) month anniversary of the date the Participant has a Separation from Service following such Change in Control.

	(c)	Vesting, Payment and Achievement of Performance-Based Awards. Awards subject to performance-based restrictions (other than Options and SARs) shall vest with respect to each performance measurement tranche completed during the Performance Period or Period of Restriction prior to the Change in Control or dissolution or liquidation (or, if the Performance Period or Period of Restriction is not divided into separate performance measurement tranches, proportionately based on the portion of the Performance Period or Period of Restriction completed prior to such Change in Control or dissolution or liquidation), with payment to be made, based on actual performance, in cash or Shares (as adjusted, if applicable, pursuant to Section 4.5) at such time following the Performance Period or Period of Restriction as otherwise specified in the Award Document.

14.3	Termination, Amendment and Modification of Change in Control Provisions. Notwithstanding any other provision of this Plan or any Award Document provision to the contrary, the provisions of this Article 14 may not be terminated, amended, or modified on or after the date of a Change in Control to affect adversely any Award theretofore granted under the Plan without the prior written consent of the Participant to whom the Award was made or the Participant’s proper assignee; provided, however, that the Committee shall retain the power to amend any provision of this Article 14 to comply with changes in the Code, the Exchange Act or other applicable law or stock exchange rule after the date of a Change in Control and further provided that the Committee may terminate, amend, or modify this Article 14 and Section 2.10 hereof at any time and from time to time prior to the date of a Change in Control, except that no action shall be permitted under this Section 14.3 that would impermissibly accelerate or postpone payment of an Award subject to Code § 409A and the 409A Guidance.

Article 15.       Amendment, Modification and Termination

15.1	Amendment, Modification and Termination. Subject to the terms of the Plan, the Committee may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that without the prior approval of the Company’s shareowners, no material amendment shall be made if shareowner approval is required by law, regulation or applicable listing requirement of any stock exchange upon which the Company’s Class B common stock is then listed; provided, further, however, that notwithstanding any other provision of the Plan or any Award Document, no such alteration, amendment, suspension or termination shall be made without the approval of the shareowners of the Company if the alteration, amendment, suspension or termination would:

	(a)	increase the number of Shares available for Awards under the Plan, except as provided in Article 4 hereof; or

	(b)	except as provided in Section 4.5 and Section 19.9, permit Options, SARs or other stock-based Awards encompassing rights to purchase Shares to be repriced, replaced, or regranted through cancellation in exchange for cash or another Award, or by lowering the Option Price of a previously granted Option or the grant price of a previously granted SAR, or the purchase price of any other stock-based Award.

15.2	Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. Subject to Article 14 and this Article 15, the Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.5 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

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15.3	Awards Previously Granted. Except for the Committee’s right pursuant to Section 14.3 hereof to terminate, amend, or modify Article 14 and Section 2.10 hereof at any time and from time to time prior to the date of a Change in Control, no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the prior written consent of the Participant to whom the Award was made or the Participant’s proper assignee. The Committee may amend any Award previously granted without the prior written consent of the Participant if such amendment does not adversely affect the Award in any material way and may amend any Award previously granted with the written consent of the Participant.

15.4	Section 409A and Performance-Based Exception Compliance. Notwithstanding any other provision of this Article 15, no adjustment described in Section 15.2 (unless the Committee determines otherwise at the time such adjustment is considered) and no termination, amendment, or modification of the Plan shall (a) cause an Award intended to satisfy the Performance-Based Exception to fail to satisfy such Performance-Based Exception, (b) impermissibly accelerate or postpone payment of an Award subject to Code § 409A and the 409A Guidance, (c) cause an Option or SAR to provide for a deferral of compensation subject to Code § 409A and the 409A Guidance, or (d) apply to any Award that otherwise is intended to satisfy the requirements of Code § 409A and the 409A Guidance to the extent such action would cause compensation deferred under the applicable Award (and applicable earnings) to be included in income under Code § 409A.

Article 16.       Withholding

16.1	Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company as a condition precedent for the fulfillment of any Award, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

16.2	Share Withholding. Whenever Shares are to be issued or cash paid to a Participant upon the grant, exercise or vesting of an Award, the Company shall have the right to require the Participant to remit to the Company, as a condition to the grant, exercise or vesting of the Award, an amount sufficient to satisfy federal, state and local withholding tax requirements at the time of such grant, exercise or vesting. Shares withheld by the Company for taxes for any Award under this plan shall be limited to the number sufficient to satisfy the Participant’s estimated federal, state, local and foreign tax obligations attributable to the underlying transaction.

Article 17.       Indemnification

Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company (to the extent permissible under applicable law) against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any bona fide claim, action, suit, or proceeding against such person or against the Company and in which he or she may be involved by reason of any action taken or failure to act by him or her under the Plan in his or her capacity as a member of the Committee or of the Board and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Article 18.       Successors

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company.

Article 19.       Miscellaneous

19.1	Number. Except where otherwise indicated by the context, the plural shall include the singular and the singular shall include the plural.

19.2	Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

19.3	Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

19.4	Securities Law Compliance. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions or Rule 16b-3(b)(3) of the Exchange Act or its successors. To the extent any provision of the plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

A-12	Notice of Annual Meeting of Shareowners and 2015 Proxy Statement

19.5	Governing Law. To the extent not preempted by federal law, the Plan, and all agreements, instruments or other documents hereunder, shall be construed in accordance with and governed by the internal laws of the state of Georgia.

19.6	Plan Document Controls. In the event of any conflict between the provisions of an Award Document and the Plan, the Plan shall control, and the conflicting provisions of the Award Document shall be null and void ab initio.

19.7	Unfunded Arrangement. The Plan shall not be funded, and except for reserving a sufficient number of authorized Shares to the extent required by law to meet the requirements of the Plan, the Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any grant under the Plan.

19.8	Custody of Awards Paid in Shares. Shares issued under the Plan shall be held by a custodian chosen by the Committee. Each recipient of Shares may elect to have the custodian continue to hold the Shares as custodian without cost or may elect to have the Shares delivered to him or her. The custodian shall register Shares held by it for a recipient in the custodian’s name and shall sell or otherwise dispose of the Shares only pursuant to the instructions of the recipient. Dividends and other distributions on Shares held by the custodian shall be promptly remitted by the custodian to recipients owning such Shares. Recipients owning Shares held by the custodian shall receive periodic statements of the number of Shares held for their account and of dividends paid on such Shares. Notice of any regular or special meeting of Company shareowners shall be forwarded to recipients owning Shares held in custody by the custodian, which shall furnish such recipients a proxy permitting the recipient to vote the number of Shares held for him or her by the custodian.

19.9	Awards Granted in Substitution. Notwithstanding any contrary provision, in the event the Company engages in a recapitalization, reorganization, merger, consolidation, combination, exchange of shares, spin-off, acquisition or other business transaction with an Acquired Organization, the Committee in its absolute discretion may (a) grant Awards under the Plan in substitution and cancellation of options, stock appreciation rights, restricted stock, restricted stock units, performance shares or performance units awarded to an individual by such Acquired Organization or (b) assume the options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, or other awards made to an individual by such Acquired Organization as if the Company had granted such awards under the Plan. Awards made under this Section 19.9 in substitution for awards canceled as a result of such business transaction may have an Option Price or grant price less than one hundred percent (100%) of the Fair Market Value of a Share on the date such award is granted and such other terms and conditions as consistent with such canceled awards; provided that no Option or SAR may be granted under this Section 19.9 if such Option or SAR provides for a deferral of compensation subject to Code § 409A and the 409A Guidance.

19.10	Repayment of Awards as a Result of Certain Improper Conduct. If an Award has been paid to an Executive Participant or to his or her spouse or beneficiary, and the Committee later determines that financial results used to determine the amount of that Award are materially restated and that the Executive Participant engaged in fraud or intentional misconduct, the Company will seek repayment or recovery of the Award, as appropriate, notwithstanding any contrary provision of the Plan. In addition, the Committee may provide that any Participant and/or any Award, including any Shares subject to or issued under an Award, is subject to any other recovery, recoupment, clawback and/or other forfeiture policy maintained by the Company from time to time.

19.11	Section 409A Compliance. It is intended that the Awards are either exempt from the requirements of Code § 409A and the 409A Guidance or will satisfy the requirements of Code § 409A and the 409A Guidance (in form and operation) so that compensation deferred under an applicable Award (and applicable earnings) shall not be included in income under Code § 409A, and the Plan will be construed to that effect. If an Award is subject to Code § 409A and the 409A Guidance, the Award Document will incorporate and satisfy the written documentation requirement of Code § 409A and the 409A Guidance either directly or by reference to other documents. Notwithstanding the foregoing, the Company shall have no obligation to indemnify any Participant for any taxes under Code § 409A.

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ANNUAL MEETING OF SHAREOWNERS

Thursday, May 7, 2015, at 8:00 a.m.

Hotel du Pont 11th and Market Streets Wilmington, Delaware 19801

UNITED PARCEL SERVICE, INC.
INVESTOR RELATIONS B1F7
55 GLENLAKE PARKWAY, N.E.
ATLANTA, GA 30328

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 6, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 6, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to United Parcel Service, Inc. c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE SHAREOWNER COMMUNICATIONS
If you would like to reduce the costs incurred by United Parcel Service, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareowner communications electronically in future years.

If you vote by Internet or phone, you do not need to return this card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M82612-P61666 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UNITED PARCEL SERVICE, INC.

The board of directors recommends you vote FOR all 12 director nominees and FOR Proposals 2 and 3.

Nominees:

	Nominee	For	Against	Abstain
1a)	David P. Abney	☐	☐	☐
1b)	Rodney C. Adkins	☐	☐	☐
1c)	Michael J. Burns	☐	☐	☐
1d)	D. Scott Davis	☐	☐	☐
1e)	William R. Johnson	☐	☐	☐
1f)	Candace Kendle	☐	☐	☐
1g)	Ann M. Livermore	☐	☐	☐
1h)	Rudy H.P. Markham	☐	☐	☐
1i)	Clark T. Randt, Jr.	☐	☐	☐
1j)	John T. Stankey	☐	☐	☐
1k)	Carol B. Tomé	☐	☐	☐
1l)	Kevin M. Warsh	☐	☐	☐

The board of directors recommends you vote AGAINST the shareowner proposal.

	Proposal	For	Against	Abstain
4.	Shareowner proposal on lobbying disclosure.	☐	☐	☐

The board of directors recommends you vote AGAINST the shareowner proposal.

The board of directors recommends you vote AGAINST the shareowner proposal.

	Proposal	For	Against	Abstain
6.	Shareowner proposal regarding tax gross-ups payments to senior executives.	☐	☐	☐

In their discretion upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

M82613-P61666

UNITED PARCEL SERVICE, INC.
This proxy is solicited by the Board of Directors
for the Annual Meeting of Shareowners to be held on May 7, 2015

I hereby appoint DAVID P. ABNEY and TERI P. McCLURE, or either of them, with power of substitution, as attorneys and proxies to vote all of the shares of stock outstanding in my name as of March 9, 2015, at the Annual Meeting of Shareowners of United Parcel Service, Inc. to be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801, on May 7, 2015, and at any or all adjournments or postponements thereof, and I hereby instruct and authorize the attorneys to vote as stated on the reverse side. If you sign and return this proxy but no direction is made, this proxy will be voted FOR all nominees for director in Proposal 1, FOR Proposal 2, FOR Proposal 3, AGAINST Proposal 4, AGAINST Proposal 5 and AGAINST Proposal 6.

If I participate in the UPS Stock Fund, I direct the Trustee to vote the stock in the manner stated on the reverse side. If you sign and return this proxy but no direction is made, the Trustee will vote the shares FOR all nominees for director in Proposal 1, FOR Proposal 2, FOR Proposal 3, AGAINST Proposal 4, AGAINST Proposal 5 and AGAINST Proposal 6. If this card is not returned several days prior to the meeting date or is returned unsigned, the Trustee will vote the shares in the same proportion as the shares for which voting instructions are received from other participants. The results of the voting will be held in strict confidence by the Trustee.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)